    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 1999


                                                      REGISTRATION NO. 333-86755
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 7

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               FREEMARKETS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

             DELAWARE                               7389                              04-3265483
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                            ------------------------
                          22ND FLOOR, ONE OLIVER PLAZA
                                210 SIXTH AVENUE
                              PITTSBURGH, PA 15222
                                 (412) 434-0500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 GLEN T. MEAKEM
                            CHIEF EXECUTIVE OFFICER
                          22ND FLOOR, ONE OLIVER PLAZA
                                210 SIXTH AVENUE
                              PITTSBURGH, PA 15222
                                 (412) 434-0500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------
                                   COPIES TO:

                 MARLEE S. MYERS, ESQ.
                 DAVID A. GERSON, ESQ.                                  KEITH F. HIGGINS, ESQ.
                  ERIC D. KLINE, ESQ.                                        ROPES & GRAY
              MORGAN, LEWIS & BOCKIUS LLP                               ONE INTERNATIONAL PLACE
        THIRTY-SECOND FLOOR, ONE OXFORD CENTRE                             BOSTON, MA 02110
               PITTSBURGH, PA 15219-1417                                    (617) 951-7000
                    (412) 560-3300                                        FAX: (617) 951-7050
                  FAX: (412) 560-3399

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                                PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF               AMOUNT TO           OFFERING PRICE          PROPOSED MAXIMUM          AMOUNT OF
      SECURITIES TO BE REGISTERED        BE REGISTERED(1)         PER SHARE(2)       AGGREGATE OFFERING PRICE  REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value..........      4,140,000               $42.00                $173,880,000           $45,905(3)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Includes 540,000 shares issuable pursuant to an over-allotment option granted to the underwriters.
(2) Estimated solely for the purpose of computing the amount of the registration fee; based on a bona fide estimate of the maximum offering price per share of the securities being registered in accordance with Rule 457(a) under the Securities Act.

(3) Of this amount, $25,000 has been previously paid.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION. DATED DECEMBER 7, 1999.


                                3,600,000 Shares

                             FreeMarkets, Inc. Logo

                                  Common Stock
                            ------------------------
     This is an initial public offering of shares of common stock of FreeMarkets, Inc. All of the shares of common stock are being sold by FreeMarkets.


     Before this offering, there has been no public market for our common stock. We estimate that the initial public offering price will be between $40.00 and $42.00 per share. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "FMKT".


     See "Risk Factors" beginning on 7 to read about factors you should consider before buying shares of our common stock.
                            ------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                               Per Share         Total
                                                               ---------         -----
Initial public offering price...............................  $               $
Underwriting discount.......................................  $               $
Proceeds, before expenses, to FreeMarkets...................  $               $

     If the underwriters sell more than 3,600,000 shares of common stock, the underwriters have the option to purchase up to an additional 540,000 shares from FreeMarkets at the initial public offering price less the underwriting discount.

     At our request, the underwriters have reserved for sale at the initial public offering price an aggregate of 885,000 shares in this offering as follows:

     - up to 360,000 shares for a subsidiary of United Technologies Corporation, which is one of our largest stockholders and our largest customer

     - up to 350,000 shares for Kleiner Perkins Caufield & Byers IX L.P., an entity affiliated with one of our directors

     - up to 175,000 shares for our employees and directors

     The underwriters expect to deliver the shares against payment in New York,
New York on               , 1999.
                            ------------------------

GOLDMAN, SACHS & CO.                                  MORGAN STANLEY DEAN WITTER
                            ------------------------
                          DONALDSON, LUFKIN & JENRETTE

                            WIT CAPITAL CORPORATION
                            ------------------------
                  Prospectus dated                     , 1999.

                               INSIDE FRONT COVER

     The front of the gatefold includes a picture of a die cast metal piston with the following text above it: "At 8:01 am, this piston cost $3.02. At 8:39 am, it cost $1.95."

     A pull-out text box appears at the upper left-hand corner of the inside gatefold with the following text: "In November 1998, FreeMarkets conducted an online auction for die cast parts, including this piston."


     The inside gatefold pages also include three pictures of computer screens, each showing a graph generated by our BidWare software that illustrates prices declining as a FreeMarkets online auction progresses.


     The following text appears under the first picture of a bid graph generated at the start of the auction: "At 8:00 am, the online auction for all 17 lots, or groups of parts, opened. The first bid for Lot 1, which included this piston and other parts, was above the previous price our client paid. One second later, a new bid was 6% below the previous price paid." A pull-out text box appears over the right-hand corner of the picture and indicates the time the bid graph was generated and the market bid for the contract at that time. The text that appears reads as follows: "8:01 am. 2 Bids Received for Lot 1."

     The following text appears under the second picture of a bid graph generated during the middle of the auction: "Sixteen minutes later, 30 bids had been received for Lot 1, with the low bid at 20% below previous price paid." A pull-out text box appears over the right-hand corner of the picture and indicates the time the bid graph was generated and the market bid for the contract at that time. The text that appears reads as follows: "8:16 am. 30 Bids Received for Lot 1."

     The following text appears under the third picture of a bid graph generated at the end of the auction: "By the time the bidding for Lot 1 closed, less than 40 minutes after opening, the lowest bid price was 23% below the previous price paid for all of the parts in this lot." A pull out text box appears over the right-hand corner of the picture and indicates the time the bid graph was generated and the market bid for the contract at that time. The text that appears reads as follows: "8:39 am. 41 Bids Received for Lot 1."

     A paragraph appears in the lower left-hand corner of the inside gatefold with the following text: "Before many people had even heard of the Internet, FreeMarkets was creating successful business-to-business online auctions, such as the one illustrated here."

     A pull-out text box appears at the lower right-hand corner of the inside gatefold with the following text: "Total potential savings for this client that day: $3.7 million."

     Our logo, with the word "FreeMarkets" beside it, appears in the lower left-hand corner of the inside gatefold with the following tag-line text below it: "Redefining purchasing power for the Global 1000."

     The following text appears at the bottom left of the inside gatefold:
"FreeMarkets(R), BidWare(R) and BidServer(R) are registered trademarks and SmartRFI(TM), SmartRFQ(TM) and CBE(TM) are trademarks of FreeMarkets, Inc. in the United States. All other trademarks and service marks mentioned in this prospectus are the property of their respective owners."

     The following text appears at the bottom left of the inside gatefold: "Each auction is a distinct event. The results of any auction cannot be predicted, and may not be replicated."

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding FreeMarkets, Inc. and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Unless otherwise indicated, this prospectus assumes the automatic conversion of our outstanding preferred stock into 16,051,438 shares of common stock, effective as of the closing of this offering. This prospectus also assumes no exercise of the underwriters' over-allotment option.

                               FREEMARKETS, INC.


     FreeMarkets creates customized business-to-business online auctions for buyers of industrial parts, raw materials and commodities. We created online auctions covering $1.0 billion worth of purchase orders in 1998 and $1.4 billion worth of purchase orders in the nine months ended September 30, 1999. We estimate that the resulting savings for our clients ranged from 2% to more than 25%. Since 1995, we have created online auctions for more than 30 clients in over 50 product categories, including injection molded plastic parts, commercial machinings, metal fabrications, chemicals, printed circuit boards, corrugated packaging and coal. More than 2,000 suppliers from over 30 countries have participated in our auctions. Our current clients include United Technologies Corporation, General Motors Corporation, The Quaker Oats Company, Emerson Electric Company, Honeywell International Inc. and the Commonwealth of Pennsylvania. Two of our clients accounted for 58% of our revenues during the first nine months of 1999.


     Based on industry research and government statistics, we estimate that manufacturers worldwide purchase approximately $5 trillion each year of "direct materials" -- the industrial parts and raw materials that they incorporate into finished products. Because these direct materials are often custom-made to buyers' specifications, there are no catalogs or price lists to enable buyers to make price comparisons. The process of purchasing direct materials is further complicated by the fragmentation of supply markets and the importance of product quality in supplier selection. Because this complexity leads to market inefficiencies, we think that buyers of direct materials often pay prices that are too high.

     The Internet offers an opportunity to create more efficient markets for direct materials. As the number of Internet users has grown, large companies have increasingly adopted electronic commerce as a way to do business. Forrester Research estimates that United States business-to-business electronic commerce will grow from $109 billion in 1999 to $1.3 trillion in 2003, accounting for 90% of the dollar value of all electronic commerce by 2003. However, because of the complexity of direct materials purchasing, we believe that Internet technology alone cannot solve the problems faced by large industrial buyers. To solve these problems, we think that Internet technology must be combined with services that are customized to buyers' needs.

     We combine our proprietary BidWare Internet technology with our in-depth knowledge of supply markets to help industrial buyers obtain lower prices and make better purchasing decisions. In a FreeMarkets online auction, suppliers from around the world can submit bids in a real-time, interactive competition. Our auctions are "downward price" auctions in which suppliers continue to lower their prices until the auction is closed. Before each auction, we work with our client to identify and screen suppliers and assemble a request for quotation that provides detailed, clear and consistent information for suppliers to use as a basis for their competitive bids. Our service, which we call "market making", creates a custom market for the direct materials or other goods or services that our client purchases in a particular auction.

     We seek to be the world's leading provider of business-to-business online auctions. Our strategy is to extend our client base in our target market of large purchasing organizations. We also intend to expand into additional product categories where our online auctions can generate savings for buyers and to add new functions and features to our BidWare technology to further automate portions of our market making process.

                                  THE OFFERING

Shares offered by FreeMarkets......     3,600,000 shares

Shares to be outstanding after the
offering...........................    33,954,958 shares

Use of Proceeds....................    For working capital and general corporate
                                       purposes. See "Use of Proceeds".

Proposed Nasdaq National Market
Symbol.............................    "FMKT"

     The number of shares to be outstanding after this offering is based on our shares of common stock and preferred stock outstanding as of September 30, 1999. This number excludes 11,396,830 shares issuable upon the exercise of options and Series A and Series B warrants outstanding as of September 30, 1999.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following tables summarize the consolidated financial data for our business. You should read this data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes. Potentially dilutive common shares have been excluded from the shares used to compute earnings per share in each loss year because their inclusion would be antidilutive. Pro forma earnings per share data reflect the conversion of all outstanding preferred stock into common stock, even if the effect of the conversion is antidilutive. As adjusted consolidated balance sheet data reflect the issuance of shares in this offering at an assumed initial public offering price of $41.00 per share and after deducting the estimated underwriting discount and the expenses of this offering.


                                                                                 NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                   ---------------------------------------   -------------------------
                                      1996          1997          1998          1998          1999
                                   -----------   -----------   -----------   -----------   -----------
                                                                             (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues.........................  $       409   $     1,783   $     7,801   $     4,802   $    13,037
Gross (loss) profit..............          (97)          634         3,543         1,972         5,670
Operating costs:
  Research and development.......          394           292           842           563         2,960
  Sales and marketing............          321           586           656           387         5,625
  General and administrative.....          630           837         2,026         1,129         5,890
  Stock-based expense............           --            --            --            --         4,728
Operating (loss) income..........       (1,442)       (1,081)           19          (107)      (13,533)
Net (loss) income................       (1,431)       (1,061)          234            89       (13,479)
Earnings per share:
  Basic..........................         (.14)         (.10)          .02           .01         (1.00)
  Diluted........................         (.14)         (.10)          .01           .00         (1.00)
Shares used to compute earnings
  per share:
  Basic..........................   10,316,599    10,618,481    11,191,670    10,990,053    13,451,407
  Diluted........................   10,316,599    10,618,481    26,776,611    25,224,247    13,451,407
Pro forma earnings per share:
  Basic..........................                              $       .01                 $      (.51)
  Diluted........................                                      .01                        (.51)
Shares used to compute pro forma
  earnings per share:
  Basic..........................                               22,575,470                  26,394,512
  Diluted........................                               26,776,611                  26,394,512


                                                               AS OF SEPTEMBER 30, 1999
                                                              --------------------------
                                                              ACTUAL         AS ADJUSTED
                                                              ------         -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $22,259         $157,359
Working capital.............................................   33,717          168,817
Total assets................................................   45,677          180,777
Long-term debt, excluding current portion...................    1,976            1,976
Total stockholders' equity..................................   37,761          172,861

                         AUCTION VOLUME AND CLIENT DATA

     The following data represent the aggregate volume of all direct materials, commodities and services for which we have conducted an online auction, and the number of clients that we have served, in the periods presented.

                                                      YEAR ENDED           NINE MONTHS ENDED
                                                     DECEMBER 31,            SEPTEMBER 30,
                                                 --------------------      ------------------
                                                 1996    1997    1998       1998       1999
                                                 ----    ----    ----      ------    --------
Auction volume (in millions)...................  $124    $257    $979       $615      $1,363
Number of clients..............................     8      13      12         11          21

     Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Determination of Auction Volume and Achievable Savings" for a discussion of how we calculate auction volume.

                            ------------------------

     Our executive offices are located at One Oliver Plaza, 22nd Floor, 210 Sixth Avenue, Pittsburgh, PA 15222. Our telephone number is (412) 434-0500, our facsimile number is (412) 434-0508, and our Internet address is www.freemarkets.com. The information on our website is not a part of this prospectus.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. If any of the following risks actually occurs, our business, financial condition or operating results could be negatively affected. If this happens, the trading price of our common stock could decline, and you may lose part or all of your investment.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS AND FUTURE PROSPECTS DIFFICULT

     FreeMarkets has a very limited operating history. Our company was founded in 1995 and did not generate a significant amount of revenues until 1998. Because our operating history is so limited, it is very difficult to evaluate our business and our future prospects. We will encounter risks and difficulties frequently encountered by companies in an early stage of commercial development in new and rapidly evolving markets. In order to overcome these risks and difficulties, we must, among other things:

     - execute our business and marketing strategy successfully;

     - increase the number of industrial buyers that use our online auction services;

     - attract a sufficient number of suppliers to participate in our online auctions to sustain competitive auctions;

     - enter into long-term agreements with clients who have tried our service under initial short-term agreements;

     - upgrade our technology and information processing systems so that we can create a wider variety and greater number of online auctions; and

     - continue to attract, hire, motivate and retain qualified personnel.

     If we fail to achieve these objectives, we may not realize sufficient revenues or net income to succeed.

WE USE SIGNIFICANTLY MORE CASH THAN WE GENERATE

     Since our inception, our operating and investing activities have used more cash than they have generated. Because we will continue to need substantial amounts of working capital to fund the growth of our business, we expect to continue to experience significant negative operating and investing cash flows for the foreseeable future. We may need to raise additional capital in the future to meet our operating and investing cash requirements. We may not be able to find additional financing, if required, on favorable terms or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, these securities may have rights, preferences or privileges senior to those of the rights of our common stock, and our stockholders may experience additional dilution to their equity ownership.

WE ANTICIPATE FUTURE LOSSES

     We experienced losses for the partial year 1995 and in 1996 and 1997. We achieved a modest profit in 1998, but are incurring losses in 1999 as a result of our efforts to invest in the actual and anticipated growth of our business. Our profitability will depend on whether we can increase revenues while controlling expenses. We may not achieve profitability in the future, or sustain any future profitability.

WE DEPEND PRIMARILY ON TWO CLIENTS; THE LOSS OF EITHER WOULD SIGNIFICANTLY REDUCE OUR REVENUES AND NET INCOME


     We depend on two clients, United Technologies Corporation and General Motors Corporation, for a substantial portion of our revenues. These two clients represented 77% of our revenues in 1998 and 58% of our revenues in the nine months ended September 30, 1999. Our agreement with United Technologies expires in December 2000, and our agreement with General Motors expires in September 2001. The agreements can be terminated by the respective clients at any time upon prior notice. Although United Technologies would be required to pay us a substantial fee if it terminates its agreement, the fee would not make up for the resulting loss of revenues. General Motors is not required to pay any termination fee if it terminates its agreement.


     We may not be able to keep either United Technologies or General Motors as a client in the future. The loss or partial loss of either of these clients would significantly diminish our revenues and operating results, forcing us to curtail our growth plans and incur greater losses. Even if we keep one or both of these clients, we may not be successful in growing and diversifying our client base.

INDUSTRIAL PURCHASERS MAY NOT ADOPT OUR ONLINE AUCTION METHOD OF PURCHASING AT LEVELS SUFFICIENT TO SUSTAIN OUR BUSINESS

     Business-to-business online auction services are a novel method of industrial purchasing, which potential clients may not adopt. If not enough companies adopt our auction method of purchasing, then our business could be harmed. In order to accept our method, buyers must adopt new purchasing practices that are different from their traditional practices. Traditional purchasing is often based on long-standing relationships between a buyer and a few suppliers. Buyers and their suppliers often negotiate prices face-to-face, with buyers frequently directing their business to chosen suppliers based on factors in addition to price. Our services may be disruptive to existing, long-standing supplier relationships because, in order to use our services, a buyer must be willing to open the bidding process to multiple suppliers. Moreover, buyers must be willing to rely less upon personal relationships in making purchasing decisions. We cannot assure you that enough industrial purchasers will choose to adopt our method or do so at sufficient levels to sustain our business.

CLIENTS MAY NOT PURCHASE OUR SERVICES IF WE ARE UNABLE TO GENERATE SIGNIFICANT SAVINGS

     If our online auction services increase the efficiency of any particular supply market, the future likelihood of significant savings to our clients in that market may decrease. Factors beyond our control may limit our ability to generate savings. If the magnitude of savings in particular product categories decreases, we may have difficulty in the future selling our auction services to buyers in those markets, or attracting willing suppliers in other markets, either of which will reduce our revenues and net income.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT; IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS OR INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE

     Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. We believe that period-to-period comparisons of our results of operations are not meaningful and you should not rely upon them as indicators of future performance. Our operating results will likely fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations may result in a decrease in the market price of our common stock.

     Our quarterly revenues often fluctuate because we depend on a small number of relatively large clients. We recognize a portion of our revenues from service agreements on a monthly basis as we provide services; the remainder may be contingent on successfully achieving agreed-upon volume and savings objectives. As a result, our quarterly operating results may continue to fluctuate significantly based on the size and timing of monthly fees and based on any contingent compensation we earn.

OUR SPENDING ON INCREASED CAPACITY PRECEDES OUR RECEIPT OF REVENUES; THIS COULD CAUSE OUR GROSS MARGINS TO BE VOLATILE

     We must hire personnel, acquire equipment and expand our facilities in anticipation of receiving revenues in future periods. Because many of our expenses for these activities are components of our cost of revenues, our gross margins are likely to be volatile.

WE MAY NOT BE ABLE TO ADJUST OUR SPENDING QUICKLY; IF WE CANNOT, THEN OUR NET INCOME WILL BE REDUCED

     We plan to increase expenditures for our sales and marketing efforts, development of new technology, capital improvements to our facilities and improvement of our operational and financial systems. The historical financial data upon which we can base our planned operating costs and capital expenditures is very limited and may not be meaningful. Our planned expense levels are relatively fixed in the short term and are based on our anticipation of future revenues. We may not be able to forecast revenues accurately due to our limited operating history. If we fail to predict revenues accurately in relation to our planned expense levels, then we may be unable to adjust our costs in a timely manner in response to lower-than-expected revenues, and our net income will be negatively affected.

WE MAY NOT BE ABLE TO HIRE OR RETAIN QUALIFIED STAFF

     If we cannot attract and retain enough qualified and skilled staff, the growth of our business may be limited. Our ability to provide services to clients and grow our business depends, in part, on our ability to attract and retain staff with college and graduate degrees, as well as professional experiences that are relevant for market making, technology development and other functions we perform. Competition for personnel with these skill sets is intense. Some technical job categories are under conditions of severe shortage in the United States. In addition, restrictive immigration quotas could prevent us from recruiting skilled staff from outside the United States. We may not be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain or grow our business.

THE CAPACITY CONSTRAINTS OF OUR PERSONNEL AND TECHNOLOGY RESOURCES MAY LIMIT OUR GROWTH

     If we are unable to undertake new business due to a shortage of staff or technology resources, our growth will be impeded. Our clients are typically large companies. At times, these clients ask us to pursue large projects that put a strain on our resources, both in terms of people and technology. At the same time, penetration of new product categories often requires that we build up a significant database of new information. This, too, often requires a substantial amount of time from our market making staff. If our staff does not have the time to find and assimilate this new information, we may not be able to extend our services to new product categories. Therefore, there may be times when our opportunities for revenue growth may be limited by the capacity of our internal resources rather than by the absence of market demand.

FAILURE TO MANAGE OUR GROWTH COULD REDUCE OUR REVENUES OR NET INCOME

     Rapid expansion strains our infrastructure, management, internal controls and financial systems. We may not be able to effectively manage our present growth or any future expansion. We have recently experienced significant growth, with our revenues for the nine months ended September 30, 1999 increasing over 170% compared to the same period in 1998. To support our growth, we have hired the majority of our employees within the last year. This rapid growth has also strained our ability to integrate and properly train our new employees. Inadequate integration and training of our employees may result in underutilization of our workforce and may reduce our revenues or net income.

WE MAY ACQUIRE OTHER BUSINESSES OR TECHNOLOGIES; IF WE DO, WE MAY BE UNABLE TO INTEGRATE THEM WITH OUR BUSINESS, OR WE MAY IMPAIR OUR FINANCIAL PERFORMANCE

     If appropriate opportunities present themselves, we may acquire businesses, technologies, services or products that we believe are strategic. We do not currently have any understandings, commitments or agreements with respect to any acquisition, nor are we currently pursuing any acquisition. We may not be able to identify, negotiate or finance any future acquisition successfully. Even if we do succeed in acquiring a business, technology, service or product, we have no experience in integrating an acquisition into our business; the process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. Moreover, we have not made any acquisitions, and we may never achieve any of the benefits that we might anticipate from a future acquisition. If we make future acquisitions, we may issue shares of stock that dilute other stockholders, incur debt, assume contingent liabilities or create additional expenses related to amortizing goodwill and other intangible assets, any of which might harm our financial results and cause our stock price to decline. Any financing that we might need for future acquisitions may only be available to us on terms that restrict our business or that impose on us costs that reduce our net income.

OUR SALES CYCLE IS LONG AND UNCERTAIN AND MAY NOT RESULT IN REVENUES; FACTORS OUTSIDE OF OUR CONTROL MAY AFFECT THE DECISION TO PURCHASE OUR SERVICES

     Our sales cycle is long, typically taking from two to twelve months from initial client contact until we sign a contract. Not every potential client that we solicit actually purchases our services. Because we offer a new method of industrial purchasing, we must educate potential customers on the use and benefits of our services. We need to spend a significant amount of time with multiple decision makers in a prospective client's organization to sell our services. Other factors that contribute to the length and uncertainty of our sales cycle and that may reduce the likelihood that clients will purchase our services include:

     - budgeting constraints;

     - incentive structures that do not reward decision makers for savings achieved through cost-cutting;

     - the strength of pre-existing supplier relationships; and

     - an aversion to new purchasing methods.

     If we are unable to enter into service agreements with clients on a consistent basis, then our business may suffer from diminished revenues.

IF OUR SHORT-TERM SERVICE AGREEMENTS DO NOT LEAD TO LONG-TERM SERVICE AGREEMENTS, OUR BUSINESS MAY NOT BE PROFITABLE

     Frequently, we begin a relationship with a new client by entering into a short-term service agreement that we hope will lead to a long-term service agreement. Failure to move a sufficient number of clients from short-term to long-term service agreements would hurt our operating results. Our initial agreement with a client usually involves a period of trial and evaluation with relatively small volume auctions. This initial period, in which we learn about our client's business and its related product categories and educate our client about the best use of our services for its organization, requires a very significant expenditure of our time and resources. A subsequent longer-term service agreement often involves more frequent and larger volume auctions. Clients may decide not to enter into a long-term service agreement with us, or may delay entering into such an agreement until a later time. Because we do not achieve economies of scale early in a client relationship, our gross margins are typically lower at the outset than the margins we may achieve later. Further, we may be diverting personnel from higher-margin opportunities to develop a new relationship, without any assurance that the new relationship will endure.

FACTORS OUTSIDE OUR CONTROL COULD RESULT IN DISAPPOINTING AUCTION RESULTS; DISAPPOINTED CLIENTS MAY CANCEL OR FAIL TO RENEW THEIR AGREEMENTS WITH US

     The actual savings achieved in any given auction vary widely and depend upon many factors outside of our control. These factors include:

     - the current state of supply and demand in the supply market for the products being auctioned;

     - the past performance of our client's purchasing organization in negotiating favorable terms with suppliers;

     - the willingness of a sufficient number of qualified suppliers to bid for business using our auction services;

     - reductions in the number of suppliers in particular markets due to mergers, acquisitions or suppliers exiting from supply industries; and

     - seasonal and cyclical trends that influence all industrial purchasing decision making.

     Because factors outside of our control affect a client's perception of the value of our services, clients may cancel our service agreements or choose not to renew them, even if we have performed well. Any non-renewal or cancellation of service agreements may reduce our revenues and net income.

FAILURES OF HARDWARE SYSTEMS OR SOFTWARE COULD UNDERMINE OUR CLIENTS' CONFIDENCE IN OUR RELIABILITY

     A significant disruption in our online auction service could seriously undermine our clients' confidence in our business. Our clients hold us to a high standard of reliability and performance. From time to time, we have experienced service interruptions during online auctions, with the most significant being a breakdown in the computer network over which our auctions are conducted. This computer network is provided to us by an outside vendor, and this kind of interruption may occur in the future. During these disruptions, participants may lose their online connection or we may not receive their bids in a timely manner. Any interruptions in our service may undermine actual and potential clients' confidence in the reliability of our business.

     Conducting an online auction requires the successful technical operation of an entire chain of software, hardware and telecommunications equipment. This chain includes our BidWare software, the personal computers and network connections of bidders, our network servers, operating systems, databases and networking equipment such as routers. A failure of any element in this chain can partially or completely disrupt an online auction.

     Some of the elements set forth above are not within our control, such as Internet connectivity and software, hardware and telecommunications equipment we purchase from others. We frequently have auction participants from outside North America who may use older or inferior technologies, which may not operate properly. In addition, hardware and software are potentially vulnerable to interruption from power failures, telecommunications outages, network service outages and disruptions, natural disasters, and vandalism and other misconduct. Our business interruption insurance would not compensate us fully for any losses that may result from these disruptions.

THE LOSS OF OUR KEY EXECUTIVES WOULD DISRUPT OUR BUSINESS

     The loss of any member of our key management team would significantly disrupt our business. We rely on the leadership and vision of key members of our senior management team, including:

     - Glen Meakem, our President, Chairman, Chief Executive Officer and a co-founder;

     - Sam Kinney, an Executive Vice President, our Secretary and a co-founder; and

     - David Becker, an Executive Vice President and our Chief Operating
       Officer.

     Messrs. Meakem and Kinney created FreeMarkets, and they and Mr. Becker have been instrumental in the management and growth of our business. The loss of any of these executives could disrupt the Company's growth or result in lost revenues or a decrease in net income.


IF WE FAIL TO CONTINUALLY IMPROVE OUR TECHNOLOGY, OUR BUSINESS WILL SUFFER

     Our services and the business-to-business electronic commerce market are characterized by rapidly changing technologies and frequent new product and service introductions. We may fail to introduce new online auction technology on a timely basis or at all. If we fail to introduce new technology or to improve our existing technology in response to industry developments, we could experience frustration from our clients that could lead to a loss of revenues.

     Our online auction technology is complex, and accordingly may contain undetected errors or defects that we may not be able to fix. In the past, we have discovered software errors in new versions of our BidWare software after their release. Reduced market acceptance of our services due to errors or defects in our technology would harm our business by reducing our revenues.

IF WE DO NOT ADEQUATELY MAINTAIN OUR CLIENTS' CONFIDENTIAL INFORMATION, OUR REPUTATION COULD BE HARMED AND WE COULD INCUR LEGAL LIABILITY

     Any breach of security relating to our clients' confidential information could result in legal liability for us and a reduction in use or cancellation of our online auction services, either of which could materially harm our business. Our personnel receive highly confidential information from buyers and suppliers that is stored in our files and on our computer systems. For example, we often possess blueprints and product plans that could be valuable to our clients' competitors if misappropriated. Similarly, we receive sensitive pricing information that has historically been maintained as a matter of utmost confidence within buyer and supplier organizations. We enter into standard non-disclosure and confidentiality agreements with virtually all clients with whom we deal.

     We currently have practices and procedures in place to ensure the confidentiality of our clients' information. However, our security procedures to protect against the risk of inadvertent disclosure or intentional breaches of security might fail to adequately protect information that we are obligated to keep confidential. We may not be successful in adopting more effective systems for maintaining confidential information, so our exposure to the risk of disclosure of the confidential information of others may grow with increases in the amount of information we possess. If we fail to adequately maintain our clients' confidential information, some of our clients could end their business relationships with us and we could be subject to legal liability.

THE MARKET FOR BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE PRODUCTS AND SERVICES IS INTENSELY COMPETITIVE; IF WE CANNOT COMPETE SUCCESSFULLY, OUR BUSINESS WILL SUFFER REDUCED REVENUES AND NET INCOME

     As one of a number of companies providing services or products to the market for business-to-business electronic commerce, we face the risk that existing and potential clients may choose to purchase competitors' services. If they do, then our revenues and net income will be reduced. For a more detailed discussion of our competitive environment, please see "Business -- Competition".

OUR BUSINESS WILL SUFFER IF OUR PROSPECTIVE CLIENTS DO NOT ACCEPT ELECTRONIC COMMERCE AND THE INTERNET AS A MEANS OF PURCHASING

     Our online auction services depend on the increased acceptance and use of the Internet as a medium of commerce. Our business will suffer if potential clients do not accept electronic commerce and the Internet as a means of purchasing. Business-to-business electronic commerce is a new and emerging business practice that remains largely untested in the marketplace. Rapid growth in the use of the Internet and electronic commerce is a recent phenomenon. As a result, acceptance and use may not continue to develop at recent rates and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand for and market acceptance of services and products recently introduced over the Internet are subject to a high level of uncertainty, and few proven services and products yet exist.

     Electronic commerce may not prove to be a viable medium for business-to-business purchasing for the following reasons, any of which could seriously harm our business:

     - the necessary infrastructure for Internet communications may not develop adequately;

     - buyer clients and suppliers may have security and confidentiality concerns;

     - complementary products, such as high-speed modems and high-speed communication lines, may not be developed;

     - alternative purchasing solutions may be implemented;

     - buyers may dislike a reduction in the human contact that traditional purchasing methods provide;

     - use of the Internet and other online services may not continue to increase or may increase more slowly than expected;

     - the development or adoption of new standards and protocols may be delayed; and

     - new and burdensome governmental regulations may be imposed.

SECURITY RISKS AND CONCERNS MAY DETER THE USE OF THE INTERNET FOR CONDUCTING COMMERCE

     Concern about the security of the transmission of confidential information over public networks is a significant barrier to electronic commerce and communication. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of Internet security systems that protect proprietary information. If any well-publicized compromises of security were to occur, they could substantially reduce the use of the Internet for commerce and communications.

     Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations. Our activities involve the storage and transmission of proprietary information, such as confidential buyer and supplier specifications. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our clients or suppliers, which could disrupt our online auction technology or make it inaccessible to our clients or suppliers. We may be required to expend significant capital and other resources to protect against the threat of, or to alleviate problems caused by, security breaches and the introduction of computer viruses. Our security measures may be inadequate to prevent security breaches or combat the introduction of computer viruses, either of which may result in loss of data, increased operating costs, litigation and possible liability.

IF WE ARE NOT ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THEN OUR COMPETITORS MAY BE ABLE TO DUPLICATE OUR SERVICES

     We rely in part upon our proprietary technology, including our BidWare software, to conduct auctions. Our failure to adequately protect our intellectual property rights could harm our business by making it easier for our competitors to duplicate our services. We have applied for patents on aspects of our technology and processes, but we do not know whether any patents will be issued. In addition, even if some or all of these patents are issued, we cannot assure you that they will not be successfully challenged by others or invalidated, that they will adequately protect our technology and processes or that they will result in commercial advantages for us. We have also obtained trademark registrations for some of our brand names and our marketing materials are copyrighted, but these protections may not be adequate. Although we require each of our employees to enter into a confidentiality agreement and some key employees are subject to non-competition agreements, these agreements may not satisfactorily safeguard our intellectual property.

     We cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar proprietary information. Any infringement, misappropriation or independent development could harm our future financial results. In addition, effective patent, trademark, copyright and trade secret protection may not be available in every country where we provide online auction services. We may, at times, have to incur significant legal costs and spend time defending our trademarks, copyrights and, if issued, our patents. Any defense efforts, whether successful or not, would divert both time and resources from the operation and growth of our business.

     There is also significant uncertainty regarding the applicability to the Internet of existing laws regarding matters such as property ownership, copyrights and other intellectual property rights. Legislatures adopted the vast majority of these laws prior to the advent of the Internet and, as a result, these laws do not contemplate or address the unique issues of the Internet and related technologies. We cannot be sure what laws and regulations may ultimately affect our business or intellectual property rights.

OTHERS MAY ASSERT THAT OUR TECHNOLOGY INFRINGES THEIR INTELLECTUAL PROPERTY
RIGHTS


     We do not believe that we infringe the proprietary rights of others, and to date, no third parties have notified us of infringement, but we may be subject to infringement claims in the future. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time from our business operations. Either of these consequences of an infringement claim could have a material adverse effect on our operating results. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are too costly, our operating results may suffer either from reductions in revenues through our inability to serve clients or from increases in costs to license third-party technology.


OTHERS MAY REFUSE TO LICENSE IMPORTANT TECHNOLOGY TO US OR MAY INCREASE THE FEES THEY CHARGE US FOR THIS TECHNOLOGY


     We rely on third parties to provide us with some software and hardware, for which we pay fees. This software has been readily available, and to date we have not paid significant fees for its use. These third parties may increase their fees significantly or refuse to license their software or provide their hardware to us. While other vendors may provide the same or similar technology, we cannot be certain that we can obtain the required technology on favorable terms, if at all. If we are unable to obtain required technology at a reasonable cost, our growth prospects and operating results may be harmed through impairment of our ability to conduct business or through increased cost.


FUTURE GOVERNMENT REGULATION OF THE INTERNET AND ONLINE AUCTIONS MAY ADD TO OUR OPERATING COSTS

     Like many Internet-based businesses, we operate in an environment of tremendous uncertainty as to potential government regulation. We believe that we are not currently subject to direct regulation of online commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. In addition, because we offer our services worldwide and facilitate sales of goods to clients globally, foreign jurisdictions may claim that we are required to comply with their laws. Any future regulation may have a negative impact on our business by restricting our method of operation or imposing additional costs.

     As an Internet company, it is unclear in which jurisdictions we are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could result in our inability to enforce contracts in that jurisdiction.

     Numerous jurisdictions have laws and regulations regarding the conduct of auctions and the liability of auctioneers. We do not believe that these laws and regulations, which were enacted for consumer protection many years ago, apply to our online auction services. However, one or more jurisdictions may attempt to impose these laws and regulations on our operations in the future.

WE MAY BECOME SUBJECT TO CERTAIN SALES AND OTHER TAXES THAT COULD ADVERSELY AFFECT OUR BUSINESS

     The imposition of sales, value-added or similar taxes could diminish our competitiveness and harm our business. We do not collect sales or other similar taxes for goods purchased through our online auctions. Our clients are large purchasing organizations that typically manage and pay their own sales and use taxes. However, we may be subject to sales tax collection obligations in the future.

WE MAY SUFFER SERVICE INTERRUPTIONS OR TECHNICAL FAILURES DUE TO THE YEAR 2000 COMPUTER PROBLEM ON OUR OWN SYSTEMS OR SYSTEMS OF THIRD PARTIES

     Our business is dependent upon computers and networks, both voice and data. As a result, interruptions and breakdowns in computer and network services can completely disrupt our business. Many computer systems and the networks over which they operate are coded to accept only two-digit entries in date code fields. These systems may be unable to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results by, at or beyond the year 2000. Many companies' computer and/or software systems may need to be upgraded or replaced in order to process dates correctly beginning on January 1, 2000 and to comply with the so-called "Year 2000" requirements.

     We rely on our internally developed software as well as software, hardware and other computer technology developed by third parties. The failure of any of this software, hardware or computer technology could result in the interruption of our auction services, delay or loss of revenues, diversion of development resources, damage to our reputation and/or liability to our clients.

OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS AND UNCERTAINTIES

     We face risks in doing business internationally. We provide our services to international buyers and often have international suppliers participate in our auctions. We have a subsidiary in Brussels, Belgium that serves our clients based in Europe and the European operations of our multinational clients based in the United States. We plan to establish similar branches or subsidiaries in other parts of the world. We have experienced, and expect to continue to experience, significant costs for our international operations as we add staff and facilities in foreign countries. These costs, together with the costs of the overhead needed to comply with legal, regulatory and accounting requirements that differ from those in the United States, may reduce our net income. Finally, our international operations are subject to disruption from political and economic instability in the countries in which they are located, which may interrupt our ability to conduct business and impose additional costs upon us.

OUR MANAGEMENT HAS BROAD DISCRETION OVER HOW TO USE THE PROCEEDS OF THIS OFFERING; WE MAY NOT USE THE PROCEEDS IN WAYS THAT HELP OUR BUSINESS SUCCEED


     We estimate that our net proceeds from this offering will be $135.1 million, at an assumed initial public offering price of $41.00 per share and after deducting the estimated underwriting discount and our estimated offering expenses. Our primary purposes in making this offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in the marketplace. We have no specific plans for the net proceeds of this offering other than working capital and general corporate purposes. Accordingly, our management will have broad discretion as to how to apply the net proceeds of this offering. If we fail to use these proceeds effectively, our business may not grow and our revenues and net income may decline.

OTHER COMPANIES MAY HAVE DIFFICULTY ACQUIRING US, EVEN IF DOING SO WOULD BENEFIT OUR STOCKHOLDERS, DUE TO PROVISIONS OF OUR CORPORATE CHARTER AND BYLAWS AND DELAWARE LAW

     Provisions in our Certificate of Incorporation, in our Bylaws and under Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our Certificate of Incorporation and Bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:


     - a staggered board of directors, where stockholders elect only a minority of the board each year;


     - advance notification procedures for matters to be brought before stockholder meetings;

     - a limitation on who may call stockholder meetings; and

     - a prohibition on stockholder action by written consent.

     We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder", meaning generally a stockholder who beneficially owns more than 15% of our stock, for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board. This could have the effect of delaying or preventing a change in control. For a more complete discussion of these provisions of Delaware law, please see "Description of Capital Stock -- Anti-Takeover Provisions -- Delaware Law".

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR STOCKHOLDERS

     Before this offering, there has never been a public market for our common stock. The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to the risks described above and many other factors, some of which are beyond our control. The market prices for stocks of Internet companies and other companies whose businesses are heavily dependent on the Internet have generally proven to be highly volatile, and particularly so in recent periods.

SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING COULD CAUSE OUR STOCK PRICE TO FALL

     Most of our outstanding shares are currently restricted from resale, but some may be sold into the market in the near future. Sales of these shares into the market could cause the market price of our common stock to drop significantly, even if our business is doing well.


     Immediately following this offering, we will have outstanding 33,954,958 shares of common stock. This includes the 3,600,000 shares we are selling in this offering. Assuming that we sell all shares reserved under our directed share program to the entities or persons for whom these shares have been reserved, we expect that investors may resell 3,075,000 shares in the public market immediately. The remaining 90.9%, or 30,879,958 shares, of our total outstanding shares will become available for resale in the public market as shown in the chart below:


   NUMBER OF SHARES/
% OF TOTAL OUTSTANDING       DATE OF AVAILABILITY FOR RESALE INTO PUBLIC MARKET
----------------------   -----------------------------------------------------------
         2,629,386/7.7%  Immediately.
           302,991/0.9%  90 days after the date of this prospectus.
       25,585,377/75.3%  180 days after the date of this prospectus due to an agreement many of our stockholders have with the
                         underwriters. However, the underwriters can waive this
                         restriction and allow these stockholders to sell their
                         shares at any time.
         2,362,204/7.0%  After September 2, 2000.

     As restrictions on resale end, the market price of our stock could drop significantly if the holders of these restricted shares sell them or the market perceives that they intend to sell them. For a more detailed description, please see "Shares Eligible for Future Sale".

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT


     The initial public offering price per share will significantly exceed our net tangible book value per share. If we were to liquidate immediately after the offering, investors purchasing shares in this offering would receive a per share amount of tangible assets net of liabilities that would be less than the initial public offering price per share. Investors purchasing shares in this offering will suffer dilution of $35.92 per share from their investment. For more information, please see "Dilution".

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and elsewhere in this prospectus constitute statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these statements. In some cases, you can identify statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue" or the negative of these terms or other comparable terminology.

     Although we believe that the expectations reflected in the statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS


     We estimate that the net proceeds to us from the sale of the shares being offered will be $135.1 million, at an assumed initial public offering price of $41.00 per share after deducting the estimated underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, then we estimate that the net proceeds to us from the sale of the shares being offered will be $155.7 million.


     The principal purposes of this offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in the marketplace. We have no specific plans for the net proceeds of this offering other than general corporate purposes and working capital, and our use of these proceeds will be in the discretion of our management. We may, for example, use a portion of the net proceeds to acquire complementary technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations involving any of these transactions. Pending deployment of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance the expansion of our business. Moreover, our bank credit facility restricts our ability to pay cash dividends.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 1999 on an actual and as adjusted basis. The as adjusted column reflects our actual capitalization plus:

     - the filing of an amendment to our Certificate of Incorporation concurrent with the closing of this offering to eliminate all existing classes of preferred stock and to create 5,000,000 shares of undesignated preferred stock;

     - the automatic conversion of all shares of outstanding preferred stock into 16,051,438 shares of common stock immediately prior to the closing of this offering; and


     - our sale of 3,600,000 shares of common stock at an assumed initial public offering price of $41.00 per share, after deducting the underwriting discount and estimated offering expenses.


     Neither of the columns reflects 15,450,000 shares of common stock reserved for issuance under our stock incentive plan as of September 30, 1999, of which 11,201,230 shares were subject to outstanding options, or 195,600 shares of common stock issuable upon the exercise of our Series A and Series B warrants.

     You should read the table below along with our consolidated balance sheet as of September 30, 1999 and the related notes.


                                                               AS OF SEPTEMBER 30, 1999
                                                              ---------------------------
                                                               ACTUAL        AS ADJUSTED
                                                              ---------      ------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE DATA)
Cash and cash equivalents...................................  $ 22,259        $ 157,359
                                                              ========        =========
Long-term debt, excluding current portion...................     1,976            1,976
                                                              --------        ---------
Stockholders' equity:
  Convertible preferred stock, 50,000,000 shares authorized, actual; no shares authorized, issued or outstanding, as
    adjusted:
    Series A; $.01 par value; 9,036,600 shares issued and
     outstanding, actual....................................        90               --
    Series B; $.01 par value; 2,347,200 shares issued and
     outstanding, actual....................................        24               --
    Series C; $.01 par value; 2,305,434 shares issued and
     outstanding, actual....................................        23               --
    Series D; $.01 par value; 2,362,204 shares issued and
     outstanding, actual....................................        24               --
  Preferred stock; $.01 par value, no shares authorized,
    issued or outstanding, actual; 5,000,000 shares
    authorized, no shares issued or outstanding, as
    adjusted................................................        --               --
  Common stock; $.01 par value, 200,000,000 shares
    authorized; 14,303,520 shares issued and outstanding,
    actual; 33,954,958 shares issued and outstanding, as
    adjusted................................................       143              340
Additional capital..........................................    55,838          190,902
Unearned stock-based compensation...........................    (1,751)          (1,751)
Stock purchase warrants.....................................        30               30
Accumulated deficit.........................................   (16,660)         (16,660)
                                                              --------        ---------

    Total stockholders' equity..............................    37,761          172,861
                                                              --------        ---------

         Total capitalization...............................  $ 39,737        $ 174,837
                                                              ========        =========

                                    DILUTION


     Our net tangible book value as of September 30, 1999 was $37.5 million, or $1.23 per share. Net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of our total liabilities, and then divided by the total number of shares of common stock outstanding after giving effect to the automatic conversion of all shares of outstanding preferred stock. Dilution in net tangible book value per share represents the difference between the amount paid per share by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 3,600,000 shares of common stock offered by us at an initial public offering price of $41.00 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value at September 30, 1999 would have been $172.6 million or $5.08 per share of common stock. This represents an immediate increase in net tangible book value of $3.85 per share to existing stockholders and an immediate dilution of $35.92 per share to new investors purchasing shares at the initial offering price. The following table illustrates this dilution on a per share basis:



Initial public offering price per share.....................           $41.00
  Net tangible book value per share before the offering.....  $ 1.23
  Increase per share attributable to new investors..........    3.85
                                                              ------
Net tangible book value per share after the offering........             5.08
                                                                       ------
Dilution per share to new investors.........................           $35.92
                                                                       ======


     The following table summarizes, as of September 30, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock and preferred stock purchased from us, the total consideration paid to us and the average price per share paid:


                                          SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                        --------------------    ----------------------    PRICE PER
                                          NUMBER     PERCENT       AMOUNT      PERCENT      SHARE
                                        ----------   -------    ------------   -------    ---------
Existing stockholders.................  30,354,958     89.4%    $ 51,268,303     25.8%     $ 1.69
New investors.........................   3,600,000     10.6      147,600,000     74.2       41.00
                                        ----------    -----     ------------    -----
     Totals...........................  33,954,958    100.0%    $198,868,303    100.0%
                                        ==========    =====     ============    =====



     The preceding tables assume no issuance of shares of common stock under our stock plans after September 30, 1999. As of September 30, 1999, 11,201,230 shares were subject to outstanding options at a weighted average exercise price of $4.29 per share. This table also assumes no exercise of the 195,600 Series A or Series B warrants outstanding as of September 30, 1999. If all of these options and warrants were exercised, then the total dilution per share to new investors would be $36.13.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the selected consolidated financial data set forth below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes. We have derived the consolidated statement of operations data for 1996, 1997 and 1998 and the nine months ended September 30, 1999, and the consolidated balance sheet data as of December 31, 1997 and 1998 and September 30, 1999 from our consolidated financial statements that have been audited by PricewaterhouseCoopers LLP. We have derived all other data in this table from financial statements not included in this prospectus. We believe the unaudited results shown in the table below include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for all of 1999. Potentially dilutive common shares have been excluded from the shares used to compute earnings per share in each loss year because their inclusion would be antidilutive. Pro forma earnings per share data reflects the conversion of all outstanding preferred stock into common stock, even if the effect of the conversion is antidilutive.

                                  MARCH 13, 1995
                                   (INCEPTION)                                                   NINE MONTHS ENDED
                                     THROUGH               YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                   DECEMBER 31,    ---------------------------------------   -------------------------
                                       1995           1996          1997          1998          1998          1999
                                  --------------   -----------   -----------   -----------   -----------   -----------
                                   (UNAUDITED)                                               (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues........................    $       17     $       409   $     1,783   $     7,801   $     4,802   $    13,037
Cost of revenues................            25             506         1,149         4,258         2,830         7,367
                                    ----------     -----------   -----------   -----------   -----------   -----------
Gross (loss) profit.............            (8)            (97)          634         3,543         1,972         5,670
Operating costs:
    Research and development....           333             394           292           842           563         2,960
    Sales and marketing.........            59             321           586           656           387         5,625
    General and
      administrative............           526             630           837         2,026         1,129         5,890
    Stock-based expense.........            --              --            --            --            --         4,728
                                    ----------     -----------   -----------   -----------   -----------   -----------
Total operating costs...........           918           1,345         1,715         3,524         2,079        19,203
Operating (loss) income.........          (926)         (1,442)       (1,081)           19          (107)      (13,533)
Other income, net...............             4              11            20           215           196            54
                                    ----------     -----------   -----------   -----------   -----------   -----------
Net (loss) income...............    $     (922)    $    (1,431)  $    (1,061)  $       234   $        89   $   (13,479)
                                    ==========     ===========   ===========   ===========   ===========   ===========
Earnings per share:
    Basic.......................    $     (.13)    $      (.14)  $      (.10)  $       .02   $       .01   $     (1.00)
    Diluted.....................          (.13)           (.14)         (.10)          .01           .00         (1.00)
Shares used to compute earnings
  per share:
    Basic.......................     7,262,352      10,316,599    10,618,481    11,191,670    10,990,053    13,451,407
    Diluted.....................     7,262,352      10,316,599    10,618,481    26,776,611    25,224,247    13,451,407
Pro forma earnings per share:
    Basic.......................                                               $       .01                 $      (.51)
    Diluted.....................                                                       .01                        (.51)
Shares used to compute pro forma
  earnings per share:
    Basic.......................                                                22,575,470                  26,394,512
    Diluted.....................                                                26,776,611                  26,394,512

                                                                       AS OF DECEMBER 31,                AS OF
                                                              ------------------------------------   SEPTEMBER 30,
                                                                 1995       1996    1997     1998        1999
                                                              -----------   ----   ------   ------   -------------
                                                              (UNAUDITED)       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................     $106       $523   $1,999   $1,656      $22,259
Working capital.............................................      (81)       505    2,783    3,814       33,717
Total assets................................................      306        985    3,336    6,870       45,677
Long-term debt, excluding current portion...................       --         21       --      413        1,976
Total stockholders' equity..................................      104        792    3,052    4,592       37,761

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes.

OVERVIEW

     FreeMarkets creates customized business-to-business online auctions for buyers of industrial parts, raw materials and commodities. We were founded in March 1995 and began offering our auction services in that year. We currently offer our auction services primarily in the United States, and to a lesser extent in Europe. We created online auctions covering $1.0 billion worth of purchase orders in 1998 and $1.4 billion worth of purchase orders in the nine months ended September 30, 1999. We estimate that the achievable savings for our clients resulting from completed auctions ranged from 2% to more than 25%.

DETERMINATION OF AUCTION VOLUME AND ACHIEVABLE SAVINGS

     We believe that one indicator of our market acceptance is the estimated dollar volume of direct materials, commodities and services that we auction for our clients. We measure this auction volume by multiplying the lowest bid price per unit in each auction by the estimated number of units that our client expects to purchase. When our clients specify multi-year purchases in a request for quotation, we calculate auction volume for the entire term. For example, where our client specifies in its request for quotation that it expects to purchase 10,000 units each year for a three-year term, we would calculate volume for the related auction based on 30,000 units multiplied by the lowest bid price submitted in the auction.

     The actual dollar volume of direct materials, commodities or services that our clients purchase may differ from our estimated auction volume. Because non-price factors such as quality and service may be important to our client's purchasing decision, our client may not select the lowest bid price that we use in our calculation, or the parties may adjust prices in the future. In addition, the actual number of units purchased by our client often varies from the original estimate on which we base our calculation.

     Auction volume does not necessarily correlate with either our revenues or our operating results in any particular period or over time. Further, auction volume has varied in the past and we expect it to vary in the future. The following table sets forth our auction volume for the periods indicated:

                                                                                      NINE MONTHS
                                                            YEAR ENDED                   ENDED
                                                           DECEMBER 31,              SEPTEMBER 30,
                                                   ----------------------------      --------------
                                                   1995    1996    1997    1998      1998     1999
                                                   ----    ----    ----    ----      ----     ----
Auction volume (in millions).....................   $9     $124    $257    $979      $615    $1,363

     We believe that the percentage savings achievable by clients through our auctions is an indicator of the effectiveness of our auction services. To estimate these savings, we compare the last price paid by our client for the auctioned items against the lowest bid price for those items in our auction. Actual savings that our clients achieve may not equal these estimates because our client may not select the lowest bid price, the parties may agree to change price terms after our auction or our client may not actually buy all or any of the auctioned items.

     Each auction we conduct is a distinct event, with a different mix of participants and different products being bid upon. Savings vary from auction to auction, and many factors affecting savings are outside of our control. We report savings in a range, reflecting our experience. The savings achieved in any particular auction cannot be predicted, and may not be replicated. Factors affecting savings include supply and demand conditions in the product category from which our client is purchasing and past performance of our client's purchasing organization. In addition, the percentage savings that can be achieved on commodities, such as chemicals and coal, is typically far less than the savings that can be achieved on custom-made direct materials.

     Some of our agreements with clients provide for incentive compensation based on auction volumes and/or savings. These agreements may define auction volumes or savings differently than the methods we use to calculate auction volume and savings.

REVENUES


     We generate revenues under service agreements with our clients. Our service agreements typically provide us with revenues from fixed monthly fees, and may also include performance incentive payments, based on volume, savings, or both, and sales commissions. The revenue structure in a particular service agreement may vary, depending upon the needs of our client and the conventional practices in the supply market where our client obtains its direct materials or commodities. The monthly fees that we receive are for the use of our technology, information, market operations staff, market making staff and facilities. Negotiated monthly fees vary by client, and reflect both the anticipated auction volume and the staffing, expertise and technology we anticipate committing to complete the services requested by our clients. For the nine months ended September 30, 1999, fixed monthly fees constituted a majority of our revenues, and we expect that these monthly fees will continue to constitute a majority of our revenues for at least the next 12 months. Our agreements typically allow us to limit the personnel resources that we must make available in performing these services. We recognize revenues from our fixed monthly fees ratably as we provide services. Our agreements range in length from a few months to as many as four years. At any given time, we have agreements of varying lengths with staggered expirations. Our service agreements generally permit early termination by our clients without penalty.


     Some of our agreements include performance incentive payments that are contingent upon our client achieving specific auction volume or savings thresholds, or both, as set forth in the respective agreements. We recognize these revenues as these thresholds are achieved. Most agreements entered into since January 1999 include incentive payment provisions. We expect that as our auction volume grows, a greater percentage of revenues will be attributable to these incentive payments.

     Our agreements may also provide for sales commissions to be paid to us upon shipment of the auctioned items from the winning supplier to our client. We recognize these commission revenues when the supplier ships to our client, which in many cases occurs several months after our auction. Either the winning supplier or our client pays these commissions, depending upon the terms of the agreement. The service agreements that we have signed since January 1999 do not include significant supplier-paid commissions, although we continue to receive supplier-paid commissions under some agreements.

COST OF REVENUES

     Cost of revenues consists primarily of the expenses related to staffing our market making service organization and our Market Operations Center. These costs also include an allocation of general overhead items such as building rent, equipment leasing costs, telecommunications charges and depreciation expense. Our gross margins vary from quarter to quarter. We must often add personnel to our market making and market operations organizations based on our forecast of anticipated clients' needs. If we over-estimate our clients' needs, our gross margins may decrease because we cannot reduce our staffing levels in the short term. Conversely, our gross margins may increase in periods when we earn performance incentive payments resulting from our efforts in prior periods. As a result, we have experienced volatility in our gross margins in the past and expect this to continue.

OPERATING COSTS

     We classify our operating costs into four general categories: research and development, sales and marketing, general and administrative and stock-based expense, based on the nature of the expenditures.

     We also allocate the total costs for overhead and facilities, based on headcount, to each of the functional areas that use these services. These allocated charges include general overhead items such as building rent, equipment leasing costs, telecommunications charges and depreciation expense.

  RESEARCH AND DEVELOPMENT

     Research and development expenses consist primarily of expenses related to the development and upgrade of our proprietary BidWare software and other market making technologies. These expenses include employee compensation for software developers and quality assurance personnel and third-party contract development costs. We expect to increase our research and development expenses in absolute dollars in future periods to invest in new technology for future product and service offerings and to adapt and add features to our existing technology.

  SALES AND MARKETING

     Sales and marketing expenses consist primarily of employee compensation for direct sales and marketing personnel, travel, public relations, sales and other promotional materials, trade shows, advertising and other sales and marketing programs. We expect to continue to increase our sales and marketing expenses in absolute dollars in future periods to promote our brand, to pursue our business development strategy and to increase the size of our sales force.

  GENERAL AND ADMINISTRATIVE

     General and administrative expenses consist primarily of compensation for personnel and fees for outside professional advisors. We expect that general and administrative expenses will continue to increase in absolute dollars in future periods as we continue to add staff and infrastructure to support our expected domestic and international business growth and bear the increased costs associated with being a public company.

  STOCK-BASED EXPENSE

     Stock-based expense consists of expenses related to employee stock option grants and stock purchase warrants issued with exercise prices lower than the deemed fair value of the underlying shares at the time of grant. Stock-based compensation for employee stock options granted is amortized on an accelerated method over the vesting period of each individual award.

     Additionally, in October 1999, we issued to our Assistant Secretary, who is neither an employee nor a director, options to purchase 30,000 shares of common stock at an exercise price of $14.80 per share. As a result, and in accordance with SFAS No. 123, we recorded stock-based expense of $246,000 in October 1999, as determined using the Black-Scholes pricing method.

OTHER INCOME, NET

     Other income consists primarily of interest income received from the investment of proceeds from our financing activities, offset by interest expense and other fees related to our bank borrowings. Other income also includes other items not related to our operations. In the past, these items have included an economic development grant and gains or losses on the disposal of fixed assets. We expect interest income to increase in the short term as a result of our investing the proceeds from our sale of Series D preferred stock and this offering. We also expect interest expense to grow in future periods as we intend to borrow additional funds under our bank credit facility.

INCOME TAXES

     We incurred a net taxable loss in each of 1996, 1997 and the nine months ended September 30, 1998 and 1999, and therefore did not record a provision for income taxes in those periods. In 1998, we offset our net taxable income through the use of net operating loss carryforwards.

     As of September 30, 1999, we had $11.8 million of federal and $10.2 million of state net operating loss carryforwards for tax reporting purposes available to offset future taxable income. We may use these operating loss carryforwards to offset future federal and state income taxes through 2019 and 2009, respectively. However, in 1996 we sold a sufficient amount of our preferred stock to constitute an "ownership change" under the Internal Revenue Code; as a result, our future utilization of these net operating loss carryforwards that we accumulated prior to that change in ownership, amounting to $1.3 million, will be subject to a limitation of $247,000 per year. We may generate additional net operating loss carryforwards in the future.

LIMITED OPERATING HISTORY

     Our limited operating history makes predicting future operating results very difficult. We believe that you should not rely on the period-to-period comparison of our operating results to predict our future performance. You must consider our prospects in light of the risks, expenses and difficulties encountered by companies in new and rapidly evolving markets. We may not be successful in addressing these risks and difficulties. Although we have experienced significant percentage growth in revenues in recent periods, we may not be able to sustain our prior growth rates. Our prior growth may not be indicative of future operating results.

CUSTOMER CONCENTRATION

     We depend on two clients, United Technologies and General Motors, for a substantial portion of our revenues. These two clients represented 77% of our revenues in 1998 and 58% of our revenues in the nine months ended September 30, 1999. We anticipate that we will continue to diversify our base of clients by adding new clients and increasing sales to other existing clients and that the percentage of total revenues we derive from United Technologies and General Motors will decrease. We cannot be certain, however, that this will occur.

RESULTS OF OPERATIONS

     The following table sets forth consolidated statement of operations data as a percentage of revenues for the periods indicated:

                                                                                         NINE MONTHS
                                                                YEAR ENDED                  ENDED
                                                               DECEMBER 31,             SEPTEMBER 30,
                                                         ------------------------      ---------------
                                                          1996     1997     1998       1998      1999
                                                         ------    -----    -----      -----    ------
Revenues...............................................   100.0%   100.0%   100.0%     100.0%    100.0%
Cost of revenues.......................................   123.7     64.4     54.6       58.9      56.5
                                                         ------    -----    -----      -----    ------
Gross (loss) profit....................................   (23.7)    35.6     45.4       41.1      43.5
Operating costs:
  Research and development.............................    96.4     16.4     10.8       11.7      22.7
  Sales and marketing..................................    78.5     32.9      8.4        8.1      43.1
  General and administrative...........................   154.0     46.9     26.0       23.5      45.2
  Stock-based expense..................................      --       --       --         --      36.3
                                                         ------    -----    -----      -----    ------
Operating (loss) income................................  (352.6)   (60.6)     0.2       (2.2)   (103.8)
Other income (expense), net............................     2.7      1.1      2.8        4.1       0.4
                                                         ------    -----    -----      -----    ------
Net (loss) income......................................  (349.9)%  (59.5)%    3.0%       1.9%   (103.4)%
                                                         ======    =====    =====      =====    ======

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

  REVENUES

     Revenues increased 171% from $4.8 million in the nine months ended September 30, 1998 to $13.0 million in the same period in 1999. The increase in revenues is primarily attributable to an increased number of new clients for which we conducted auctions, as well as increased use of our services by existing clients. Revenues in both periods were substantially concentrated in two clients, United Technologies and General Motors. In the nine months ended September 30, 1998, these two clients together contributed revenues of $3.5 million, or 73% of our total revenues. Revenues in the nine months ended September 30, 1998 included a $500,000 performance incentive from United Technologies. In the same period in 1999, total revenues from these two clients increased over 115% to $7.5 million, or 58% of our total revenues. Additionally, a substantial portion of our revenue growth in the nine months ended September 30, 1999 occurred in the period from June 1999 through September 1999, as we added 11 of the 21 clients we served in that nine-month period since mid-June. Four of these new clients have entered into long-term agreements with us.

  COST OF REVENUES

     Cost of revenues increased from $2.8 million in the nine months ended September 30, 1998 to $7.4 million in the same period in 1999. As a percentage of revenues, however, cost of revenues declined from 59% to 57%. The increase in absolute dollar amounts from the nine months ended September 30, 1998 to the same period in 1999 reflects an increase in the number of market making staff and the increased cost of our operations due to a relocation of our headquarters to a larger facility.

     The decrease in cost of revenues as a percentage of revenues is primarily the result of spreading some relatively fixed costs over a higher base of revenues. In addition, this improvement in our gross margin percentage was favorably impacted by an increase in the proportion of revenues derived from long-term agreements, including the $500,000 performance incentive we earned from United Technologies. We have also increased staff productivity by becoming more specialized in various market making activities. In the nine months ended September 30, 1999, we had a lower incidence of deep price discounts which we had used in earlier periods to attract clients. Finally, we attained some operating efficiencies from our investments in information tools to automate portions of our market making process, which positively impacted our gross margins.

  OPERATING COSTS

     RESEARCH AND DEVELOPMENT. Research and development costs increased from $563,000, or 12% of revenues, in the nine months ended September 30, 1998, to $3.0 million, or 23% of revenues, in the same period in 1999. The increase in both absolute dollars and as a percentage of revenues relates primarily to an increase in the number of research and development staff and associated costs for the continued development of our BidWare software and other market making technology.

     SALES AND MARKETING. Sales and marketing expenses increased from $387,000, or 8% of revenues, in the nine months ended September 30, 1998, to $5.6 million, or 43% of revenues, in the same period in 1999. The increase in both absolute dollars and as a percentage of revenues reflects a significant ramp-up in sales and marketing staff, public relations costs, trade shows and advertising as we pursued our brand and business development strategy and accelerated our spending on potential future growth. As a result, sales and marketing expenses in the nine months ended September 30, 1999 included certain costs not incurred in the same period in 1998, such as those for advertising in professional trade magazines, airport advertising and other promotions.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $1.1 million, or 24% of revenues, in the nine months ended September 30, 1998, to $5.9 million, or 45% of revenues, in the same period in 1999. The increase in both absolute dollars and as a percentage of revenues is primarily attributable to the addition of personnel to our general and administrative staff in the areas of technical operations, human resources, legal, finance and facilities management. The increase is also attributable to start-up costs of $200,000 and other recurring costs of $776,000 associated with our European subsidiary, which we established in late 1998.

     STOCK-BASED EXPENSE

     In September 1999, we issued warrants to a subsidiary of United Technologies to purchase 304,431 shares of Series D preferred stock at an exercise price of $.01 per share, in exchange for United Technologies' agreement to delete from its contract with us provisions that limited our ability to render services to its competitors. As a result, we recorded an expense of $4.5 million in September 1999.

     Additionally, we recorded $2.0 million of unearned stock-based compensation related to employee stock options granted in June and July 1999. In the nine months ended September 30, 1999, $226,000 has been amortized related to these grants.

  OTHER INCOME, NET

     Other income was $196,000 in the nine months ended September 30, 1998 as compared to $54,000 in the same period in 1999. The change was primarily attributable to an economic development grant from the Commonwealth of Pennsylvania for $150,000 during the nine months ended September 30, 1998. The change in 1999 was also the net result of a write-off of property and equipment of $119,000 related to our move to our new headquarters, offset by increased net interest income.

YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

  REVENUES

     Total revenues increased 336% from $409,000 in 1996 to $1.8 million in 1997 and 338% to $7.8 million in 1998. The increase in revenues from 1996 to 1998 is primarily attributable to an increased number of new clients for which we conducted auctions, as well as revenues from the increased use of our services by existing clients. Revenues in 1997 and 1998 were substantially concentrated in United Technologies and General Motors. In 1997, these two clients together contributed revenues of $735,000, or 41% of our total revenues. In 1998, total revenues from these two clients increased over 700% to $6.0 million, or 77% of our total revenues. During 1998, $1.6 million of our revenues was attributable to a performance incentive bonus we earned from United Technologies.

  COST OF REVENUES

     Cost of revenues increased in absolute dollars from $506,000 in 1996 to $1.1 million in 1997 and to $4.3 million in 1998. The increase in absolute dollar amounts from 1996 to 1998 was primarily attributable to the overall growth in the size of our market making staff. Cost of revenues as a percentage of revenues decreased from 124% in 1996 to 64% in 1997 and to 55% in 1998. The decrease as a percentage of revenues over this period reflected operating efficiencies as we spread certain relatively fixed costs over a larger base of revenues and improved staff and operational productivity. The decrease in 1998 was affected specifically by the receipt of a $1.6 million performance incentive bonus, which favorably impacted our gross margins. In addition, longer-term agreements entered into with United Technologies and General Motors in 1997 and 1998 allowed us to forecast our workforce needs better and thereby hire and deploy market making personnel more efficiently.

  OPERATING COSTS

     RESEARCH AND DEVELOPMENT. Research and development expenses decreased from $394,000, or 96% of revenues, in 1996, to $292,000, or 16% of revenues, in 1997, and increased to $842,000, or 11% of revenues, in 1998. The decrease in research and development expenses in absolute dollars from 1996 to 1997 was primarily attributable to the costs associated with the introduction of the first generation of our BidWare software in 1996 and subsequent decrease in our use of outside software development staff for this project in 1997. The increase in absolute dollars from 1997 to 1998 was primarily attributable to an increase in the number of software developers and quality assurance personnel hired by us to further develop our BidWare software, as well as other market making technology. The decrease in research and development expenses as a percentage of revenues from 1996 to 1998 was due to the significant increase in revenues during this period.


     SALES AND MARKETING. Sales and marketing expenses increased from $321,000 in 1996 to $586,000 in 1997 and to $656,000 in 1998. Sales and marketing expense as a percentage of revenues decreased from 79% in 1996 to 33% in 1997 and to 8% in 1998. The increase in absolute dollar amounts from 1996 to 1998 resulted primarily from continued investment in sales and marketing activities as our business developed. The decrease in sales and marketing expenses as a percentage of revenues from 1996 to 1998 was due to the significant increase in revenues over this period. Further, a substantial portion of our overall revenue growth in 1998 came from increased services provided to existing clients, which required relatively less sales and marketing expense per dollar of revenues than from new clients.


     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $630,000 in 1996 to $837,000 in 1997 and to $2.0 million in 1998. As a percentage of revenues, however, general and administrative expenses decreased from 154% in 1996 to 47% in 1997 and to 26% in 1998. The increase in absolute dollars from 1996 to 1998 resulted primarily from the addition of finance, human resources and executive and administrative personnel to support the growth of our business during this period. In 1998, we also incurred significant legal and administrative costs related to establishing our European subsidiary. The decrease in general and administrative expenses as a percentage of revenues from 1996 to 1998 was due to the significant increase in revenues over this period.

  OTHER INCOME, NET

     Other income increased from $11,000 in 1996 to $20,000 in 1997 and to $215,000 in 1998. The increases in all periods were a result of interest earned on increased cash balances. The increase in 1998 was also a result of the receipt of a $150,000 economic development grant from the Commonwealth of Pennsylvania.

LIQUIDITY AND CAPITAL RESOURCES

     We have historically satisfied our cash requirements primarily through a combination of revenues from operations and private equity financing transactions. Through September 30, 1999, we raised cumulative net proceeds of $49.7 million through private equity offerings. As of September 30, 1999, we had cash and cash equivalents of $22.3 million, short-term investments of $10.3 million and working capital of $33.7 million.

     Net cash used in operating activities totaled $1.6 million in 1996, $1.8 million in 1997, $1.2 million in 1998 and $8.6 million in the nine months ended September 30, 1999. Our use of cash in 1996 and 1997 was primarily attributable to operating losses, and in 1998 to an increase in working capital. The use of cash in the nine months ended September 30, 1999 related primarily to the operating loss generated by our investment in the growth of our business, including an increase in personnel from 105 at the end of 1998 to 278 as of September 30, 1999. It appeared in mid-May that if we were to continue with our projected spending levels, we would have insufficient cash, unless we completed another private placement. Accordingly, in September 1999, we completed our Series D preferred stock private placement, which raised net proceeds of $30.3 million. In addition, in

March 1999, we began leasing a significantly larger facility. The lease, which runs through May 2004, currently requires an annual lease payment of $1.4 million. Our lease payments will grow as we take additional office space.

     Net cash used in investing activities totaled $165,000 in 1996, $50,000 in 1997, $859,000 in 1998 and $14.9 million in the nine months ended September 30, 1999. Our use of cash in investing activities in 1996, 1997 and 1998 resulted primarily from our continued additions to and upgrade of computing and telecommunications equipment. At the end of 1998, we began purchasing equipment using available funds under a previous credit facility and reduced our use of leased equipment. During the nine months ended September 30, 1999, we spent approximately $4.4 million to furnish our new facility and purchase computing and telecommunications equipment to accommodate our increase in personnel. We also used $10.3 million to purchase short-term investments.

     Net cash provided by financing activities totaled $2.2 million in 1996, $3.3 million in 1997, $1.7 million in 1998 and $44.1 million in the nine months ended September 30, 1999. These positive financing cash flows primarily reflect the net proceeds from private equity offerings and bank borrowings. During the nine months ended September 30, 1999, we raised $40.6 million from the sale of convertible preferred stock, received proceeds of $1.3 million from the exercise of warrants, and had net borrowings of $2.2 million under our bank credit facilities.

     As of September 30, 1999, we had a $10.0 million bank credit facility, consisting of a $5.0 million revolving line of credit, all of which was available as of September 30, 1999, and two equipment loans totaling $5.0 million, of which $2.6 million was outstanding as of September 30, 1999. The line of credit bears interest at a rate of prime plus 0.75% and expires in September 2000. The equipment loans bear interest at a rate of prime plus 1.0% and are payable over 36-month terms expiring in August 2002 and September 2003.

     In June 1999, we initiated discussions with our lender to amend our original bank credit facility to provide for additional liquidity to finance future capital expenditures. The amendment, which became effective in September 1999, increased the total availability under our bank credit facility from $4.0 million to $10.0 million. The amendment also revised the minimum tangible net worth covenant, under which we were in technical default from June through August 1999, as a result of losses that we incurred through that date. We are currently in compliance with all covenants under our amended bank credit facility.

     Our amended bank credit facility contains restrictive covenants, including a limitation on incurring additional indebtedness and paying dividends. We are also required to satisfy minimum tangible net worth and current and debt service ratios each month. We have pledged substantially all of our tangible assets as collateral for the bank credit facility.


     Capital expenditures were $776,000 in 1998 and $4.4 million in the nine months ended September 30, 1999. Capital expenditures over these periods were primarily made to purchase computer and telecommunications equipment and for furnishings in our new headquarters, as well as for expansion of our network and server capacity. We funded these capital expenditures through a combination of cash from operations, sales of our equity securities and bank borrowings. We intend to fund future capital expenditures, which we estimate at $4.5 million for the fourth quarter of 1999, through a combination of proceeds from our recent sale of Series D preferred stock and bank borrowings. We anticipate an increase in our capital expenditures over future periods consistent with growth in our operations, infrastructure and personnel.


     We expect to experience significant growth in our operating costs for the foreseeable future in order to execute our business plan, particularly in the areas of research and development and sales and marketing. We also expect to open new domestic and international offices in order to support the needs of our existing and anticipated clients. As a result, we estimate that these operating costs, as well as other planned expenditures, will constitute a significant use of our cash resources. In addition, we may use cash resources to fund acquisitions of complementary businesses and technologies; however, we currently have no commitments or agreements and are not involved in any negotiations regarding any of these transactions. We believe that the net proceeds from this offering, combined with current cash resources, will be sufficient to meet our working capital and capital expenditures for at least the next 18 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us, if at all.

QUARTERLY OPERATING RESULTS

     The following table sets forth our unaudited quarterly results of operations data for our 11 most recent quarters, as well as the percentage of revenues represented by each item. You should read this table along with our consolidated financial statements and related notes. We have prepared this unaudited information on the same basis as our audited financial statements, and it includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented.

                                                         THREE MONTHS ENDED
                             --------------------------------------------------------------------------
                             MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,
                               1997       1997       1997       1997       1998       1998       1998
                             --------   --------   --------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PERCENTAGES)
Revenues...................  $   124    $   248    $   531    $   880    $ 1,109    $ 1,287    $ 2,406
Cost of revenues...........      186        232        264        467        608        971      1,251
                             -------    -------    -------    -------    -------    -------    -------
Gross (loss) profit........      (62)        16        267        413        501        316      1,155
Operating costs:
 Research and development..       95         53         69         75        144        180        239
 Sales and marketing.......      114        115        121        236        114        117        156
 General and
   administrative..........      177        183        207        270        353        351        425
 Stock-based expense.......       --         --         --         --         --         --         --
                             -------    -------    -------    -------    -------    -------    -------
Total operating costs......      386        351        397        581        611        648        820
                             -------    -------    -------    -------    -------    -------    -------
Operating (loss) income....     (448)      (335)      (130)      (168)      (110)      (332)       335
Other income (expense),
 net.......................        5          5          5          5         23        163         10
                             -------    -------    -------    -------    -------    -------    -------
Net (loss) income..........  $  (443)   $  (330)   $  (125)   $  (163)   $   (87)   $  (169)   $   345
                             =======    =======    =======    =======    =======    =======    =======
AS A PERCENTAGE OF
 REVENUES:
Revenues...................    100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues...........    150.0       93.5       49.7       53.1       54.8       75.4       52.0
                             -------    -------    -------    -------    -------    -------    -------
Gross (loss) profit........    (50.0)       6.5       50.3       46.9       45.2       24.6       48.0
Operating costs:
 Research and development..     76.6       21.4       13.0        8.5       13.0       14.0        9.9
 Sales and marketing.......     91.9       46.4       22.8       26.8       10.3        9.1        6.5
 General and
   administrative..........    142.8       73.8       39.0       30.7       31.8       27.3       17.7
 Stock-based expense.......       --         --         --         --         --         --         --
                             -------    -------    -------    -------    -------    -------    -------
Total operating costs......    311.3      141.6       74.8       66.0       55.1       50.4       34.1
                             -------    -------    -------    -------    -------    -------    -------
Operating (loss) income....   (361.3)    (135.1)     (24.5)     (19.1)      (9.9)     (25.8)      13.9
Other income (expense),
 net.......................      4.0        2.0        1.0        0.6        2.1       12.7        0.4
                             -------    -------    -------    -------    -------    -------    -------
Net (loss) income..........   (357.3)%   (133.1)%    (23.5)%    (18.5)%     (7.8)%    (13.1)%     14.3%
                             =======    =======    =======    =======    =======    =======    =======

                                        THREE MONTHS ENDED
                             -----------------------------------------
                             DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,
                               1998       1999       1999       1999
                             --------   --------   --------   --------
                                (IN THOUSANDS, EXCEPT PERCENTAGES)
Revenues...................  $ 2,999    $ 3,499    $ 4,183    $ 5,355
Cost of revenues...........    1,428      1,566      2,583      3,218
                             -------    -------    -------    -------
Gross (loss) profit........    1,571      1,933      1,600      2,137
Operating costs:
 Research and development..      279        555        806      1,599
 Sales and marketing.......      269        593      1,869      3,163
 General and
   administrative..........      897      1,243      2,158      2,489
 Stock-based expense.......       --         --         --      4,728
                             -------    -------    -------    -------
Total operating costs......    1,445      2,391      4,833     11,979
                             -------    -------    -------    -------
Operating (loss) income....      126       (458)    (3,233)    (9,842)
Other income (expense),
 net.......................       19        (34)       (32)       120
                             -------    -------    -------    -------
Net (loss) income..........  $   145    $  (492)   $(3,265)   $(9,722)
                             =======    =======    =======    =======
AS A PERCENTAGE OF
 REVENUES:
Revenues...................    100.0%     100.0%     100.0%     100.0%
Cost of revenues...........     47.6       44.8       61.7       60.1
                             -------    -------    -------    -------
Gross (loss) profit........     52.4       55.2       38.3       39.9
Operating costs:
 Research and development..      9.3       15.9       19.3       29.8
 Sales and marketing.......      8.9       16.9       44.7       59.1
 General and
   administrative..........     30.0       35.5       51.6       46.5
 Stock-based expense.......       --         --         --       88.2
                             -------    -------    -------    -------
Total operating costs......     48.2       68.3      115.6      223.6
                             -------    -------    -------    -------
Operating (loss) income....      4.2      (13.1)     (77.3)    (183.7)
Other income (expense),
 net.......................      0.6       (1.0)      (0.8)       2.2
                             -------    -------    -------    -------
Net (loss) income..........      4.8%     (14.1)%    (78.1)%   (181.5)%
                             =======    =======    =======    =======

YEAR 2000 ISSUES

     Many computer systems are coded to accept only two-digit entries in date code fields. These systems may be unable to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results by, at or beyond the year 2000. Many companies' computer and/or software systems may need to be upgraded or replaced in order to process dates correctly beginning on January 1, 2000 and to comply with the so-called "Year 2000" requirements.

     We rely on our internally developed software as well as software, hardware and other computer technology developed by third parties. The failure of any of this software, hardware or computer technology could result in the interruption of our auction services, delay or loss of revenues, diversion of development resources, damage to our reputation and/or liability to our clients, any of which could seriously harm our business.

     We believe, based on internal assessments to date, that our internally developed proprietary software, including our BidWare software, is Year 2000 compliant. We are not certain that this is the case, however, and it is possible that our BidWare software will not function properly when used by auction participants on systems that are not Year 2000 compliant. We generally do not represent to our clients that our software and systems are Year 2000 compliant, although we have been compelled to make this representation to some significant clients. For these clients, our liability is limited to the actual damages sustained by the client, subject to specific dollar limitations in each agreement. We are not liable, however, for Year 2000 noncompliance resulting from the incompatibility of our clients' technology with ours, or from problems with public or private networks over which we run our auctions.

     We also believe, based on internal assessments to date and representations made to us by third-party vendors, that the third-party software and hardware that we operate in our business, including our basic operating systems, office software, servers and databases, either is Year 2000 compliant or can be made Year 2000 compliant without significant cost or effort. Our servers and some of our personal computers are not currently Year 2000 compliant. However, we are in the process of performing vendor-recommended upgrades necessary to make these servers and personal computers Year 2000 compliant. We intend to complete these upgrades prior to December 31, 1999 at a cost that we estimate to be no greater than $170,000.

     It is difficult for us to assess the Year 2000 compliance of the general communications infrastructure on which we rely to conduct our online auctions. Our online auctions depend on the successful technical operation of an entire chain of software, hardware and telecommunications equipment. The failure of any element in this chain to be Year 2000 compliant could result in a disruption of our auction services. Many of the elements in this chain, such as telecommunications equipment and Internet connectivity, are not within our control. For example, most suppliers who participate in our online auctions use our BidWare software by dialing into a network provided by a third party, from whom we lease private network services. While we have contacted this vendor and requested confirmation concerning Year 2000 compliance, the vendor has not provided the confirmation we requested.

     We have limited information concerning the Year 2000 compliance of our clients and of suppliers who participate in our online auctions. In addition, many suppliers are located in foreign countries with inferior telecommunications infrastructure. We expect that many auction participants will have to perform vendor-recommended upgrades to their systems to become Year 2000 compliant. We believe that we have the ability to bypass isolated failures of our clients' systems through other means. However, a generalized failure of any of our clients' systems or the failure of the systems of a significant number of suppliers could prevent us from successfully conducting online auctions for those clients or with those suppliers and could adversely affect our business. We may incur extra costs from time to time in supporting clients and suppliers who are not Year 2000 compliant.

     We think that the most reasonably likely worst case Year 2000 scenario for our business would be if there were a generalized failure of the telecommunications equipment and Internet connectivity on which we rely to conduct our online auctions. Such a failure would prevent us from conducting online auctions until the providers of this equipment and connectivity restored service. We do not have a formal contingency plan to address such a failure or any other generalized failure of computer systems due to the Year 2000 issue.

MARKET RISK

     Nearly all of our revenues recognized to date have been denominated in United States dollars and are primarily from clients in the United States. We have a European subsidiary located in Belgium and intend to establish other foreign subsidiaries in the future. Revenues from international clients to date have not been substantial, and nearly all of these revenues have been denominated in United States dollars. In the future, a portion of the revenues we derive from international operations may be denominated in foreign currencies. We incur costs for our overseas offices in the local currency of those offices, for staffing, rent, telecommunications and other services. As a result, our operating results could become subject to significant fluctuations based upon changes in the exchange rates of those currencies in relation to the United States dollar. Furthermore, to the extent that we engage in international sales denominated in United States dollars, an increase in the value of the United States dollar relative to foreign currencies could make our services less competitive in international markets. Although currency fluctuations are currently not a material risk to our operating results, we will continue to monitor our exposure to currency fluctuations and when appropriate, use financial hedging techniques to minimize the effect of these fluctuations in the future. We cannot assure you that exchange rate fluctuations will not harm our business in the future. We do not currently utilize any derivative financial instruments or derivative commodity instruments.

     Our interest income is sensitive to changes in the general level of United States interest rates, particularly since the majority of our investments are in short-term instruments. Borrowings under our existing credit lines are also interest rate sensitive, since the interest rate charged by our bank varies with changes in the prime rate of lending. We believe, however, that we are currently not subject to material interest rate risk.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, which is effective, as amended, for all quarters in fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. As we do not currently engage in derivative or hedging activities, we do not expect the adoption of this standard to have a significant impact on our consolidated financial statements.

                                    BUSINESS
THE COMPANY


     FreeMarkets creates customized business-to-business online auctions for buyers of industrial parts, raw materials and commodities. We combine our proprietary BidWare Internet technology with our in-depth knowledge of supply markets to help our clients obtain lower prices, make better purchasing decisions and achieve significant savings. We created online auctions covering $1.0 billion worth of purchase orders in 1998 and $1.4 billion worth of purchase orders in the nine months ended September 30, 1999. We estimate that the resulting savings for our clients ranged from 2% to more than 25%. Since 1995, we have created online auctions for more than 30 clients in over 50 product categories, including injection molded plastic parts, commercial machinings, metal fabrications, chemicals, printed circuit boards, corrugated packaging and coal. More than 2,000 suppliers from over 30 countries have participated in our auctions. Our clients are purchasing organizations, including United Technologies Corporation, General Motors Corporation, The Quaker Oats Company, Emerson Electric Company, Honeywell International Inc. and the Commonwealth of Pennsylvania.


INDUSTRY BACKGROUND

  GROWTH OF BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE

     The Internet is one of the fastest-growing means of communication, reaching consumers and businesses globally. As the number of Internet users has grown, businesses have increasingly recognized the power of the Internet to streamline complex processes, lower costs and improve efficiency. Forrester Research expects business-to-business electronic commerce to grow more rapidly than business-to-consumer electronic commerce over the next several years. Forrester Research estimates that business-to-business electronic commerce will grow from $109 billion in 1999 to $1.3 trillion in 2003, accounting for 90% of the dollar value of electronic commerce in the United States by 2003, and that total electronic commerce worldwide may reach as high as $3.2 trillion by 2003.

     Auctions targeted at consumers are a popular application of Internet technology. Forrester Research projects that the value of goods sold through Internet auctions will increase from $8.7 billion in 1998 to $52.6 billion in 2002. The popularity of consumer-oriented auction sites and the opportunity presented by business-to-business electronic commerce have spurred the creation of business-to-business Internet auction sites. However, we believe that these auction sites have not adequately addressed the problems faced by manufacturers who purchase "direct materials" -- the industrial parts and raw materials that are incorporated into finished products.

  INEFFICIENCIES OF SUPPLY MARKETS FOR DIRECT MATERIALS

     Based on industry research and government statistics, we estimate that manufacturers worldwide purchase approximately $5 trillion of direct materials each year. Due to inefficiencies in the markets that supply these materials, we think that buyers at times pay prices that are too high. We believe that these inefficiencies result in part from the following factors:

     - CUSTOM-MADE PRODUCTS HAVE NO STANDARD PRICES. Direct materials are often custom-made or adapted to the buyer's specifications. Unlike maintenance, repair and operating supplies, direct materials are often not standardized and therefore cannot be ordered from catalogs at list prices. Without catalogs or list prices, buyers cannot easily obtain comparative price information.

     - QUALITY CAN BE AS IMPORTANT AS PRICE. Because manufacturers use direct materials as components in finished products, quality is critical. There is often little standardized information on direct material quality. As a result, when selecting suppliers, buyers often must spend significant effort compiling their own information to compare quality as well as price.

     - SUPPLY MARKETS ARE FRAGMENTED. Supply markets for direct materials often contain hundreds of potential suppliers. This fragmentation makes it difficult for buyers to understand the entire supply market for the products they are buying and to evaluate and select potential new suppliers.

     The need for customization, the importance of quality and the fragmentation of supply markets complicate the process by which buyers purchase direct materials. This complexity often leads buyers to rely on suppliers with whom they have dealt in the past, making it difficult for new suppliers to compete for business. Because competition among suppliers is limited by these factors, buyers may pay higher prices or obtain lower quality than they would in a more efficient market with better information and more readily available alternative sources of supply.

  LIMITATIONS OF CURRENT BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE APPLICATIONS

     The Internet offers an opportunity to make business-to-business commerce more efficient by facilitating the communication and use of information. Although several electronic commerce applications for business purchasing have emerged, we believe that none has adequately addressed the problems presented by direct materials purchasing. Several of these applications, and the primary reasons why we believe that they fail to meet the needs of direct materials buyers, are summarized below:

     - SOFTWARE THAT FACILITATES THE PROCUREMENT OF STANDARDIZED PRODUCTS. These software applications can reduce the paperwork needed to requisition office supplies and other standardized products, but are not suitable for the purchase of direct materials for which no catalogs or price lists exist.

     - WEBSITES DEDICATED TO PARTICULAR PRODUCT CATEGORIES. These so-called "vertical market" sites are generally supported by supplier-paid advertisements, and as a result, may contain biased information. Moreover, buyers of custom-made or tailored products often need to exchange detailed, confidential information with suppliers and to follow specific procedures when making purchases. These vertical market sites generally do not support buyer-specific purchasing processes. Thus, they are of limited benefit to many industrial buyers.

     - SELLER-ORIENTED BUSINESS-TO-BUSINESS AUCTION SITES. These sites enable sellers to offer goods to multiple potential buyers. They are designed to sell standard or excess items, such as used machinery, to the highest bidder. As with websites dedicated to particular product categories, these auction sites are not suitable for the purchase of items such as direct materials that are custom-made to the buyer's specifications.

     We believe that neither software nor Internet technology alone can provide an adequate solution for buyers of direct materials. Rather, we think that the creation of an efficient market for these materials requires a solution that combines buyer-oriented Internet technology with services that are customized to buyers' needs.

THE FREEMARKETS SOLUTION

     We combine our proprietary BidWare Internet technology with our in-depth knowledge of supply markets to help industrial buyers obtain lower prices and make better purchasing decisions. In a FreeMarkets online auction, multiple suppliers from around the world can submit bids for a buyer's purchase order in a real-time, interactive competition. Our auctions, in contrast to those designed for sellers, are "downward price" auctions in which suppliers continue to lower their prices until the auction is closed. For each auction, we work with our client to identify and screen suppliers and to assemble a request for quotation that provides detailed, clear and consistent information for suppliers to use as a basis for their competitive bids. Our service, which we call "market making", creates a custom market for the goods or services being purchased by our client in a particular auction. Our solution provides:

     - SUBSTANTIAL SAVINGS. Our online auctions can deliver substantial savings to our clients. Depending upon the nature of the direct materials or services being bid, savings typically range from a few percentage points on purchases of commodities to more than 25% on purchases of custom industrial components, with even greater savings at times. Clients often begin to save with the first auction we conduct.

     - ROBUST INTERACTIVE TECHNOLOGY. Our BidWare Internet technology facilitates dynamic competitive bidding by enabling suppliers to submit bids in real time and to view competing bids within seconds after their submission. Our technology is also flexible. We can easily configure our BidWare software in many different formats to address the characteristics of a particular supply market and to achieve the particular objectives of each of our clients. In addition, we engage in a continuous process of improving our technology by adding new functions and features that we develop through our auction experience.

     - TAILORED APPROACH TO CLIENTS' NEEDS. We tailor our services to meet the needs of each client. Our clients are typically large corporations that purchase a wide variety of industrial parts, raw materials and commodities. Each client has its own unique organizational structure, approach to purchasing and specific purchasing objectives. We work with each client to identify the portions of their purchases that are best suited for our market making approach and we design a program of services that meets their needs.

     - IN-DEPTH KNOWLEDGE OF SUPPLY MARKETS. We develop and manage specialized information about many different product categories. Each time we conduct an auction for a client, we add to the knowledge we can apply to our business. We maintain a database of thousands of potential suppliers, with information about their manufacturing processes, quality assurance practices, market focus and facilities. This in-depth knowledge enables us to provide our clients with market information that they cannot easily generate themselves or obtain from other sources.

     - MARKET INTEGRITY. We have designed our market making service to enable our clients to evaluate competing suppliers on the basis of price, quality and performance in a process that is intended to be fair to all participating suppliers. The request for quotation that is sent to potential suppliers provides detailed and clear specifications, so that all suppliers who participate in a FreeMarkets online auction have consistent information to use as a basis for their bids. Buyers and suppliers who participate in our auctions agree in advance to a set of auction rules which are designed to ensure the integrity of the markets that we create. These rules give participating suppliers the confidence to submit their best bids.

THE FREEMARKETS STRATEGY

     We seek to be the world's leading provider of business-to-business online auctions. The key elements of our strategy are:

     - EXTEND OUR CLIENT BASE. We intend to extend our client base in our target market of Global 1000 corporations and other large enterprises, particularly those whose purchasing needs include custom-engineered industrial parts or other customized goods or services obtained from fragmented supply markets. We also successfully serve the Commonwealth of Pennsylvania, and believe that our service can attract other governmental entities. In order to become better known in our target markets, we plan to hire additional sales and marketing personnel and increase our marketing and advertising expenditures on brand development.

     - EXPAND INTO ADDITIONAL PRODUCT CATEGORIES. We intend to expand into additional product categories where our online auctions can continue to generate savings for buyers. We plan to identify these markets by working with our existing and prospective clients to determine additional direct materials, services and commodities that would be appropriate for our solution and by hiring personnel with expertise in a variety of product categories. We believe that knowledge of additional product categories will enable us to expand our relationships with our existing clients, as well as to serve new clients.

     - GROW INTERNATIONAL PRESENCE. We intend to expand our presence in Europe and to create a presence in both Asia and Latin America to better serve multinational enterprises. We have served buyers in the United States and Europe, with over 2,000 suppliers from more than 30 countries participating in our online auctions. We believe that we can assist buyers in identifying potential suppliers worldwide and that our service will be attractive to buyers based outside the United States.

     - FOSTER A CULTURE OF EXCELLENCE AND CLIENT SERVICE. We intend to continue to employ rigorous recruiting, training and evaluation practices to help us attract and retain employees who dedicate themselves to delivering outstanding results to our clients. Since our inception, we have emphasized the creation of an environment of excellence and client service. We believe that our commitment to excellent service has led and will continue to lead to new client referrals from satisfied buyers who have used our auctions.

     - ADD BIDDING FEATURES AND AUTOMATION TOOLS. We intend to continue to add functions and features to our BidWare technology. These functions and features will facilitate our ability to provide to new and existing clients additional services, such as upward-price auctions and trading exchanges for used equipment and excess inventory. We also intend to develop new tools that will automate portions of our market making process, enhancing the value we can provide to clients and improving the scalability of our business.

     - INTRODUCE BUYER HUB WEBSITES. We intend to introduce websites, which we call "buyer hubs", that will incorporate buyers' proprietary information and tools that they may use to manage their direct materials purchasing. We believe that these buyer hubs will position us to provide additional services to our current clients, allowing us to participate in a greater proportion of their purchasing decisions, and help us to attract new clients. We currently operate prototype buyer hubs on behalf of two clients. We intend to build additional buyer hubs that our clients can use more widely throughout their own organizations to purchase from a broader range of product categories.

THE FREEMARKETS MARKET MAKING PROCESS

     We help our clients obtain lower prices and make better purchasing decisions. Our process combines auction services and our proprietary BidWare Internet technology. We call this process "market making" because we create a custom market for the direct materials, commodities or services being purchased in each FreeMarkets online auction. To make a custom market, we work with a client, typically over a period that ranges from four to eight weeks, to accomplish the following:

     [Graphic depiction of five arrows, with the following text in each arrow: in the first arrow, "Identify Potential Savings", in the second arrow, "Prepare Request for Quotation"; in the third arrow, "Select Suppliers and Distribute Request for Quotation"; in the fourth arrow, "Conduct Online Auction", and in the fifth arrow, "Implement Results".]


     IDENTIFY POTENTIAL SAVINGS. We work with our client to identify which of its purchases seem best suited to our market making process. Although our online auctions generate savings on many types of products, the potential savings are particularly dramatic for direct materials that are custom-made to a buyer's specifications and available from many different suppliers. Examples include injection molded plastic components, metal fabrications, commercial machinings, printed circuit boards, fasteners and corrugated packaging. Other types of products, including commodities such as chemicals and coal, can also be appropriate for our process because market conditions are volatile and purchase prices may change with each transaction.

     PREPARE REQUEST FOR QUOTATION. Once a suitable purchase has been identified, we work with our client to prepare a request for quotation. The request for quotation is our client's specification of the materials to be auctioned. This specification is sent to selected suppliers to help them prepare their bids. Because many direct materials must be custom-made to a buyer's specifications, it is essential for the request for quotation to specify precisely all of our client's requirements, including the applicable technical characteristics, quality and logistics requirements and commercial terms. An auction typically includes components with different characteristics or delivery locations, so we group components into auction lots with the goal of creating meaningful competition in each lot.


     SELECT POTENTIAL SUPPLIERS AND DISTRIBUTE REQUEST FOR QUOTATION. While the request for quotation is being prepared, the supplier selection process begins. We start with a target list of suppliers that includes those known to our client and others we identify from our supplier database or additional market research. After a detailed screening process, our client selects a list of potential suppliers. Because most industrial purchases are made from a select group of potential suppliers, our online auctions are private, and only those suppliers which our client ultimately invites may participate. Privacy is important because the information contained in the request for quotation is highly confidential and our client will award a purchase order only to a qualified supplier. Once our client has selected potential suppliers, we provide these suppliers with the request for quotation to enable them to prepare for the auction. Before auction day, we train suppliers in the use of our BidWare software.


     CONDUCT ONLINE AUCTION. After potential suppliers have been selected and trained, we conduct an online auction. During the auction, suppliers remain anonymous to one another but can see competing price bids in real time, while our client can see both the identity and current bid of each supplier. An auction typically lasts from one to three hours. The activity is fast-paced, with suppliers generally submitting bids every few minutes, and often more frequently as the closing time for each lot nears. Our Market Operations Center in Pittsburgh provides continuous support to our clients and the suppliers involved in our auctions throughout the process. We monitor auction performance, send real-time messages to participants, and strive to ensure that all bidders can participate effectively. We believe that our active involvement during auctions makes our process more reliable. We can support auction participants in more than 20 different languages. We consider this to be a critical skill in helping clients to buy from suppliers around the world.

     IMPLEMENT RESULTS. After the online auction has been completed, we assist our client in analyzing and implementing auction results so that our client can award a purchase order to the supplier or suppliers providing the best overall value. In some situations, our client can make an award decision and issue a purchase order soon after an auction. In other situations, our client may perform additional analysis and due diligence before making an award. Since awards may be based not only on price, but also on non-price factors such as quality and delivery capabilities, the low bidder does not always win a FreeMarkets online auction. Our client ultimately makes the final award decision.

CASE STUDIES

     The examples that follow illustrate how the FreeMarkets market making process helps clients achieve savings on their direct materials purchases. Each auction we conduct is a distinct event, with a different mix of participants and products. The results of any auction cannot be predicted, and may not be replicated.

  UNITED TECHNOLOGIES CORPORATION

     We have conducted over 50 auctions for United Technologies since 1996. The case study presented below describes a single auction we conducted in 1997 for a three-year contract to purchase injection molded plastic parts used in heating, ventilating and air conditioning equipment. The auction resulted in projected savings, estimated after final supplier selection, of $1.2 million per year, or $3.6 million over the life of the contract. This represented a 12% savings when compared to the previous prices paid by United Technologies for these parts.

     IDENTIFY POTENTIAL SAVINGS. We worked with United Technologies to identify injection molded plastic parts purchased by four different plants as suitable for an online auction. The package to be auctioned included 159 different parts, all to be produced to United Technologies' specifications. These parts represented a total of $29.1 million of purchases over the three-year life of the contract to be bid, or $9.7 million annually, based on the previous prices paid by United Technologies.

     PREPARE REQUEST FOR QUOTATION. We worked with our client to write a request for quotation describing the parts to be auctioned. The request for quotation included blueprints and material specifications, as well as other technical details needed by suppliers to prepare their bids. We grouped the 159 parts into 10 different lots, reflecting differences in part size, materials and special treatments required for the finished parts.

     SELECT POTENTIAL SUPPLIERS AND DISTRIBUTE REQUEST FOR QUOTATION. We helped our client to select appropriate suppliers for each of the 10 lots. We identified potential suppliers from among those used by United Technologies in the past, from our database and from research that we performed during this project. All suppliers completed surveys designed to profile their capabilities as plastic molders and assess their quality assurance practices. Because the parts varied from small, decorative items to large, functional items, it was necessary to select and to distribute the request for quotation to a diverse group of suppliers to ensure that we had a sufficiently competitive market for each of the 10 lots. Ultimately, United Technologies selected 36 different suppliers to participate in the auction and shipped a request for quotation to each.

     CONDUCT ONLINE AUCTION. The auction began at 11:00 a.m. Eastern Time and open bidding ensued on all 10 lots. Within eight minutes of the auction's opening, 40 bids had been received, and the aggregate low bid for all 10 lots stood at an amount that represented $27.5 million over the three-year life of the contract. At this point, the projected savings equaled $1.6 million, or 5%, below the amount that United Technologies would have paid over three years based on the previous prices they had paid for these parts. The first lot closed at 12:07 p.m., with a total of 132 bids having been placed, 12 of which had been received in the final 10 minutes of bidding. The remaining lots closed sequentially over the next three hours, allowing bidders to concentrate on each lot individually in the intense final minutes of bidding.

     IMPLEMENT RESULTS. We worked with United Technologies to assess bidding results. Because non-price factors were also important, we had informed suppliers in advance that low bidders would not automatically win, just as low bidders would not automatically win in more traditional bidding processes. Ultimately, United Technologies received 382 bids on the 10 lots from 28 suppliers, and selected six suppliers. If United Technologies purchases the full auctioned volume over the contract life, then it will pay an aggregate purchase price of $25.5 million over the three-year period, saving $3.6 million, or 12%, over the life of the contract.

  OTHER EXAMPLES

     Since 1995, we have created similar online auctions for more than 30 clients. The examples below illustrate the savings that we have helped our clients achieve on purchases in a variety of product categories.

     PRINTED CIRCUIT BOARDS. In January 1998, we conducted two online auctions for multi-layered printed circuit boards on behalf of a Fortune 100 corporation, which resulted in aggregate savings of $10.6 million per year, or $31.7 million over the life of the three-year contract bid. This represented savings of 43% below the prices previously paid for these components by our client. The package, on which 29 suppliers from Europe, Asia and North America bid, included 383 different printed circuit board designs. Based on the low bid price achieved in these auctions, these components would represent $41.8 million of purchases over a three-year period, or $13.9 million annually.

     COMMERCIAL MACHININGS. In April 1999, we conducted an online auction for commercial machinings on behalf of an electrical products company, which resulted in savings of $2.1 million per year, or $6.3 million over the life of the three-year contract bid. This represented savings of 24% below the prices previously paid for these components by our client. The package included 813 different precision machined metal components, which previously were produced by as many as 56 different suppliers. One of our client's objectives for this auction was to reduce the number of suppliers. We expect that, as a result of our auction, our client will ultimately purchase the components in this package from approximately 15 suppliers. The bidders during this auction participated simultaneously from Taiwan, India, Hong Kong, Malaysia, Mexico and the United States. Based on the low bid price achieved in our auction, these components would represent $19.8 million of purchases over a three-year period, or $6.6 million annually.

     LABELS. In June 1999, we conducted an online auction for packaging labels on behalf of a major consumer packaged goods company, which resulted in annual savings of $1.5 million. This represented savings of 41% below the prices previously paid for these labels by our client. The package, on which three suppliers bid, included 76 different labels. Based on the low bid price achieved in our auction, these labels would represent $2.1 million of purchases over the one-year term of the contract bid.

     ROCK SALT. In July 1999, we conducted an online auction for rock salt on behalf of a government purchasing organization, which resulted in annual savings of $2.5 million. This represented savings of 7% below the prices previously paid for this material by our client. The package, on which nine suppliers bid, included solar and mined rock salt used to melt ice on winter roads. Based on the low bid price achieved in our auction, this material would represent a total of $31.1 million of purchases over the one-year term of the contract bid.

PRODUCT CATEGORIES

     We create online auctions for our clients in a wide variety of product categories, ranging from commodities to custom-engineered components. The number of product categories in which we have experience had grown to more than 50 as of September 30, 1999. The following list includes some of the product categories in which we have had the most experience:

Chemicals               Fasteners                   Motor freight
Coal                    Injection molded plastics   Printed circuit boards
Commercial machinings   Metal fabrications          Service center metals
Corrugated packaging    Metal stampings             Transformers
Die castings            Molded rubber

     Most industrial buyers make purchases in a range of product categories, so we believe it is important that we address a comparable range. We typically conduct auctions in a product category for multiple clients, so we gain knowledge and improve productivity over time through repeated auctions.

CLIENTS

     Our clients are among the world's largest buyers of industrial parts, raw materials and commodities. To date, we have created online auctions for more than 30 clients. We have served the following clients in the nine months ended September 30, 1999:


Allegheny Ludlum Corporation  Emerson Electric Company     Owens Corning
BP Amoco Corporation          FirstEnergy Corp.            Pepsico, Inc.
Commonwealth of Pennsylvania  General Electric Company     The Quaker Oats Company
Conopco, Inc.                 (acting through its          Reliant Energy, Incorporated
  (which does business as     GE Industrial Systems        (formerly known as Houston
  Unilever Home & Personal    business component)          Lighting & Power)
  Care USA)                   General Motors Corporation   SmithKline Beecham plc
Delphi Automotive Systems     Hillenbrand Industries,      United Technologies Corporation
  Corporation                 Inc.                         Welch Foods Inc.
Eaton Corporation             Honeywell International
                              Inc.
                              (formerly AlliedSignal
                              Inc.)
                              Navistar International


     We provide services to our clients under service agreements that range from a few months to four years. These agreements are typically cancelable by our clients on minimal notice and without substantial penalties. Our agreements typically provide us with revenues from fixed monthly fees. Some of our agreements also include performance incentive payments that are contingent upon our client achieving specific auction volume or savings thresholds, or both. Our agreements may also provide for sales commissions to be paid to us upon shipment of the auctioned items from the winning supplier to our client. We never take title to or possession of any of the products purchased through our auctions. We also do not oversee delivery of or payment for these products.

SALES AND MARKETING

     We sell our services through our direct sales organization. As of September 30, 1999, our direct sales force consisted of 14 sales professionals, organized along buyer industry lines. We plan to expand our direct sales force and the number of buyer industry sectors for which we have specialists on our staff.

     We typically target our sales efforts at senior purchasing executives and other senior executives within a buying organization. When a prospective client is interested in working with us, we will analyze which portions of its direct material purchases are best suited to our market making process. Throughout this analysis, we work with the prospective client to negotiate terms of a service agreement.

     New clients often enter into short-term agreements with us in order to try our service before making a longer-term commitment. Because our technology need not be integrated with the client's existing information technology infrastructure, short-term agreements can quickly result in savings for our client. Our short-term agreements typically last four to six months, during which time we prepare and conduct a range of auctions. Our goal through this process is to demonstrate our capability to provide savings, and to obtain a longer-term service agreement with the client.

     Our marketing efforts focus on general communications and on obtaining referrals from our existing clients. We participate in trade conferences and purchasing industry forums, and advertise in major airports and business publications. We intend to increase our advertising and marketing expenditures in an effort to become better known in our target markets. These expenditures will cover the addition of sales, marketing and business development personnel, increased advertising in professional journals and general business and trade media, increased media relations, increased presence at purchasing and technology trade conferences, and continuing improvements to our website.

TECHNOLOGY AND OPERATIONS

     We have built our proprietary auction technology called BidWare to create highly-interactive auctions tailored to the needs of industrial purchasers. Our Internet-based BidWare software provides an easy-to-use graphical interface that our clients use to watch their auctions progress and that suppliers use to submit bids. Suppliers participate from their own offices, where key decision makers submit bids. Our BidWare software provides nearly instantaneous response, displaying these bids to all users within seconds of submission. A truly dynamic auction results, as buyers watch prices decrease before their eyes.


     We operate a Market Operations Center in our Pittsburgh headquarters to ensure that each auction is actively managed and runs smoothly. We strive to make our auctions extremely reliable, both through our operations methodology and the quality of our BidWare software. The BidWare architecture contains many features to monitor and control auctions so that our Market Operations Center can quickly respond in the event of technical or other difficulties. In addition, our Market Operations Center staff actively supports bidders before and during auctions, helping to further ensure the reliability of our service. Although we have taken extensive measures to ensure the reliability of our auctions, we cannot guarantee that we will not have technical interruptions or failures in the future.


     Our BidWare software incorporates a wide range of bidding features and auction formats that we have developed to address specific needs of industrial purchasers. Examples of the types of auctions we can run with our BidWare software include:

     - multi-parameter auctions, where submitted bids incorporate quality and technical factors as well as prices;

     - differential index auctions, where suppliers compete on price differentials from a pre-specified index or reference price that may fluctuate during the life of the contract;

     - multi-currency auctions, where our client and suppliers can choose to monitor the auction in the currency of their choice; and

     - multi-period auctions, where suppliers can submit a series of price quotes covering multiple future periods.

     Because we can operate our BidWare software in many different formats and set many different control parameters, we can create tailored auctions that address particular industrial purchasing situations.

     Our BidWare software is designed so that users can connect to our BidServer technology, the server-side application that manages our auctions, through either their own Internet connections or an Internet service provider from which we lease private network services. We encourage bidders to use our leased network service provider so that we can obtain a more reliable and uniform level of performance that we believe is important for real-time interactive bidding. We operate our BidServer technology from our Market Operations Center in Pittsburgh, where we have redundant links to our Internet service provider and a redundant router configuration that automatically reroutes traffic if a connection fails.

     We expended $842,000 on research and development in 1998 and $3.0 million in the nine months ended September 30, 1999. We plan to increase our research and development expenditures to continue adding features to our technology and to develop new Internet-based purchasing automation tools. We plan to continue to develop tools to manage purchasing information customized for specific clients. We believe that these tools may enable us to increase our employees' productivity and allow us to serve more clients as we further automate our services. We may also be able to derive additional revenues from operating these tools for clients.

COMPETITION

     A number of companies provide services or products to the market for business-to-business electronic commerce, and existing and potential clients can choose from a variety of current and potential competitors' services. Competition in this market is rapidly evolving and intense, and we expect competition to further intensify in the future. We currently or potentially will compete with a number of other companies, including:

     - well-financed entrepreneurial start-ups that offer similar services or services perceived by a client to be similar;

     - providers of electronic commerce technology extending their offerings to include services or technology similar to ours;

     - professional service and consulting firms and others offering services similar to ours; and

     - providers of stand-alone software products that make available to buyers technology for conducting online auctions.

     Our online auction service is one of many alternative approaches to purchasing that buyers are considering. Many of our current and potential competitors are larger and more established and have significantly greater resources than we do. As a result, some of our current or potential competitors may be able to commit more resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote more resources to technology development. In order to respond to changes within this competitive environment, we may from time to time make pricing, service, marketing or other strategic decisions that could adversely affect our operating results. In addition, competitors may introduce products or services that appear to be the same as ours, despite actual differences. In such an environment, we face the risk that buyers will confuse our services with those of our competitors or choose the services of a competitor with greater resources. We also face the risk that buyers may attain poor results with other products or services and lose interest in trying our services. We may not be able to keep our current clients or secure new ones in light of these issues.

INTELLECTUAL PROPERTY

     We regard the protection of our intellectual property rights to be critical to our success. We rely or expect to rely on a combination of patent, copyright, trademark, service mark and trade secret restrictions and contractual provisions to protect our intellectual property rights. We require employees and independent contractors to enter into confidentiality and invention assignment agreements and require some of our employees to enter into non-competition agreements. We also have non-disclosure agreements with our clients and with suppliers who participate in our online auctions. We do not sell our BidWare software to our clients or to suppliers, but rather license it for the limited purpose of enabling buyers to view our online auctions and suppliers to submit bids. The contractual provisions and the other steps we have taken to protect our intellectual property may not prevent misappropriation of our technology or deter third parties from developing similar or competing technologies.

     BidWare, BidServer and FreeMarkets are registered trademarks of FreeMarkets in the United States, and BidWare is a registered trademark of FreeMarkets in the European Community. We have also applied for United States trademark registration on SmartRFI, SmartRFQ and CBE. We have cleared the opposition period in the European Community for our trademark application for FreeMarkets and we have applied for trademarks in other jurisdictions.


     We have filed patent applications in the United States with respect to proprietary features of our technology, which include features relating to how we conduct auctions and the business processes for making markets, which we currently use or intend to use in the future. We cannot assure you that these patents will be issued, or that even if issued, these patents will adequately protect our technology or processes or otherwise result in commercial advantages to us.


     We cannot be certain that the steps we have taken to protect our intellectual property will be adequate, that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar proprietary information. Any such infringement, misappropriation or independent development could harm our future financial results. Additionally, effective patent, trademark, copyright and trade secret protection may not be available in every country where we provide online auction services. We may, at times, have to incur significant legal costs and spend time defending our trademarks, copyrights and, if issued, our patents. Any such defense efforts, whether successful or not, would divert both time and resources from the operation and growth of our business.

     There is also significant uncertainty regarding the applicability to the Internet of existing laws regarding matters such as property ownership, copyrights and other intellectual property rights. The vast majority of these laws were adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

GOVERNMENT REGULATION

     As with many Internet-based businesses, we operate in an environment of tremendous uncertainty as to potential government regulation. We believe that we are not currently subject to direct regulation applicable to online commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt existing regulations to its use. Future laws, regulations and court decisions may affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, taxation, content and quality of products and services, advertising, intellectual property rights and information security. In addition, because our services are offered worldwide, and we facilitate sales of goods to clients worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Any future regulation may have a negative impact on our business.

     Because we are an Internet company, it is unclear in which jurisdictions we are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines and penalties and could result in our inability to enforce agreements in that jurisdiction.

     Numerous states have laws and regulations regarding the conduct of auctions and the liability of auctioneers. We do not believe that these laws and regulations, which were enacted for consumer protection many years ago, apply to our online auction services. However, one or more jurisdictions may attempt to impose these laws and regulations on our operations in the future.

EMPLOYEES

     As of September 30, 1999, we had 278 employees, 249 of whom were located at our Pittsburgh headquarters and 29 at our office in Brussels, Belgium. Of our employees, 141 are engaged in market making, 37 in research and development, 27 in sales and marketing, 25 in technical operations and 48 in administration, human resources, legal, finance and facilities management. None of our employees is represented by a collective bargaining agreement, and we believe that we have good relations with our employees.

FACILITIES

     Our headquarters in Pittsburgh, Pennsylvania currently occupies 72,000 square feet of office space under a lease that expires in May 2004. We believe that our existing facilities in Pittsburgh, coupled with options we have to lease additional space, are adequate for our growth needs for the next two years. We also lease an office of 11,000 square feet in Brussels, Belgium and an office of 4,700 square feet in San Jose, California. We may add additional offices in the United States and in other countries.

LEGAL PROCEEDINGS

     We are not currently involved in any material legal proceedings.

CORPORATE HISTORY

     We were originally incorporated in 1995 as "Online Markets Corporation". We changed our name to "FreeMarkets OnLine, Inc." shortly after our formation, and then changed our name again in September 1999 to "FreeMarkets, Inc."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth specific information regarding our executive officers and directors as of December 1, 1999:


                       NAME                          AGE                        POSITION(S)
---------------------------------------------------  ---   -----------------------------------------------------
Glen T. Meakem.....................................  35    President, Chief Executive Officer, Chairman of the
                                                           Board and Director
Sam E. Kinney, Jr..................................  35    Executive Vice President, Secretary and Director
David J. Becker....................................  36    Executive Vice President and Chief Operating Officer
Thomas L. Dammer...................................  35    Vice President of Sales
Joan S. Hooper.....................................  42    Vice President, Chief Financial Officer and Treasurer
Jane M. Kirkland...................................  40    Vice President and Chief Information Officer
John P. Levis, III.................................  38    Vice President of People Development
Thomas L. McLeod...................................  41    Vice President of Market Making
Dr. Eric C. Cooper.................................  40    Director
L. John Doerr......................................  48    Director
Thomas J. Meredith.................................  49    Director
David A. Noble.....................................  40    Director

     GLEN T. MEAKEM co-founded FreeMarkets in 1995 and has served as our President, Chief Executive Officer, Chairman of the Board and a director since our inception. Prior to co-founding FreeMarkets, from May 1994 to February 1995, Mr. Meakem was employed as a manager in the Corporate Business Development Group of General Electric Co. From January 1992 to April 1994, Mr. Meakem was an associate with McKinsey & Company, Inc., a management consulting firm, where he focused on industrial sourcing and commodities trading for clients in the United States and Mexico. From June 1986 to December 1991, Mr. Meakem was an officer in the United States Army Reserve. During this period, Mr. Meakem served two separate active duty tours in the Army; the first from July 1986 to December 1986, and the second from December 1990 to June 1991. During his second active duty tour, Mr. Meakem volunteered for and served as a combat engineer platoon leader in Operation Desert Storm. From January 1987 to July 1989, Mr. Meakem held product marketing positions of increasing responsibility with Kraft-General Foods Corporation. Mr. Meakem earned an A.B. in government from Harvard University and an M.B.A. from Harvard Business School.

     SAM E. KINNEY, JR. co-founded FreeMarkets in 1995 and has served as our Secretary and a director since our inception. From April 1995 to May 1998, he was a Vice President of FreeMarkets, and since May 1998 he has been an Executive Vice President. He also served as Acting Chief Financial Officer from June 1998 to September 1999, and as our Treasurer from our inception until September 1999. Prior to co-founding FreeMarkets, from March 1992 to April 1995, Mr. Kinney was employed as a consultant and engagement manager at McKinsey & Company, Inc. From July 1990 to March 1992, Mr. Kinney worked as a special projects and budget manager for Lucas Aerospace Power Equipment Corporation. From July 1986 to June 1988, Mr. Kinney was employed as a consultant with Booz-Allen & Hamilton, Inc., a management consulting firm. During his tenure as a consultant with McKinsey & Company and Booz-Allen & Hamilton, Mr. Kinney worked on issues of sourcing, industrial distribution and operations effectiveness for industrial, healthcare and financial institution clients. Mr. Kinney earned an A.B. in economics from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

     DAVID J. BECKER has served as an Executive Vice President and our Chief Operating Officer since March 1998. From October 1996 to February 1998, Mr. Becker served as our Vice President of Market Making. Prior to joining FreeMarkets, from March 1992 to September 1996, Mr. Becker was employed with Dole Fresh Fruit International, Ltd., where he worked in key financial and management positions at Dole's Latin and South American headquarters and subsidiaries. Mr. Becker's most recent position with Dole was as Manager, Worldwide Logistics Information Network. Mr. Becker earned a B.S. in chemical and petroleum refining engineering from Colorado School of Mines, an M.S. in chemical engineering from the West Virginia College of Graduate Studies and an M.B.A. from Harvard Business School.

     THOMAS L. DAMMER has served as our Vice President of Sales since September 1998. Prior to joining FreeMarkets, from January 1994 to September 1998, Mr. Dammer was employed by SmithKline Beecham Consumer Healthcare, where he served in several positions, including Associate Director, Worldwide Business Development and National Account Manager, Managed Care. From September 1987 to January 1994, Mr. Dammer held several sales, sales management and marketing product management positions with The Upjohn Company. Mr. Dammer earned a B.S. in chemistry from Hope College (Michigan) and an M.B.A. from Duquesne University.

     JOAN S. HOOPER has served as a Vice President and our Chief Financial Officer and Treasurer since September 1999. Prior to joining FreeMarkets, Ms. Hooper was employed by AT&T Corp. from March 1979 to September 1999, serving in several key financial and senior management positions within various divisions, including divisions that are now independent companies -- Lucent Technologies, Inc., US West, Inc. and NCR Corp. Ms. Hooper's most recent position was as Financial Vice President of AT&T Business Services. Ms. Hooper holds a B.S.B.A. in finance from Creighton University and an M.B.A. from Northwestern University, and is a Certified Public Accountant and Certified Management Accountant.

     JANE M. KIRKLAND has served as a Vice President and our Chief Information Officer since July 1999. Prior to joining FreeMarkets, from June 1988 to July 1999, Ms. Kirkland was employed with McKinsey & Company, Inc., where she worked in several positions, including Associate, Principal and Director of Knowledge Management. During her tenure at McKinsey & Company, Ms. Kirkland focused on serving clients in the financial services and electronics industries. Ms. Kirkland holds a B.A. in English from Smith College, an M.A.T. in English from Brown University, an M.S. in computer science from the University of Massachusetts, Lowell and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

     JOHN P. LEVIS, III has served as our Vice President of People Development since September 1998. From January 1997 to September 1998, Mr. Levis served as our Vice President of Client Development. Prior to joining FreeMarkets, from August 1990 to December 1996, Mr. Levis was a consultant with McKinsey & Company, Inc., where he served healthcare, financial services, energy, food service and media clients on issues of marketing, channel strategy and cost management. Mr. Levis earned a B.A. in history from Yale College and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

     THOMAS L. MCLEOD has served as our Vice President of Market Making since May 1998. Prior to joining FreeMarkets, from June 1996 to May 1998, Mr. McLeod was a Principal with A.T. Kearney, a management consulting firm. From 1988 to 1996, Mr. McLeod was employed by Gemini Consulting, most recently in the position of Vice President in the Federal Republic of Germany, where he led the Analysis and Design practice. Mr. McLeod earned a B.A. in economics from the University of Virginia and an M.B.A. from the College of William and Mary.

     DR. ERIC C. COOPER has served as a director of FreeMarkets since June 1999. Dr. Cooper was a co-founder of FORE Systems, Inc., a pioneer in the development of ATM high speed networking equipment, which was acquired by GEC, p.l.c. in June 1999. From FORE Systems' inception in April 1990 to June 1999, Dr. Cooper served as Chairman of the Board, and he also served as Chief Executive Officer from inception through January 1998. Prior to co-founding FORE Systems in 1990,

Dr. Cooper was on the faculty of Carnegie Mellon University. Dr. Cooper earned a Ph.D. in computer science from the University of California at Berkeley, and an A.B. in mathematics from Harvard University.

     L. JOHN DOERR has served as a director of FreeMarkets since October 1999. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a private venture capital firm, since September 1980. In 1974, he joined Intel Corporation and held various engineering, marketing and management assignments. Mr. Doerr is also a director of Martha Stewart Living Omnimedia, Inc., Amazon.com, Inc., excite@Home Corporation, drugstore.com, inc., Healtheon Corporation, Intuit Inc., Epicor Software Corporation and Sun Microsystems, Inc., as well as several private companies. Mr. Doerr earned a B.S. and a Masters degree in electrical engineering from Rice University and an M.B.A. from Harvard Business School.

     THOMAS J. MEREDITH has served as a director of FreeMarkets since November 1999. Mr. Meredith has been Senior Vice President and Chief Financial Officer of Dell Computer Corporation since November 1992. Prior to joining Dell, Mr. Meredith was Vice President and Treasurer of Sun Microsystems, Inc. Mr. Meredith is also a director of i2 Technologies Inc. and International Integration Inc. (i-Cube). Mr. Meredith earned a bachelor's degree in political science from St. Francis College, a J.D. from Duquesne University and a Masters of Law in taxation from Georgetown University.

     DAVID A. NOBLE has served as a director of FreeMarkets since April 1999. Mr. Noble is currently a general partner of Stolberg, Meehan & Scano, a private equity investment fund focusing on business-to-business services in the communications, utilities, information technology and electronic commerce industries. From July 1985 to September 1997, Mr. Noble was employed with McKinsey & Company, Inc., most recently as a Principal and head of the firm's commodity risk management practice. Mr. Noble earned a B.S. in electrical engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

BOARD COMPOSITION

     Our Board of Directors currently consists of six members. Currently, each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. Effective upon this offering, the Board will be divided into three classes, with each class serving a staggered three-year term. Messrs. Meredith and Noble will serve as directors in the class having a term first ending in 2000, Dr. Cooper and Mr. Doerr will serve as directors in the class having a term first ending in 2001 and Messrs. Kinney and Meakem will serve as directors in the class having a term first ending in 2002. See "Description of Capital Stock -- Anti-Takeover Provisions".

BOARD COMMITTEES

     Our Board of Directors established a compensation committee and an audit committee in 1998. The compensation committee currently consists of Mr. Noble as Chairman and Dr. Cooper. The compensation committee reviews and recommends to the Board of Directors the compensation and benefits of our executive officers, administers our stock option plans and establishes and reviews general policies relating to compensation and benefits of our employees. The audit committee currently consists of Dr. Cooper as Chairman and Mr. Noble. The audit committee reviews our internal accounting procedures and consults with, and reviews the services provided by, our independent accountants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Neither of the members of our compensation committee has ever been an officer or employee of FreeMarkets. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

DIRECTOR COMPENSATION

     We reimburse our directors for travel and lodging expenses in connection with attendance at Board and committee meetings. All of our directors, including non-employee directors, are eligible to receive options under our Amended and Restated Stock Incentive Plan. We recently granted options to all of our non-employee directors. See "-- Option Grants -- Recent Option Grants".

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     All of our executive officers serve at the discretion of the Board of Directors.

     If we experience a change in control, some of the outstanding options held by some of our executive officers, including Messrs. Meakem, Kinney, Becker, Levis and McLeod, that were not previously vested will immediately vest. As of September 30, 1999, the minimum number of options held by Messrs. Meakem, Kinney, Becker, Levis and McLeod that could vest under this provision is as follows: Mr. Meakem -- 1,120,000; Mr. Kinney -- 680,000; Mr. Becker -- 457,000;
Mr. Levis -- 52,500; and Mr. McLeod -- 240,000. In addition, if the acquiror in any change of control fails to provide substitute options to replace outstanding options held by these executive officers, then all outstanding options not previously vested would vest upon the change of control.

     Generally, a change in control would include:

     - an acquisition of more than 50% of the combined voting power of all our outstanding securities; or

     - a merger where, following the transaction, our stockholders own 50% or less of the voting securities of the surviving or resulting entity; or

     - our liquidation or the sale of substantially all of our assets; or

     - individuals who currently form a majority of our Board of Directors ceasing to be a majority, unless the new directors are nominated for election by our current Board of Directors or their nominated successors.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation received for services rendered to FreeMarkets by our Chief Executive Officer and our four other most highly compensated executive officers who earned more than $100,000 during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                               COMPENSATION AWARDS
                                                 ANNUAL COMPENSATION             (OPTION AWARDS)
                                          ----------------------------------   --------------------
                                                               OTHER ANNUAL    NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION                SALARY     BONUS    COMPENSATION     UNDERLYING OPTIONS
---------------------------               --------   -------   -------------   --------------------
Glen T. Meakem..........................  $177,083   $50,000           --           1,440,000
  President, Chief Executive Officer and
  Chairman of the Board
Sam E. Kinney, Jr.......................   140,000    30,000           --             960,000
  Executive Vice President and Acting
  Chief Financial Officer
David J. Becker.........................   140,000    30,000           --             480,000
  Executive Vice President and Chief
  Operating Officer
Thomas L. McLeod (1)....................   123,590    60,250      $50,000             480,000
  Vice President of Market Making
John P. Levis, III......................   115,000    15,000           --              30,000
  Vice President of People Development

---------------
(1) Mr. McLeod became Vice President of Market Making in May 1998. His other annual compensation for 1998 reflects a relocation allowance.

OPTION GRANTS

     The following table provides summary information regarding stock options granted to our Chief Executive Officer and our four other most highly compensated executive officers during 1998. We granted these options at an exercise price equal to the fair market value of the common stock on the date of grant as determined by the Board of Directors. Thirty percent of the options shown for each executive officer will become exercisable immediately upon the closing of this offering. The remaining options will become exercisable at the rate of 25% per year beginning May 2001, unless we experience a change in control. In that event, 50% of the options set forth in the table below which are not yet vested would immediately vest, and the remaining options would vest over the periods set forth above.

     We calculated the potential realizable value of options in the table assuming the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option holder exercises his option on the last day of its term at the appreciated price. All options listed have a term of 10 years. We assumed stock price appreciation of 5% and 10% pursuant to the rules of the Securities and Exchange Commission. We cannot assure you that the actual stock price will appreciate over the 10-year option term at the assumed 5% and 10% levels or at any other rate.

                           OPTION GRANTS DURING 1998

                                              INDIVIDUAL GRANTS
                             ---------------------------------------------------     POTENTIAL REALIZABLE
                                           PERCENTAGE                                  VALUE AT ASSUMED
                             NUMBER OF      OF TOTAL                                    ANNUAL RATES OF
                             SECURITIES      OPTIONS                               STOCK PRICE APPRECIATION
                             UNDERLYING    GRANTED IN     EXERCISE                      FOR OPTION TERM
                              OPTIONS        1998 TO      PRICE PER   EXPIRATION   -------------------------
NAME                          GRANTED       EMPLOYEES       SHARE        DATE          5%           10%
----                         ----------   -------------   ---------   ----------   ----------   ------------
Glen T. Meakem.............  1,440,000        23.4%         $1.08      5/28/08      $981,076     $2,486,238
Sam E. Kinney, Jr..........    960,000        15.6           1.08      5/28/08       654,050      1,657,492
David J. Becker............    480,000         7.8           1.08      5/28/08       327,025        828,746
Thomas L. McLeod...........    480,000         7.8           1.08      5/28/08       327,025        828,746
John P. Levis, III.........     30,000         0.5           1.08      5/28/08        20,439         51,797

  RECENT OPTION GRANTS

     In July 1999, we granted options to purchase 225,000 shares of common stock to Jane M. Kirkland when she joined our company. These options are exercisable at a price of $4.77 per share and vest over a five-year term.

     We made the following option grants to purchase shares of our common stock to our executive officers in August and September 1999:

Glen T. Meakem............................................  800,000
Sam E. Kinney, Jr.........................................  400,000
David J. Becker...........................................  200,000
Thomas L. Dammer..........................................   20,000
John P. Levis, III........................................   75,000

These options are exercisable at a price of $14.80 per share and vest over a five-year term.

     In September 1999, we granted options to purchase 225,000 shares of common stock to Joan S. Hooper when she joined our company. These options are exercisable at a price of $14.80 per share and vest over a five-year term.

     In October 1999, we granted options to purchase 30,000 shares of common stock to each of Dr. Eric C. Cooper and David A. Noble, two of our non-employee directors, in connection with their service on our Board. These options are exercisable at a price of $14.80 per share and vested immediately upon grant. By letter agreement, each of Dr. Cooper and Mr. Noble, subject to limited exceptions, may not sell or otherwise transfer any of the shares acquired upon exercise of these options until October 27, 2000, after which each may only sell 10,000 of such shares. After October 27, 2001, each may sell an additional 10,000 shares, and after October 27, 2002, each may sell the remaining 10,000 shares. In November 1999, Dr. Cooper exercised the 30,000 options granted to him.



     Also in October 1999, we granted options to purchase 350,000 shares of common stock to L. John Doerr, also a non-employee director, in connection with his service on our Board. These options were exercisable at a price of $14.80 per share and vested immediately upon grant. By letter agreement, Mr. Doerr, subject to limited exceptions, may not sell or otherwise transfer any of the shares acquired upon exercise of these options until October 27, 2000, after which he may only sell 116,667 of such shares. After October 27, 2001, he may sell an additional 116,666 shares, and after October 27, 2002, he may sell the remaining 116,667 shares. In November 1999, Mr. Doerr exercised the 350,000 options granted to him.



     In November 1999, we granted options to purchase 50,000 shares of common stock to Thomas J. Meredith, a non-employee director, in connection with his service on our Board. These options were exercisable at a price of $14.80 per share and were to vest over a three-year term. In November 1999, our Compensation Committee permitted Mr. Meredith to exercise all of the 50,000 options granted to him, at which time Mr. Meredith executed a Restricted Stock Purchase Agreement under which the shares he acquired may be repurchased by us for the exercise price in the event that Mr. Meredith ceases to serve as a member of our Board for any reason other than his death or permanent disability. Our repurchase rights lapse over a three-year period equivalent to the three-year vesting period that was applicable to Mr. Meredith's options. The shares owned by Mr. Meredith cannot be sold or otherwise transferred during the period in which we have repurchase rights.


FISCAL YEAR END OPTION VALUES

     The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 1998. None of these executive officers exercised options during 1998. We have calculated the value of in-the-money options based on the estimated fair market value for our common stock of $1.67 per share on December 31, 1998.

                         FISCAL YEAR END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                   OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS AT
                                                            1998                    DECEMBER 31, 1998
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Glen T. Meakem.................................        --        1,440,000            --       $840,000
Sam E. Kinney, Jr..............................        --          960,000            --        560,000
David J. Becker................................    78,000          597,000       $96,850        425,275
Thomas L. McLeod...............................        --          480,000            --        280,000
John P. Levis, III.............................    39,000          186,000        43,875        193,000

STOCK PLANS

  STOCK INCENTIVE PLAN

     The Board of Directors adopted and our stockholders approved our Amended and Restated Stock Incentive Plan in June 1999. The Amended and Restated Stock Incentive Plan amended and restated our 1998 Stock Option Plan. The Amended and Restated Stock Incentive Plan became effective on June 30,

1999, and it will terminate on March 1, 2008, unless the Board of Directors terminates it earlier. We may grant the following types of awards under the Amended and Restated Stock Incentive Plan:

     - incentive stock options;

     - nonqualified stock options; and

     - restricted stock.

     As of September 30, 1999, we had granted options to purchase 10,482,500 shares of common stock under the Amended and Restated Stock Incentive Plan, of which 59,520 had been exercised and 156,550 had been forfeited. We had not granted any shares of restricted stock under the Amended and Restated Stock Incentive Plan.


     We may currently award a maximum of 15,450,000 shares of common stock under the Amended and Restated Stock Incentive Plan, plus any shares of stock covered by the unexercised portion of any terminated options granted under the 1996 Stock Incentive Plan, discussed below. In addition, the number of awardable shares automatically increases on the first day of each year beginning in 2001 by an amount equal to the lesser of 1,500,000 shares or 3% of our total shares outstanding on the last day of the immediately preceding year, unless the Board of Directors determines to increase the amount by a lesser number of shares. Our compensation committee administers the Amended and Restated Stock Incentive Plan.


     If control of our company changes through, for example, an acquisition of more than 50% of our stock by another person or company, or through a merger with another company, and the acquiror fails to assume or replace with equivalent awards all outstanding awards under the Amended and Restated Stock Incentive Plan, then all outstanding options that have not vested prior to the change of control will immediately vest and the restrictions on any restricted stock that have not lapsed before the change of control will immediately lapse. If, upon a change of control, an acquiror agrees to assume or substitute for the outstanding awards, then 50% of any unvested options that we have granted since June 30, 1999, will immediately vest and the restrictions on 50% of any restricted stock will immediately lapse.

  1996 STOCK INCENTIVE PLAN

     The Board of Directors adopted and our stockholders approved our 1996 Stock Incentive Plan in January 1996. The 1996 Stock Incentive Plan will terminate in January 2006, unless the Board of Directors terminates it earlier. If control of our company changes, all unvested options held by grantees whom we have employed for at least three years will immediately vest. We may not grant any further options under the 1996 Stock Incentive Plan. Our compensation committee administers the 1996 Stock Incentive Plan.

  EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors adopted and our stockholders approved our Employee Stock Purchase Plan in 1999. The Employee Stock Purchase Plan permits eligible employees to purchase common stock, through payroll deductions, at a discount from its fair market value. We have reserved a total of 500,000 shares of common stock for issuance under the Employee Stock Purchase Plan, plus an automatic annual increase on the first day of each year beginning in 2000 equal to the total number of shares purchased under the Employee Stock Purchase Plan during the immediately preceding fiscal year, up to a maximum of 2,000,000 shares that can be reserved for issuance under the plan. The Employee Stock Purchase Plan becomes effective upon the effective date of the registration statement filed in connection with this offering and, unless the Board of Directors terminates it earlier, will continue in effect for a term of 20 years.

     The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code. The Employee Stock Purchase Plan consists of a series of overlapping 24-month offering periods. Each offering period consists of four six-month purchase periods. Participating employees will automatically make stock purchases at the end of each purchase period. The initial offering period and the initial purchase period will begin on the date of this prospectus. The Board of Directors has the authority under the plan to set new offering or purchase periods.

     The Board of Directors or a committee appointed by the Board of Directors will administer the Employee Stock Purchase Plan. The Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 20% of an employee's compensation, unless the Board decides to increase such amount. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of the applicable offering period or 85% of the fair market value of the common stock at the end of each corresponding purchase period. In circumstances specified in the Employee Stock Purchase Plan, we may adjust the purchase price during an offering period to avoid our incurring adverse accounting charges. Our employees, including officers and employee directors, are eligible to participate in the Employee Stock Purchase Plan if they are employed by us for at least 20 hours per week and more than five months in the year. Employees may withdraw from participation in the Employee Stock Purchase Plan at any time and receive a refund of their payroll deductions made since the last purchase date, in which case they cannot resume participation until the beginning of the next offering period. Participation ends automatically upon termination of employment.

     Each employee's purchase of common stock during any one purchase period is subject to limitations. In the event that another company acquires us, the Employee Stock Purchase Plan generally provides that the acquiror shall assume each right to purchase stock or shall substitute equivalent rights; otherwise, each right to purchase common stock will accelerate and become exercisable immediately before the acquisition. The Board of Directors has the power to amend or terminate the Employee Stock Purchase Plan.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION MATTERS

     Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which a director derives an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and executive officers, and may indemnify our other officers and employees and other agents, to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity and certain other capacities, such as serving as a director of another corporation at the request of the Board, regardless of whether the Bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and officers in addition to indemnification provided for in our Certificate of Incorporation and our Bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding arising out of these persons' services as a director or officer for us, any of our subsidiaries or any other entity to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

     At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted.

                              CERTAIN TRANSACTIONS

     In May 1996, we sold 4,019,400 shares of Series A-1 preferred stock at a price of $.43 per share. In this private placement, we sold 1,176,000 shares to CSM Partners, 18,000 shares to Saturn Capital and 58,800 shares to Jane M. Kirkland. As consideration for acting as placement agent, we also issued to Saturn Capital warrants to purchase 810,000 shares of Series A-1 preferred stock with an exercise price of $.54 per share.

     In September 1996, we sold 219,600 shares of common stock at a price of $.43 per share. In this private placement, we sold 58,800 shares to David J. Becker.

     From December 1996 through July 1997, we sold 2,347,200 shares of Series B preferred stock at a price of $.54 per share. In this private placement, we sold 22,200 shares to Jane M. Kirkland, 21,000 shares to John P. Levis, III and 46,200 shares to David A. Noble. As consideration for acting as placement agent, we issued to Saturn Capital warrants to purchase 571,800 shares of Series B preferred stock with an exercise price of $.54 per share.

     In October 1997, we sold 5,017,200 shares of Series A-2 preferred stock at a price of $.54 per share. In this private placement, we sold 922,800 shares to CSM Partners, 66,000 shares to David J. Becker, 76,200 shares to Jane M. Kirkland, 115,800 shares to John P. Levis, III and 138,000 shares to David A. Noble. As consideration for acting as placement agent, we issued to Saturn Capital warrants to purchase 1,222,800 shares of Series A-2 stock with an exercise price of $.54 per share.

     In October 1997, we sold 531,000 shares of common stock at a price of $.54 per share. In this private placement, we sold 39,000 shares to John P. Levis, III.

     In October 1998, we sold 780,000 shares of common stock at a price of $1.67 per share. In this private placement, we sold 873 shares to Glen T. Meakem, 15,000 shares to Thomas L. Dammer, 18,000 shares to David J. Becker, 8,502 shares to John P. Levis, III and 60,000 shares to Thomas L. McLeod.

     In February 1999, Goldman, Sachs & Co. committed to invest at least $6,596,700 in an offering of FreeMarkets' equity securities. That private placement was completed in April 1999, when we sold 1,382,955 shares of Series C preferred stock to Goldman, Sachs & Co. and two of its affiliated entities at a price of $4.77 per share. Goldman, Sachs & Co. is an underwriter in this offering. In this private placement, we also sold 156,705 shares to CSM Partners, 1,269 shares to Saturn Capital, 4,152 shares to David J. Becker, 11,700 shares to Jane M. Kirkland and 1,383 shares to John P. Levis, III.

     We paid $600,000 to Saturn Capital in April 1999 to act as placement agent in order to complete the Series C offering. Saturn Capital also agreed at that time to relinquish its contractual rights to receive any warrants to purchase shares of Series C preferred stock or any other compensation, and to act as placement agent in any future financings by the Company.

     In September 1999, we sold 2,057,773 shares of Series D preferred stock at a price of $14.80 per share. In this private placement, we sold 3,292 shares to David J. Becker, 8,643 shares to Jane M. Kirkland and 1,414,552 shares to a subsidiary of United Technologies. We also issued to a subsidiary of United Technologies warrants to purchase 304,431 shares of Series D preferred stock in exchange for United Technologies' agreement to delete from its contract with us provisions that limited our ability to render services to its competitors. These warrants were exercised at a price of $.01 per share in September 1999. United Technologies is our largest customer. In 1997, we earned $585,000 in revenues from United Technologies, in 1998, we earned $4.5 million in revenues from United Technologies and in the nine months ended September 30, 1999 we earned $5.3 million in revenues from United Technologies.

     In each transaction set forth above where executive officers, directors, five percent or greater stockholders or family members of any of these persons purchased shares, these shares were purchased at the same price, and on the same terms, as shares purchased by other investors at those times. Each share of our preferred stock is convertible into one share of common stock. To date, warrants to purchase 2,409,000 shares of our common stock have been exercised, at an exercise price of $.54 per share.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership by the following persons of our common stock as of September 30, 1999, as adjusted to reflect the sale of common stock by us:

     - our Chief Executive Officer and each of our four other most highly compensated executive officers;

     - each director;

     - each stockholder known by us to own beneficially more than 5% of our common stock; and

     - all executive officers and directors as a group.

     Percentage ownership in the following table is based on 30,354,958 shares of common stock outstanding as of September 30, 1999. Percentage ownership assumes conversion of all shares of preferred stock outstanding as of September 30, 1999 into shares of common stock, which will occur upon the closing of this offering.

     The table does not include the beneficial ownership of our common stock by
L. John Doerr, who became a director on October 28, 1999. On that date, Mr. Doerr was granted immediately exercisable options to purchase 350,000 shares of our common stock, which he exercised in November 1999. Subject to limited exceptions, Mr. Doerr is restricted from transferring the shares he acquired upon exercise of these options; this restriction lapses over a three-year period. If Mr. Doerr's beneficial ownership were included in the table, his percentage ownership before the offering would be 1.1% and after the offering would be 1.0%.


     The table also does not include the beneficial ownership of our common stock by Thomas J. Meredith, who became a director on November 17, 1999. On that date, Mr. Meredith was granted options to purchase 50,000 shares of our common stock at a price of $14.80 per share, which he exercised in November 1999. If Mr. Meredith's beneficial ownership were included in the table, his percentage ownership before and after the offering would be less than 1.0%.


     We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of September 30, 1999, assuming that this offering occurs in that 60-day period, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

     The address of CSM Partners is Two Gateway Center, Suite 1800, Pittsburgh, PA 15222. The address of Jeffrey S. McCormick, c/o Saturn Capital, Inc. is 75 Federal Street, Boston, MA 02110. The address of United Technologies Corporation is One Financial Plaza, Hartford, CT 06101. The address of each other 5% stockholder listed in the following table is c/o FreeMarkets, Inc., 22nd Floor, One Oliver Plaza, 210 Sixth Avenue, Pittsburgh, PA 15222.

                                                            BENEFICIAL OWNERSHIP
                              --------------------------------------------------------------------------------
                                          NUMBER OF OPTIONS
                                            AND WARRANTS                                  PERCENT
                              NUMBER OF    EXERCISABLE BY                     --------------------------------
                               SHARES     NOVEMBER 29, 1999       TOTAL       BEFORE OFFERING   AFTER OFFERING
                              ---------   -----------------   -------------   ---------------   --------------
Glen T. Meakem (1)..........  3,152,000         432,000         3,584,000          11.6%             10.4%
Sam E. Kinney, Jr. (2)......  1,857,600         288,000         2,145,600           7.0               6.3
David J. Becker (3).........    283,444         261,000           544,444           1.8               1.6
Thomas L. McLeod (4)........     60,000         144,000           204,000             *                 *
John P. Levis, III (5)......    710,685          57,000           767,685           2.5               2.3
Dr. Eric Cooper (6).........     31,892              --            31,892             *                 *
David A. Noble (7)..........    184,200              --           184,200             *                 *
CSM Partners (8)............  2,319,912              --         2,319,912           7.6               6.8
Jeffrey S. McCormick,
  c/o Saturn Capital, Inc.
  (9).......................  2,428,269              --         2,428,269           8.0               7.2
United Technologies
  Corporation (10)..........  1,718,983              --         1,718,983           5.7               5.1
All executive officers and
  directors as a group (10
  persons) (11)(12).........  6,625,964       1,200,000         7,825,964          24.8              22.3

---------------
* Less than 1% of the outstanding shares of common stock.

 (1) Includes 2,542,200 shares held by a limited partnership controlled by Mr. Meakem.

 (2) Includes 1,577,400 shares held by various trusts for the benefit of Mr. Kinney's family and by a limited partnership controlled by Mr. Kinney.

 (3) Includes 270,000 shares held by a limited partnership controlled by Mr. Becker.

 (4) Includes 30,000 shares owned by Mr. McLeod's wife. Mr. McLeod disclaims beneficial ownership of these shares.

 (5) Includes 120,000 shares held by various trusts. Mr. Levis disclaims beneficial ownership of these shares.

 (6) Does not include 30,000 shares purchased by Dr. Cooper in November 1999 pursuant to immediately exercisable options granted to him on October 28, 1999. See Note (7).

 (7) Does not include immediately exercisable options to purchase 30,000 shares granted to Mr. Noble on October 28, 1999. If these options and the shares referred to in Note (6) were included in the table, the percentage ownership of all executive officers and directors as a group before the offering would be 24.9% and after the offering would be 22.4%.

 (8) CSM Partners is a general partnership with three general partners and is governed by majority rule of these partners. Accordingly, the voting majority of the general partners has voting and investment power over these shares.

 (9) Mr. McCormick is the majority stockholder of Saturn Capital, Inc. and exercises voting and investment power over these shares.

(10) These shares are held of record by Nevada Bond Investment Corp. II, which is a wholly-owned subsidiary of United Technologies Corporation. United Technologies Corporation has the power to control Nevada Bond Investment Corp. II, and thus shares with that entity voting and investment power over these shares.

(11) Includes 15,000 shares held by a limited partnership controlled by an executive officer of the Company. See also Notes (1) through (5).


(12) If Mr. Doerr and Mr. Meredith's aggregate beneficial ownership were included in the table, the percentage ownership of all executive officers and directors as a group before the offering would be 25.7% and after the offering would be 23.1%.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, we will be authorized to issue 200,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of undesignated preferred stock, $0.01 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Certificate of Incorporation and Bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

     As of September 30, 1999, there were 30,354,958 shares of common stock and preferred stock outstanding, held of record by 329 stockholders. These amounts assume the conversion of all outstanding shares of preferred stock into common stock, which is to occur upon completion of this offering. In addition, as of September 30, 1999, there were 11,201,230 shares of common stock subject to outstanding options. Upon completion of this offering, there will be 33,954,958 shares of common stock outstanding, assuming no exercise of outstanding stock options.

     Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock may receive ratably any dividends that the Board of Directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that we will issue upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

     As of September 30, 1999, we had four series of convertible preferred stock: Series A, Series B, Series C and Series D. As of September 30, 1999, the number of outstanding shares for each series of our preferred stock was:

     - 9,036,600 shares of Series A;

     - 2,347,200 shares of Series B;

     - 2,305,434 shares of Series C; and

     - 2,362,204 shares of Series D.

     Upon the closing of this offering, all outstanding shares of our preferred stock will be converted on a one-for-one basis into 16,051,438 shares of common stock. Thereafter, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.

WARRANTS

     As of September 30, 1999, there were warrants outstanding to purchase 134,400 shares of Series A preferred stock, and 61,200 shares of Series B preferred stock. After completion of this offering, these warrants will be exercisable for an equal number of shares of common stock. The Series A warrants may be exercised until May 2003, and the Series B warrants may be exercised until July 2004.

REGISTRATION RIGHTS

     The holders of 20,754,607 shares of the common stock that will be outstanding after this offering are entitled to require us to register the sales of their shares under the Securities Act, under the terms of an agreement between us and the holders of these securities. Subject to limitations specified in this agreement, these registration rights include the following:

     - an unlimited number of piggyback registration rights that require us to register sales of a holder's shares when we undertake a public offering, subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register;

     - two demand registration rights that holders may exercise no sooner than 180 days after our initial public offering, which require us to register sales of a holder's shares, subject to the discretion of our Board of Directors to delay the registration; and

     - an unlimited number of rights to require us to register sales of shares on Form S-3, a short form of registration statement permitted to be used by some companies, which holders may exercise if they request registration of the sale of more than $5.0 million of common stock following the time we first qualify for the use of this form of registration with the Securities and Exchange Commission.

     We will bear all registration expenses if these registration rights are exercised, other than underwriting discounts and commissions. These registration rights terminate as to a holder's shares when that holder may sell those shares under Rule 144(k) of the Securities Act, which for most parties means two years after the acquisition of the shares from us.

ANTI-TAKEOVER PROVISIONS

  DELAWARE LAW

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person becomes an interested stockholder, unless:

     - our Board of Directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

     - upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

     - at or subsequent to the date the person became an interested stockholder, our Board of Directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders.

     A "business combination" generally includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

  CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     Our Certificate of Incorporation and Bylaws, to be effective upon the closing of this offering, divide the Board into three classes as nearly equal in size as possible, with each class serving a three-year term. The terms are staggered, so that one-third of the Board is to be elected each year. The classification of the Board could have the effect of making it more difficult than otherwise for a third party to acquire control of us, because it would typically take more than a year for a majority of the stockholders to elect a majority of our Board. In addition, our Certificate of Incorporation and Bylaws will provide that any action required or permitted to be taken by our stockholders at an annual or special meeting may be taken only if it is properly brought before the meeting, and may not be taken by written action in lieu of a meeting. The Bylaws will also provide that special meetings of the stockholders may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. Under our Bylaws, stockholders wishing to propose business to be brought before a meeting of stockholders will be required to comply with various advance notice requirements. Finally, our Certificate of Incorporation and Bylaws will not permit stockholders to take any action without a meeting.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co. The transfer agent's address is 40 Wall Street, New York, NY 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity capital in the future.

     Upon completion of the offering, we will have 33,954,958 outstanding shares of common stock, outstanding options to purchase 11,201,230 shares of common stock and outstanding warrants to purchase 195,600 shares of common stock, assuming no additional option or warrant grants or exercises after September 30, 1999. Of the 3,600,000 shares sold in the offering, 525,000 shares will be subject to the lock-up agreements described below assuming that we sell all shares reserved under our directed share program to the entities or persons for whom these shares have been reserved. We expect that the remaining 3,075,000 shares, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and 10% or greater stockholders.

     The remaining 30,879,958 shares outstanding and 11,396,830 shares subject to outstanding options and warrants are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if it qualifies for an exemption from registration, such as under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

LOCK-UP AGREEMENTS

     Our directors, officers, employees and various other stockholders, who together hold substantially all of our securities, have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters of this offering. The lock-up agreements executed by our employees and directors also cover any shares they may acquire through our directed share program. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these agreements expire or are waived by the representatives of the underwriters of this offering. Assuming that the representatives of the underwriters of this offering do not release any security holders from the lock-up agreements, the following shares will be eligible for sale in the public market at the following times:

     - Beginning on the effective date of the registration statement of which this prospectus forms a part, 3,075,000 of the 3,600,000 shares sold in this offering, and 2,629,386 additional shares not subject to lock-up agreements and eligible for sale under Rule 144(k), will be immediately available for sale in the public market.

     - Beginning 90 days after the effective date, an additional 302,991 shares not subject to lock-up agreements will be eligible for sale pursuant to Rule 144 and Rule 701.

     - Beginning 180 days after the effective date, an additional 25,585,377 shares will be eligible for sale pursuant to Rule 144, Rule 144(k) and Rule 701.

RULE 144

     In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding, which will equal approximately 340,000 shares immediately after this offering; and

     - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

RULE 701

     Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 ninety days after effectiveness without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 ninety days after effectiveness without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

EMPLOYEE PLANS

     We intend to file a registration statement under the Securities Act after the effective date of this offering to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 1996 Stock Incentive Plan, the Amended and Restated Stock Incentive Plan and the Employee Stock Purchase Plan will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144, unless otherwise resalable under Rule 701. As of September 30, 1999, we had granted options to purchase 11,201,230 shares of common stock that had not been exercised, of which options to purchase 821,677 shares were exercisable. In addition, as of that date we had reserved 500,000 shares for possible future issuance under our Employee Stock Purchase Plan. See "Risk
Factors -- Substantial Sales of Our Common Stock After the Offering Could Cause our Stock Price to Fall", "Management -- Stock Plans" and "Description of Capital Stock -- Registration Rights".

                                 LEGAL MATTERS


     The validity of the common stock offered hereby will be passed upon for FreeMarkets by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. Legal matters will be passed on for the underwriters by Ropes & Gray, Boston, Massachusetts. Attorneys of Morgan, Lewis & Bockius LLP own 50,275 shares of our common stock, and a partner of Morgan, Lewis & Bockius LLP who is our Assistant Secretary holds options to purchase 20,000 shares of such stock.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1997 and 1998 and September 30, 1999 and for each of the three years in the period ended December 31, 1998 and for the nine-month period ended September 30, 1999 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act concerning the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement or its exhibits and schedules. For further information about FreeMarkets and our common stock, we refer you to the registration statement and to its attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

     You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and at 500 West Madison Street, Suite 1400, Chicago, IL 60661. You may obtain copies of all or any part of our registration statement from the Commission upon payment of prescribed fees. You may also inspect reports, proxy and information statements and other information that we file electronically with the Commission without charge at the Commission's Internet site, http://www.sec.gov.

     We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for each of the first three quarters of each fiscal year.

                               FREEMARKETS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and September 30, 1999....................................   F-3
Consolidated Statements of Operations for each of the three
  years in the period ended December 31, 1998 and for the
  nine-month periods ended September 30, 1998 (unaudited)
  and 1999..................................................   F-4
Consolidated Statements of Stockholders' Equity for each of
  the three years in the period ended December 31, 1998 and
  for the nine-month period ended September 30, 1999........   F-5
Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 1998 and for the
  nine-month periods ended September 30, 1998 (unaudited)
  and 1999..................................................   F-6
Notes to Consolidated Financial Statements..................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FreeMarkets, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of FreeMarkets, Inc. and Subsidiaries (the Company) as of December 31, 1997 and 1998 and September 30, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 and for the nine-month period ended September 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
October 15, 1999

                       FREEMARKETS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------   SEPTEMBER 30,
                                                                 1997          1998           1999
                                                              -----------   -----------   -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,998,884   $ 1,655,932   $ 22,258,728
  Short-term investments....................................           --            --     10,289,831
  Accounts receivable, net of allowance for doubtful
    accounts of $20,000, $25,000 and $114,316 as of December
    31, 1997, 1998 and September 30, 1999, respectively.....    1,060,654     3,939,305      5,955,801
  Other current assets......................................        7,532        83,463      1,152,465
                                                              -----------   -----------   ------------

        Total current assets................................    3,067,070     5,678,700     39,656,825
Property and equipment, net.................................      177,784     1,062,392      5,610,009
Other assets, net...........................................       91,149       128,456        410,365
                                                              -----------   -----------   ------------

        Total assets........................................  $ 3,336,003   $ 6,869,548   $ 45,677,199
                                                              ===========   ===========   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   170,808   $   738,976   $  3,059,027
  Accrued incentive compensation............................           --       489,995        894,000
  Other current liabilities.................................       55,038       623,026      1,319,865
  Current portion of long-term debt.........................       58,332        12,368        666,629
                                                              -----------   -----------   ------------

        Total current liabilities...........................      284,178     1,864,365      5,939,521

Long-term debt..............................................           --       413,018      1,976,427
                                                              -----------   -----------   ------------

        Total liabilities...................................      284,178     2,277,383      7,915,948
                                                              -----------   -----------   ------------
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock, $.01 par value, 50,000,000
    shares authorized; 3,794,600 shares issued and
    outstanding as of December 31, 1997 and 1998 and
    16,051,438 shares issued and outstanding as of September
    30, 1999................................................       37,946        37,946        160,514
  Common stock, $.01 par value, 200,000,000 shares
    authorized; 3,656,800 and 3,935,000 shares issued and
    outstanding as of December 31, 1997 and 1998,
    respectively, and 14,303,520 shares issued and
    outstanding as of September 30, 1999....................       36,568        39,350        143,035
  Additional capital........................................    5,993,000     7,296,811     55,837,965
  Unearned stock-based compensation.........................           --            --     (1,750,845)
  Stock purchase warrants...................................      398,000       398,000         30,000
  Accumulated deficit.......................................   (3,413,689)   (3,179,942)   (16,659,418)
                                                              -----------   -----------   ------------

        Total stockholders' equity..........................    3,051,825     4,592,165     37,761,251
                                                              -----------   -----------   ------------

        Total liabilities and stockholders' equity..........  $ 3,336,003   $ 6,869,548   $ 45,677,199
                                                              ===========   ===========   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                       FREEMARKETS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       YEARS ENDED                     NINE MONTHS ENDED
                                                       DECEMBER 31,                      SEPTEMBER 30,
                                          --------------------------------------   --------------------------
                                             1996          1997          1998         1998           1999
                                          -----------   -----------   ----------   -----------   ------------
                                                                                   (UNAUDITED)

Revenues................................  $   408,820   $ 1,783,180   $7,801,250   $4,801,649    $ 13,037,297
Cost of revenues........................      505,691     1,148,994    4,258,403    2,829,644       7,367,079
                                          -----------   -----------   ----------   ----------    ------------

Gross (loss) profit.....................      (96,871)      634,186    3,542,847    1,972,005       5,670,218
                                          -----------   -----------   ----------   ----------    ------------
Operating costs:
    Research and development............      394,266       291,826      841,874      562,951       2,959,635
    Sales and marketing.................      320,935       585,511      656,183      386,937       5,625,287
    General and administrative..........      629,620       837,357    2,025,899    1,129,322       5,890,462
    Stock-based expense.................           --            --           --           --       4,728,184
                                          -----------   -----------   ----------   ----------    ------------

Total operating costs...................    1,344,821     1,714,694    3,523,956    2,079,210      19,203,568
                                          -----------   -----------   ----------   ----------    ------------

Operating (loss) income.................   (1,441,692)   (1,080,508)      18,891     (107,205)    (13,533,350)
Other income, net.......................       10,504        19,808      214,856      196,165          53,874
                                          -----------   -----------   ----------   ----------    ------------

Net (loss) income.......................  $(1,431,188)  $(1,060,700)  $  233,747   $   88,960    $(13,479,476)
                                          ===========   ===========   ==========   ==========    ============

Earnings per share:
    Basic...............................  $      (.14)  $      (.10)  $      .02   $      .01    $      (1.00)
                                          ===========   ===========   ==========   ==========    ============
    Diluted.............................  $      (.14)  $      (.10)  $      .01   $      .00    $      (1.00)
                                          ===========   ===========   ==========   ==========    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                       FREEMARKETS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                           UNEARNED        STOCK
                                    PREFERRED    COMMON    ADDITIONAL    STOCK-BASED     PURCHASE     ACCUMULATED
                                      STOCK      STOCK       CAPITAL     COMPENSATION    WARRANTS       DEFICIT         TOTAL
                                    ---------   --------   -----------   ------------   -----------   ------------   ------------
Balance at December 31, 1995......        --    $    171   $ 1,025,255            --             --   $   (921,801)  $    103,625
 Employee common stock purchases,
   net of offering costs of
   $625...........................        --           4        92,701            --             --             --         92,705
 Issuance of Series A-1
   convertible preferred stock,
   net of offering costs of
   $188,544.......................  $     67          --     1,511,389            --             --             --      1,511,456
 Issuance of Series A-1 stock
   purchase warrants..............        --          --      (614,000)           --    $   614,000             --             --
 Issuance of Series B convertible
   preferred stock, net of
   offering costs of $57,300......        18          --       515,235            --             --             --        515,253
 Issuance of Series B stock
   purchase warrants..............        --          --       (18,000)           --         18,000             --             --
 Net loss.........................        --          --            --            --             --     (1,431,188)    (1,431,188)
                                    --------    --------   -----------   -----------    -----------   ------------   ------------
Balance at December 31, 1996......        85         175     2,512,580            --        632,000     (2,352,989)       791,851
 Employee common stock purchases,
   net of offering costs of
   $600...........................        --           9       265,482            --             --             --        265,491
 Options exercised................        --          --         5,934            --             --             --          5,934
 Issuance of Series B convertible
   preferred stock, net of
   offering costs of $95,303......        21          --       602,190            --             --             --        602,211
 Issuance of Series B stock
   purchase warrants..............        --          --       (69,000)           --         69,000             --             --
 Series A-1 stock purchase
   warrants exercised, net of
   offering costs of $170,289.....        53          --     2,029,808            --       (490,000)            --      1,539,861
 Issuance of Series A-2
   convertible preferred stock,
   net of offering costs of
   $100,323.......................        31          --       907,146            --             --             --        907,177
 Issuance of Series A-2 stock
   purchase warrants..............        --          --      (187,000)           --        187,000             --             --
 200-for-1 stock split............    37,756      36,384       (74,140)           --             --             --             --
 Net loss.........................        --          --            --            --             --     (1,060,700)    (1,060,700)
                                    --------    --------   -----------   -----------    -----------   ------------   ------------
Balance at December 31, 1997......    37,946      36,568     5,993,000            --        398,000     (3,413,689)     3,051,825
 Employee common stock purchases,
   net of offering costs of
   $14,173........................        --       2,600     1,283,227            --             --             --      1,285,827
 Options exercised................        --         182        20,584            --             --             --         20,766
 Net income.......................        --          --            --            --             --        233,747        233,747
                                    --------    --------   -----------   -----------    -----------   ------------   ------------
Balance at December 31, 1998......    37,946      39,350     7,296,811            --        398,000     (3,179,942)     4,592,165
 Stock purchase warrants
   exercised......................        --       8,030     1,664,845            --       (368,000)            --      1,304,875
 Issuance of Series C preferred
   stock, net of offering costs of
   $737,044.......................     7,684          --    10,252,192            --             --             --     10,259,876
 Options exercised................        --         100        16,150            --             --             --         16,250
 3-for-1 stock split..............    91,262      94,960      (186,222)           --             --             --             --
 Issuance of Series D preferred
   stock, net of offering costs of
   $165,920.......................    20,578          --    30,268,542            --             --             --     30,289,120
 Issuance of Series D stock
   purchase warrants..............        --          --            --            --      4,502,534             --      4,502,534
 Stock purchase warrants
   exercised......................     3,044          --     4,502,534            --     (4,502,534)            --          3,044
 Options exercised................        --         595        46,618            --             --             --         47,213
 Unearned stock-based
   compensation...................        --          --     1,976,495   $(1,976,495)            --             --             --
 Amortization of stock-based
   compensation...................        --          --            --       225,650             --             --        225,650
 Net loss.........................        --          --            --            --             --    (13,479,476)   (13,479,476)
                                    --------    --------   -----------   -----------    -----------   ------------   ------------
Balance at September 30, 1999.....  $160,514    $143,035   $55,837,965   $(1,750,845)   $    30,000   $(16,659,418)  $ 37,761,251
                                    ========    ========   ===========   ===========    ===========   ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                       FREEMARKETS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED                     NINE MONTHS ENDED
                                                             DECEMBER 31,                       SEPTEMBER 30,
                                                ---------------------------------------   --------------------------
                                                   1996          1997          1998          1998           1999
                                                -----------   -----------   -----------   -----------   ------------
                                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income...........................  $(1,431,188)  $(1,060,700)  $   233,747   $    88,960   $(13,479,476)
  Adjustments to reconcile net (loss) income
    to net cash used in operating activities:
    Depreciation and amortization.............       49,185        90,408       191,052       136,715        620,368
    Provision for bad debts...................           --        20,000         5,000            --         89,316
    Stock-based expense.......................           --            --            --            --      4,728,184
    (Gain) loss on disposal of property and
      equipment...............................           --            --        (3,443)           --        118,797
  Cash (used in) provided by changes in:
    Accounts receivable.......................     (141,209)     (931,866)   (2,883,651)   (1,230,973)    (2,105,812)
    Other assets..............................          535        (3,259)      (78,516)      (55,538)    (1,168,972)
    Accounts payable..........................      (44,899)       30,595       320,437        69,500      1,496,291
    Other liabilities.........................       (5,591)       37,252     1,057,983       411,720      1,100,844
                                                -----------   -----------   -----------   -----------   ------------
      Net cash used in operating activities...   (1,573,167)   (1,817,570)   (1,157,391)     (579,616)    (8,600,460)
                                                -----------   -----------   -----------   -----------   ------------

Cash flows from investing activities:
  Purchases of short-term investments.........           --            --            --            --    (10,289,831)
  Acquisitions of property and equipment,
    net.......................................      (71,381)      (85,200)     (775,598)     (524,615)    (4,431,366)
  Software development costs..................      (58,714)           --            --            --             --
  Patent and trademark costs..................           --            --       (83,610)      (22,279)      (213,595)
  (Purchase) redemption of restricted cash
    equivalent................................      (35,000)       35,000            --            --             --
                                                -----------   -----------   -----------   -----------   ------------
      Net cash used in investing activities...     (165,095)      (50,200)     (859,208)     (546,894)   (14,934,792)
                                                -----------   -----------   -----------   -----------   ------------

Cash flows from financing activities:
  Proceeds from debt..........................       42,000        58,332       444,000       444,000      4,226,630
  Repayment of debt...........................       (7,000)      (35,000)      (76,946)     (312,304)    (2,008,960)
  Proceeds from issuance of preferred stock
    and exercise of stock purchase warrants,
    net.......................................    2,026,709     3,049,249            --            --     41,856,915
  Proceeds from issuance of common stock,
    net.......................................       92,705       271,425     1,285,827       320,060             --
  Options exercised...........................           --            --        20,766         9,441         63,463
                                                -----------   -----------   -----------   -----------   ------------
      Net cash provided by financing
        activities............................    2,154,414     3,344,006     1,673,647       461,197     44,138,048
                                                -----------   -----------   -----------   -----------   ------------
Net change in cash and cash equivalents.......      416,152     1,476,236      (342,952)     (665,313)    20,602,796
Cash and cash equivalents at beginning of
  period......................................      106,496       522,648     1,998,884     1,998,884      1,655,932
                                                -----------   -----------   -----------   -----------   ------------
Cash and cash equivalents at end of period....  $   522,648   $ 1,998,884   $ 1,655,932   $ 1,333,571   $ 22,258,728
                                                ===========   ===========   ===========   ===========   ============
Supplemental disclosure:
  Cash paid for interest......................  $    11,164   $     2,190   $    27,783   $    23,852   $     94,337
                                                ===========   ===========   ===========   ===========   ============
Supplemental non-cash disclosure:
  Fixed asset additions included in accounts
    payable...................................  $     5,840   $        --   $   247,731   $    18,437   $    823,760
                                                ===========   ===========   ===========   ===========   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                       FREEMARKETS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS

     FreeMarkets, Inc. (the "Company"), formerly FreeMarkets OnLine, Inc., was formed in March 1995. The Company creates customized business-to-business online auctions for buyers of industrial parts, raw materials and commodities.

  INITIAL PUBLIC OFFERING

     In September 1999, the Company filed a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of common stock in connection with a proposed initial public offering. Immediately prior to the consummation of an underwritten initial public offering, all of the outstanding shares of convertible preferred stock will automatically convert into an equal number of shares of common stock. The result of the conversion will be a reclassification of preferred stock to common stock.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: FreeMarkets SA/NV, which is based in Brussels, Belgium, and FreeMarkets Investment Company, Inc., which is based in Wilmington, Delaware. All material intercompany transactions have been eliminated in consolidation.

  INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited consolidated statements of operations and cash flows for the nine-month period ended September 30, 1998, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements, and include all adjustments necessary for the fair presentation of the results of the interim period. All adjustments reflected in the consolidated financial statements are of a normal recurring nature. The data disclosed in the notes to the consolidated financial statements for this period is also unaudited.

  CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company considers all unrestricted, highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

     The Company classifies its short-term investments as available for sale. Such investments are recorded at fair value based on quoted market prices, with unrealized gains and losses, which are considered to be temporary, recorded as other comprehensive income or loss until realized. The cost of short-term investments sold is based on the specific identification method. Accumulated other comprehensive income related to these investments is immaterial as of September 30, 1999.

     As of September 30, 1999, short-term investments consisted of commercial paper and corporate bonds with maturities of less than one year.

     Income included in other income earned on these investments was $16,200 in 1996, $22,800 in 1997, $93,400 in 1998 and $70,300 and $302,000 in the
nine-month periods ended September 30, 1998 and 1999, respectively.

                       FREEMARKETS, INC. AND SUBSIDIARIES

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated on the straight-line method over their estimated useful lives. Repairs and maintenance expenditures, which are not considered improvements and do not extend the useful life of the property and equipment, are expensed as incurred. The cost and related accumulated depreciation applicable to property and equipment no longer in service are eliminated from the accounts and any gain or loss is included in operations.

  OTHER ASSETS

     Other assets consist principally of capitalized patent and trademark costs and capitalized software development costs, both of which are being amortized using the straight-line method over seventeen and three years, respectively. Qualified internally developed software costs are capitalized subsequent to the determination of technological feasibility; such capitalization continues until the product becomes available for general release. The carrying value of patent and trademark costs was $4,500, $86,600 and $292,300 at December 31, 1997 and 1998 and September 30, 1999, respectively. The carrying value of software development costs was $71,100, $23,700 and $0 at December 31, 1997 and 1998 and September 30, 1999, respectively. Amortization expense on patent and trademark costs and software development costs was $24,000 in 1996, $47,700 in 1997, $48,900 in 1998 and $36,700 and $31,700 in the nine-month periods ended September 30, 1998 and 1999, respectively.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The carrying values of long-lived assets, which include property and equipment and patent and trademark costs, are evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying assets. Adjustments are made if the sum of expected future net cash flows is less than carrying value.

  REVENUE RECOGNITION

     The Company recognizes revenue from fixed monthly fees for providing services to clients ratably as those services are provided over the related contract periods. In the case of contracts with performance incentive payments based on auction volume and/or savings generated, as defined in the respective contracts, revenue is recognized as those thresholds are achieved. Commission revenue is recognized as the direct materials and commodities that are the subject of the Company's auctions are shipped from the winning suppliers to the buyers in accordance with the terms of the contracts. Commission revenue was $138,300 in 1996, $358,200 in 1997, $799,700 in 1998 and $550,100 and $1,167,800
in the nine-month periods ended September 30, 1998 and 1999, respectively.

  REVENUE CONCENTRATION AND RELATED PARTY

     In 1998, 77% of revenues were concentrated with two clients. For the nine-month period ended September 30, 1999, 58% of revenues were concentrated with the same two clients. The Company has long-term contracts with both clients, which extend through December 2000 and September 2001, and contain additional renewal options available at the clients' discretion. Both contracts can be canceled by the client upon notice prior to the expiration dates.

     As further discussed in Note 7, a subsidiary of United Technologies Corporation ("UTC") invested $20,938,400 in the Company in September 1999. Revenues from UTC were $5,294,400 in the nine-month period ended September 30, 1999, and amounts due from UTC were $1,522,700 as of September 30, 1999.

                       FREEMARKETS, INC. AND SUBSIDIARIES

  COST OF REVENUES

     Cost of revenues consists primarily of the expenses related to staffing and operation of the Company's market making service organization and Market Operations Center. Staffing costs include a proportional allocation of overhead costs.

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred, and include costs to develop, enhance and manage the Company's proprietary technology.

  ADVERTISING COSTS

     Advertising costs are expensed at the time the ad is first aired or the promotion is held. Advertising expenses were $43,300 in 1996, $109,500 in 1997, $162,100 in 1998 and $91,200 and $2,300,600 in the nine-month periods ended September 30, 1998 and 1999, respectively.

  START-UP COSTS

     Start-up costs are expensed as incurred, and include costs to establish new locations, operations or subsidiaries.

  STOCK-BASED EXPENSE

     The Company accounts for the grant of stock options to employees in accordance with Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation". SFAS 123 gives companies the option to adopt the fair value method for expense recognition of employee stock options or to continue to account for stock options and stock-based awards using the intrinsic value method, as outlined under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has elected to continue to apply the intrinsic value method to account for employee stock options and discloses the pro forma effect as if the fair value method had been applied in Note 8. With respect to stock options granted at exercise prices less than fair value, the Company recorded unearned stock-based compensation. Such unearned stock-based compensation is amortized on an accelerated basis over the vesting period of each individual award in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 28.

  PENNSYLVANIA OPPORTUNITY GRANT

     During 1998, the Company received a $150,000 Opportunity Grant (the "PA Grant") from the Department of Community and Economic Development of the Commonwealth of Pennsylvania. The PA Grant provided for working capital funds to assist the Company during a period of accelerated growth, and was earned based upon the achievement of job creation requirements. The PA Grant is included in other income in the consolidated statements of operations. If the Company were to leave the City of Pittsburgh, Pennsylvania prior to November 2002, the Commonwealth of Pennsylvania may require the Company to refund a portion of the PA Grant; however, the Company considers the likelihood of its relocation to be remote.

  INCOME TAXES

     Deferred income taxes are recorded using the liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax

                       FREEMARKETS, INC. AND SUBSIDIARIES
bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  INTERNATIONAL OPERATIONS

     The Company began operating a service center in Brussels, Belgium in late 1998. The service center's operating loss was $1,711,100 and its revenues were immaterial in the nine-month period ended September 30, 1999.

     The local currency is the functional currency for the Company's operations outside of the United States. Assets and liabilities are translated using the exchange rate at the balance sheet date. Revenues, expenses, gains and losses are translated at the exchange rate on the date those elements are recognized. Foreign currency gains and losses and the cumulative translation adjustment were immaterial.

  EARNINGS PER SHARE

     The Company computes earnings per share in accordance with SFAS No. 128, "Earnings per Share". Under the provisions of SFAS No. 128, basic earnings per share is computed by dividing the net (loss) income for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net (loss) income for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and upon the conversion of convertible preferred stock (using the if-converted method). Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive.

     The following table sets forth the computation of earnings per share:

                                               YEAR ENDED                      NINE MONTHS ENDED
                                              DECEMBER 31,                       SEPTEMBER 30,
                                 ---------------------------------------   --------------------------
                                    1996          1997          1998          1998           1999
                                 -----------   -----------   -----------   -----------   ------------
Numerator:
  Net (loss) income............  $(1,431,188)  $(1,060,700)  $   233,747   $    88,960   $(13,479,476)
                                 ===========   ===========   ===========   ===========   ============
Denominator:
  Weighted average common
    shares.....................   10,316,599    10,618,481    11,191,670    10,990,053     13,451,407
    (Denominator for basic
       calculation)
  Weighted average effect of
    dilutive securities:
    Convertible preferred
       stock...................           --            --    11,383,800    11,383,800             --
    Stock options and
       warrants................           --            --     4,201,141     2,850,394             --
                                 -----------   -----------   -----------   -----------   ------------
    Denominator for diluted
       calculation.............   10,316,599    10,618,481    26,776,611    25,224,247     13,451,407
                                 ===========   ===========   ===========   ===========   ============
Earnings per share:
  Basic........................  $      (.14)  $      (.10)  $       .02   $       .01   $      (1.00)
                                 ===========   ===========   ===========   ===========   ============
  Diluted......................  $      (.14)  $      (.10)  $       .01   $       .00   $      (1.00)
                                 ===========   ===========   ===========   ===========   ============

     For 1996 and 1997, 2,878,952 and 6,321,439 potentially dilutive common shares, respectively, were excluded because their effect was antidilutive. For the nine-month period ended September 30,

                       FREEMARKETS, INC. AND SUBSIDIARIES

1999, 20,856,078 potentially dilutive common shares were excluded because their effect was antidilutive.

     Pro forma earnings per share is computed using the weighted average number of shares of common stock outstanding, including potentially dilutive common shares from the convertible preferred stock (using the if-converted method), which will automatically convert into common stock upon an initial public offering as if converted at the original date of issuance, for both basic and diluted earnings per share, even if inclusion is antidilutive.

     The following table sets forth the computation of pro forma earnings per share:

                                                               YEAR ENDED    NINE MONTHS ENDED
                                                              DECEMBER 31,     SEPTEMBER 30,
                                                                  1998             1999
                                                              ------------   -----------------
Numerator:
  Net (loss) income.........................................  $   233,747      $(13,479,476)
                                                              ===========      ============
Denominator:
  Weighted average common shares............................   22,575,470        26,394,512
     (Denominator for basic calculation)
  Weighted average effect of dilutive securities:
     Stock options and warrants.............................    4,201,141                --
                                                              -----------      ------------
     Denominator for diluted calculation....................   26,776,611        26,394,512
                                                              ===========      ============
Pro forma earnings per share:
  Basic.....................................................  $       .01      $       (.51)
                                                              ===========      ============
  Diluted...................................................  $       .01      $       (.51)
                                                              ===========      ============

     For the nine-month period ended September 30, 1999, 7,912,973 potentially dilutive common shares were excluded because their effect was antidilutive.

  COMPREHENSIVE INCOME OR LOSS

     The Company adopted SFAS No. 130, "Reporting Comprehensive Income" effective January 1, 1998. No material differences exist between net income
(loss) and comprehensive income (loss).

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, which is effective, as amended, for all quarters in fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. As the Company does not currently engage in derivative or hedging activities, the adoption of this standard is not expected to have a significant impact on the Company's consolidated financial statements.

                       FREEMARKETS, INC. AND SUBSIDIARIES

NOTE 3.  PROPERTY AND EQUIPMENT

     Property and equipment (and their related useful lives) consisted of the following:

                                                             DECEMBER 31,
                                                         ---------------------   SEPTEMBER 30,
                                                           1997        1998          1999
                                                         --------   ----------   -------------
Computer and office equipment (3 to 5 years)...........  $192,440   $  884,920    $4,163,194
Furniture and fixtures (5 years).......................    48,621      293,335     1,181,400
Leasehold improvements (5 years).......................    16,290       95,982       927,418
                                                         --------   ----------    ----------
                                                          257,351    1,274,237     6,272,012
Less accumulated depreciation..........................    79,567      211,845       662,003
                                                         --------   ----------    ----------
                                                         $177,784   $1,062,392    $5,610,009
                                                         ========   ==========    ==========

     Depreciation expense was $25,200 in 1996, $42,700 in 1997, $142,200 in 1998
and $100,000 and $588,700 in the nine-month periods ended September 30, 1998 and 1999, respectively. In connection with the Company's relocation to new office space in 1999, property and equipment with net book value of approximately $118,800 was disposed of related to the old office facility.

NOTE 4.  LONG-TERM DEBT

     In February 1998, the Company entered into a Line of Credit Agreement (the "Line of Credit"), which provided for borrowings of up to $750,000. The Line of Credit accrued interest at the lender's prime rate plus 1.0%. A non-refundable commitment fee equal to 1.0% per annum of the average daily unused portion of the Line of Credit was payable quarterly. As of December 31, 1998, there was $300,000 outstanding under the Line of Credit, which has been classified as long-term debt due to the February 1999 refinancing under the new facility discussed below.

     The Line of Credit contained restrictive covenants, including a limitation on incurring additional indebtedness and a requirement that the Company maintain a tangible net worth, as defined, of $500,000. The Company pledged substantially all of its assets as collateral for the Line of Credit.

     In February 1999, the Company settled all outstanding amounts under the Line of Credit and terminated this agreement. At this time, the Company entered into a Revolving Promissory Note (the "Revolver") and an Equipment Term Note (the "Equipment Term Note"), both under the terms of a Loan and Security Agreement (the "Loan and Security Agreement"). The Revolver provided for borrowings of up to $2,000,000, with interest accruing at the lender's prime rate plus 0.75% (9.0% at September 30, 1999). As of September 30, 1999, no amounts were outstanding under the Revolver.

     The Equipment Term Note provided for total borrowings of up to $2,000,000 that were drawn from February through August 1999. Monthly interest-only payments were due and payable on any outstanding advances during that time period. In September 1999, the advances under the Equipment Term Note converted to a note payable with 36 equal monthly principal and interest installments, which are due and payable through August 2002. The Equipment Term Note bears interest at the lender's prime rate plus 1.0%. As of September 30, 1999, there was $1,944,300 outstanding under the Equipment Term Note.

     In September 1999, the Company's Loan and Security Agreement (the "Amended Loan and Security Agreement") was amended to increase the available borrowings under the Revolver from $2,000,000 to $5,000,000 and extend the expiration date to September 2000. Interest will remain at the lender's prime rate plus 0.75%. The amendment also provides for two additional equipment term notes (Equipment Term Note #2) in addition to the $2,000,000 original Equipment Term Note. These notes provide for total borrowings of up to $3,000,000 that may be drawn from September 1999

                       FREEMARKETS, INC. AND SUBSIDIARIES
through October 2000. Monthly interest-only payments are due and payable on any outstanding advances during that time period. In April and October 2000, these notes automatically convert to notes payable with 36 equal monthly principal and interest installments. These notes bear interest at the lender's prime rate plus 1.0%. As of September 30, 1999, there was $698,700 outstanding under Equipment Term Note #2.

     The Amended Loan and Security Agreement contains restrictive covenants, including a limitation on incurring additional indebtedness and paying dividends. The Company is also required to satisfy minimum tangible net worth and current and debt service ratios each month, as defined. The Company has pledged substantially all of its tangible assets as collateral for the Amended Loan and Security Agreement.

     In March 1998, the Company entered into a $144,000 loan with the City of Pittsburgh Urban Redevelopment Authority (the "URA Loan"), with interest accruing at 6.8%. Proceeds from the URA Loan were required to be used for local office space expansion. The URA Loan was repaid in February 1999 with proceeds from the Equipment Term Note.

     Interest expense was $11,200 in 1996, $2,200 in 1997, $27,800 in 1998 and
$24,300 and $131,700 in the nine-month periods ended September 30, 1998 and 1999, respectively. The weighted average interest rate was 10.8% in 1996, 3.7% in 1997, 6.9% in 1998 and 8.2% and 7.6% in the nine-month periods ended September 30, 1998 and 1999, respectively. Based on market rates currently available, the carrying value of the Company's long-term debt as of September 30, 1999 approximates fair value.

NOTE 5.  COMMITMENTS AND CONTINGENCIES

     The Company leases office space and computer and office equipment under operating leases expiring through 2004. In October 1998, the Company entered into a new Office Lease Agreement (the "Lease"), as amended in March and June 1999, that significantly expands the Company's office space within the city of Pittsburgh, Pennsylvania. The Lease, which provides for additional expansion within the same building, expires in May 2004.

     Operating lease rental expense amounted to $105,000 in 1996, $141,000 in 1997, $279,500 in 1998 and $607,800 in the nine-month period ended September 30, 1999. The following is a schedule of future minimum lease payments under all operating leases through December 31 of each of the following years:

1999........................................................  $  366,100
2000........................................................   1,783,100
2001........................................................   1,818,700
2002........................................................   1,864,800
2003........................................................   1,911,700
Thereafter..................................................   1,513,700
                                                              ----------
                                                              $9,258,100
                                                              ==========

NOTE 6.  INCOME TAXES

     The Company had no income tax provision in 1996, 1997 and the nine-month periods ended September 30, 1998 and 1999 since the Company had a net taxable loss in each of those periods. For 1998, the Company's net taxable income was eliminated through the use of net operating loss carryforwards of approximately $414,000. The tax benefit resulting from the use of these net operating losses was approximately $166,000.

                       FREEMARKETS, INC. AND SUBSIDIARIES

     Deferred tax assets and liabilities consisted of the following:

                                                           DECEMBER 31,
                                                    --------------------------    SEPTEMBER 30,
                                                       1997           1998            1999
                                                    -----------    -----------    -------------
Net operating losses..............................  $ 1,348,000    $ 1,182,000     $ 4,726,000
Research and experimentation credits..............       42,000        111,000         185,000
Lease termination fee.............................           --         90,000              --
Deferred stock-based expense and other............      (54,000)       (46,000)      1,820,000
                                                    -----------    -----------     -----------
Net deferred tax assets...........................    1,336,000      1,337,000       6,731,000
Less valuation allowance..........................   (1,336,000)    (1,337,000)     (6,731,000)
                                                    -----------    -----------     -----------
                                                    $        --    $        --     $        --
                                                    ===========    ===========     ===========

     In assessing the realizability of net deferred tax assets, management considers whether it is more likely than not that some portion of the net deferred tax assets will not be realized. The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management has established a full valuation allowance against the net deferred tax assets at December 31, 1997 and 1998 and September 30, 1999, since the realization of these assets in future periods is uncertain.

     As of September 30, 1999, the Company had available federal net operating loss carryforwards of approximately $11,815,000 and state net operating loss carryforwards of approximately $10,194,000. These net operating loss carryforwards may be used to offset future federal and state income taxes through 2019 and 2009, respectively. As a result of the Series A-1 offering discussed in Note 7 and concurrent ownership change, Section 382 of the Internal Revenue Code limits the federal net operating losses incurred prior to May 1996, which amounted to $1,298,000, available to the Company to $247,000 per year. Any unused annual limitation may be carried forward to future years for the balance of the federal net operating loss carryforward period. In addition, the Company has research and experimentation credit carryforwards available to offset future federal tax liabilities through 2019.

NOTE 7.  STOCKHOLDERS' EQUITY

     In June 1999, the Company amended its Certificate of Incorporation to increase the preferred shares authorized for issuance from 20,000,000 to 50,000,000 and the common shares authorized for issuance from 20,000,000 to 200,000,000.

  STOCK SPLITS

     In January 1998, the Company's Board of Directors declared a 200-for-1 stock split in the form of a stock dividend for the then-outstanding shares of preferred stock and common stock. The stock split was reflected in 1997, and resulted in a $37,756 reclassification from additional capital to preferred stock and a $36,384 reclassification from additional capital to common stock representing the aggregate par value of the shares issued under the stock split.

     In June 1999, the Company's Board of Directors declared a 3-for-1 stock split in the form of a stock dividend for the then-outstanding shares of preferred stock and common stock. The stock split resulted in a $91,262 reclassification from additional capital to preferred stock and a $94,960 reclassification from additional capital to common stock representing the aggregate par value of the shares issued under the stock split.

                       FREEMARKETS, INC. AND SUBSIDIARIES

     The Company has presented each split as a separate issuance of shares occurring at the time of the split. Accordingly, share amounts presented in the consolidated balance sheets and statements of stockholders' equity reflect the actual shares outstanding for each period presented prior to the stock splits. All references to the number of shares and per share amounts elsewhere in the consolidated financial statements and related notes have been restated to reflect both stock splits.

  CONVERTIBLE PREFERRED STOCK

     In May 1996, the Company completed an offering of 4,019,400 shares of Series A-1 convertible preferred stock ("Series A-1") at $.43 per share, with 3,157,200 callable warrants to purchase shares of the Company's preferred stock at an exercise price of $.54 per share. The warrants were callable by the Company, subject to the achievement of certain operational thresholds. The proceeds from the offering totaled $1,511,456, net of offering costs of $188,544.

     In December 1996, the Company commenced an offering of 2,347,200 shares of Series B convertible preferred stock ("Series B") at $.54 per share, of which 1,057,800 shares were issued in 1996 and 1,289,400 shares were issued in 1997. Total proceeds from the offering, which was completed in July 1997, were $1,117,464, net of offering costs of $152,603.

     In October 1997, the Company exercised its right to call the 3,157,200 warrants issued pursuant to the Series A-1 offering. In addition, the Company commenced an offering to sell an additional 1,860,000 shares of Series A-2 convertible preferred stock ("Series A-2") at $.54 per share. The warrant call and the offering were completed in December 1997, resulting in total proceeds of $2,447,038, net of offering costs of $270,612.

     In April 1999, the Company completed an offering of 2,305,434 shares of Series C convertible preferred stock ("Series C") at $4.77 per share. Total proceeds from the offering were $10,259,876, net of offering costs of $737,044.

     In September 1999, the Company completed an offering of 2,057,773 shares of Series D convertible preferred stock ("Series D") at $14.80 per share, of which 1,414,552 shares were purchased by UTC. Proceeds from the offering were $30,289,120, net of offering costs of $165,920. In addition, the Company granted 304,431 stock purchase warrants (the "Series D warrants") at an exercise price of $.01 per share to UTC in exchange for release of restrictions that limited the Company from serving certain clients. In connection with this warrant grant, the Company recognized expense of $4,502,534 in September 1999, as determined using the Black-Scholes pricing model. UTC exercised the Series D warrants in September 1999, resulting in total proceeds of $3,044 and a $4,502,534 transfer from stock purchase warrants to additional capital.

     The Company's Series A-1, A-2, B, C and D preferred stock are convertible into common stock based upon an initial conversion ratio of one-to-one, which is subject to adjustment as defined in the Company's Certificate of Incorporation and the respective certificates of designations that created the preferred stock. All series of preferred stock will be converted automatically into an equal number of shares of common stock immediately preceding the closing of an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. The holders of Series A-1 and A-2 preferred stock, collectively as a group, have the right to elect one director, while the holders of Series B, C and D preferred stock and all holders of common stock, voting as a class, have the right to elect the remaining directors. The holders of preferred stock also have a liquidation preference equal to the purchase price of the preferred stock, the right to receive dividends prior to any junior preferred stock or common stock, and certain antidilution protections, all as defined in the Company's Certificate of Incorporation and the respective certificates of designations that created the preferred stock.

                       FREEMARKETS, INC. AND SUBSIDIARIES

     The Company has granted preemptive rights to the holders of Series A-1, A-2 and B preferred stock, as well as to two holders of common stock. In the event that the Company seeks to raise additional capital, these rights allow holders, under certain circumstances, to maintain their percentage ownership of the Company. All preemptive rights terminate upon an initial public offering of the Company's common stock.

  STOCK PURCHASE WARRANTS

     In addition to the warrants issued in connection with the Series A-1 offering that were subsequently exercised in the Series A-2 offering, the Company granted a total of 2,604,600 warrants at an exercise price of $.54 per share to the placement agent as compensation for services rendered in connection with the Series A-1, A-2 and B offerings. Those warrants issued to the placement agent, which do not have a call feature, expire seven years from the date of issuance.

     The Series A-1 warrants and placement agent warrants were valued using the Black-Scholes pricing model. The portion of the proceeds received from the Series A-1, A-2 and B preferred stock offerings representing the value assigned to the warrants, as well as the Series D warrants discussed above, are reflected as stock purchase warrants in the stockholders' equity section of the accompanying balance sheets. At the time of exercise or expiration, the Company will transfer the value assigned to the warrants to additional capital.

     In March 1999, the placement agent exercised 2,409,000 warrants, resulting in total proceeds of $1,304,875 and a $368,000 transfer of stock purchase warrants to additional capital.

  COMMON STOCK

     In 1996, the Board of Directors reserved 240,000 shares of common stock to be issued pursuant to a qualified stock purchase plan (the "1996 Purchase Plan") under which employees could purchase shares of common stock of the Company. During 1996, employees purchased 219,600 shares of common stock at $.43 per share resulting in total proceeds of $92,705, net of offering costs of $625.

     In 1997, the Board of Directors reserved an additional 600,000 shares of common stock to be issued pursuant to the 1996 Purchase Plan. During 1997, employees purchased 531,000 shares of common stock at $.54 per share resulting in total proceeds of $287,025, net of offering costs of $600. No further shares may be purchased under the 1996 Purchase Plan.

     In 1998, the Board of Directors reserved 780,000 shares of common stock, which included the remaining unissued shares under the 1996 Purchase Plan, to be issued pursuant to a qualified stock purchase plan (the "1998 Purchase Plan") under which employees could purchase shares of common stock of the Company. During 1998, employees purchased 780,000 shares of common stock at $1.67 per share resulting in total proceeds of $1,285,827, net of offering costs of $14,173. No further shares may be purchased under the 1998 Purchase Plan.

                       FREEMARKETS, INC. AND SUBSIDIARIES

     The following is a summary of share activity for all classes of stock:

                                                                                    STOCK
                                                      PREFERRED       COMMON       PURCHASE
                                                        STOCK         STOCK        WARRANTS
                                                      ----------    ----------    ----------
Outstanding at December 31, 1995....................          --    10,243,800            --
  Shares issued.....................................   5,077,200       219,600            --
  Callable stock purchase warrants issued...........          --            --     3,157,200
  Stock purchase warrants issued....................          --            --     1,067,400
                                                      ----------    ----------    ----------
Outstanding at December 31, 1996....................   5,077,200    10,463,400     4,224,600
  Shares issued, net................................   3,149,400       493,200            --
  Stock purchase warrants issued....................          --            --     1,537,200
  Stock purchase warrants exercised.................   3,157,200            --    (3,157,200)
  Options exercised.................................          --        13,800            --
                                                      ----------    ----------    ----------
Outstanding at December 31, 1997....................  11,383,800    10,970,400     2,604,600
  Shares issued.....................................          --       780,000            --
  Options exercised.................................          --        54,600            --
                                                      ----------    ----------    ----------
Outstanding at December 31, 1998....................  11,383,800    11,805,000     2,604,600
  Shares issued.....................................   4,363,207            --            --
  Stock purchase warrants issued....................          --            --       304,431
  Stock purchase warrants exercised.................     304,431     2,409,000    (2,713,431)
  Options exercised.................................          --        89,520            --
                                                      ----------    ----------    ----------
Outstanding at September 30, 1999...................  16,051,438    14,303,520       195,600
                                                      ==========    ==========    ==========

NOTE 8.  EMPLOYEE BENEFIT PLANS

  401(K) SAVINGS PLAN

     In January 1999, the Company adopted a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, eligible employees may contribute a certain percentage of their pre-tax earnings up to the annual limit set by the Internal Revenue Service. The Company is not required to contribute to the Savings Plan, and has made no contributions since its inception.

  EMPLOYEE STOCK PURCHASE PLAN

     In 1999, the Board of Directors adopted, and the stockholders of the Company approved, the Company's Employee Stock Purchase Plan (the "1999 Purchase Plan"), under which 500,000 shares have been reserved for issuance, subject to increases as provided in the 1999 Purchase Plan. Under the 1999 Purchase Plan, eligible employees may purchase common stock each year in an amount not to exceed 20% of the employee's annual cash compensation. The purchase price per share will be 85% of the lowest fair value at certain dates defined in the 1999 Purchase Plan. The 1999 Purchase Plan will become effective upon the completion of an underwritten initial public offering.

                       FREEMARKETS, INC. AND SUBSIDIARIES

  STOCK OPTION PLANS

     Prior to March 1998, the Company maintained a stock incentive plan (the "1996 Option Plan"), which provided for the issuance of stock options and stock appreciation rights to employees. Under the 1996 Option Plan, options were granted at prices determined by the Board of Directors. The options granted are exercisable in accordance with a vesting schedule, not to exceed 10 years. No further stock options may be granted under the 1996 Option Plan.

     In March 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Option Plan"). All available options in the 1996 Option Plan were transferred into the 1998 Option Plan. All options outstanding under the 1996 Option Plan as of the termination date continue in effect under their original terms. The 1998 Option Plan provides for the issuance of stock options to employees, directors, consultants and advisors, which are granted at prices determined by the Board of Directors. The options granted are exercisable in accordance with a vesting schedule, not to exceed 10 years. Certain executives hold options that contain limited accelerated vesting, as defined, in the event of an initial public offering or sale of the Company.

     In June 1999, the Company adopted an Amended and Restated Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan amended the 1998 Option Plan to increase the amount of unissued shares reserved for the future issuance of stock options, as well as add certain change-of-control provisions. As of September 30, 1999, 15,450,000 stock options were authorized for issuance.

     The following is a summary of stock option activity:

                                                  NUMBER         EXERCISE
                                                OF OPTIONS        PRICE
                                                ----------    --------------
Outstanding at December 31, 1995..............          --                --
  Granted.....................................     867,000    $ .33 - $  .43
                                                ----------
Outstanding at December 31, 1996..............     867,000     .33 -     .43
  Granted.....................................     564,000               .54
  Forfeited...................................    (354,600)    .33 -     .54
  Exercised...................................     (13,800)              .43
                                                ----------
Outstanding at December 31, 1997..............   1,062,600     .33 -     .54
  Granted.....................................   6,150,900      .54 -   1.67
  Forfeited...................................     (44,700)     .33 -   1.67
  Exercised...................................     (54,600)    .33 -     .54
                                                ----------
Outstanding at December 31, 1998..............   7,114,200      .33 -   1.67
  Granted.....................................   4,331,600     1.67 -  14.80
  Forfeited...................................    (155,050)     .54 -  14.80
  Exercised...................................     (89,520)     .54 -   1.67
                                                ----------
Outstanding at September 30, 1999.............  11,201,230      .33 -  14.80
                                                ==========
Shares reserved for future options as of
  September 30, 1999..........................   4,090,850               N/A

                       FREEMARKETS, INC. AND SUBSIDIARIES

     The following is a summary of the options outstanding as of September 30, 1999:

                                                          NUMBER         EXERCISE
                                                        OF OPTIONS        PRICE
                                                        ----------    --------------
                                                           532,800     $.33 - $  .43
                                                         1,449,900               .54
                                                         4,050,000              1.08
                                                         1,114,680              1.67
                                                            42,000              2.50
                                                         1,861,000              4.77
                                                             4,800             12.50
                                                         2,146,050             14.80
                                                        ----------
                                                        11,201,230
                                                        ==========

     The following is a summary of the exercisable options as of each date:

                                                     NUMBER        EXERCISE
                                                   OF OPTIONS       PRICE
                                                   ----------    ------------
December 31, 1996................................     27,600            $ .33
December 31, 1997................................    236,610      .33 -   .43
December 31, 1998................................    580,392      .33 -   .54
September 30, 1999...............................    821,677      .33 -  1.67

     All options were granted at exercise prices determined by the Board of Directors. The weighted average exercise price and the weighted average remaining contractual life for options outstanding at September 30, 1999 was $4.29 and 8.9 years, respectively. In 1999, the Company recorded $1,976,500 of unearned stock-based compensation, of which $225,700 was amortized in the nine-month period ended September 30, 1999.

     If compensation costs had been recognized pursuant to SFAS No. 123, the Company's net (loss) income and earnings per share would have been changed to the pro forma amounts shown below:

                                           YEAR ENDED DECEMBER 31,
                                   ---------------------------------------    NINE MONTHS ENDED
                                      1996           1997          1998       SEPTEMBER 30, 1999
                                   -----------    -----------    ---------    ------------------
Net (loss) income:

     As reported.................  $(1,431,188)   $(1,060,700)    $233,747       $(13,479,476)
     Pro forma...................   (1,466,066)    (1,113,771)    (208,581)       (16,051,271)
Earnings per share:
     Basic:
     As reported.................        $(.14)         $(.10)        $.02             $(1.00)
     Pro forma...................         (.14)          (.10)        (.02)             (1.19)
     Diluted:
     As reported.................         (.14)          (.10)         .01              (1.00)
     Pro forma...................         (.14)          (.10)        (.02)             (1.19)

     The weighted average fair value per option granted was $.10 in 1996, $.14 in 1997, $.23 in 1998 and $2.11 in the nine-month period ended September 30, 1999. The fair value of each option grant according to SFAS No. 123 is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

Weighted average risk-free interest rate....................  5-6%
Expected life (number of years).............................    5

                            ------------------------

                                  UNDERWRITING

     FreeMarkets and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Wit Capital Corporation are the representatives of the underwriters.

                                                              Number of
                        Underwriters                           Shares
                        ------------                          ---------
Goldman, Sachs & Co. .......................................
Morgan Stanley & Co. Incorporated...........................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Wit Capital Corporation.....................................
                                                              ---------
Total.......................................................  3,600,000
                                                              =========

     Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated will jointly manage the order books for the offering.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 540,000 shares from FreeMarkets to cover these sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by FreeMarkets. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                              Paid by FreeMarkets
                             ---------------------

                                                   No             Full
                                                Exercise        Exercise
                                                --------        --------
Per Share....................................    $               $
Total........................................    $               $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any of those securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $     per share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     FreeMarkets and its directors, officers, employees and other holders of substantially all its securities have agreed, with the underwriters, subject to limited exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

     Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be negotiated among FreeMarkets and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, are FreeMarkets' historical performance, estimates of FreeMarkets' business potential and earnings prospects, an assessment of FreeMarkets' management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

     FreeMarkets has applied to have its common stock approved for quotation on the Nasdaq National Market under the symbol "FMKT".

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short-sale covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     At the request of FreeMarkets, the underwriters have reserved, at the initial public offering price, up to 360,000 shares of common stock for sale to a subsidiary of United Technologies Corporation; up to 350,000 shares of common stock for sale to Kleiner Perkins Caufield & Byers IX L.P., an entity affiliated with one of FreeMarkets' directors; and up to 175,000 shares of common stock for sale to directors and employees of FreeMarkets. United Technologies Corporation is one of FreeMarkets' largest stockholders and its largest customer.

     The number of shares available for sale to the general public will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

     FreeMarkets estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.2 million.

     FreeMarkets has agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933.

     On February 5, 1999, Goldman, Sachs & Co. committed to invest at least $6,596,700 in an offering of FreeMarkets' equity securities. That private placement was completed with the sale of 1,382,955 shares of Series C preferred stock to Goldman, Sachs & Co. and two affiliates on April 9, 1999, at a price of $4.77 per share. These shares automatically convert into the same number of shares of common stock immediately prior to the closing of this offering.

     Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the representatives of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-Manager or selected dealer in over 125 public offerings. Except for its participation as a representative in this offering, Wit Capital has no relationship with FreeMarkets, or any of its founders or significant stockholders.

                               INSIDE BACK COVER

     The inside of the back cover includes a picture of a printed circuit board with the following text above it: "At 8:30 am, printed circuit boards for a Global 1000 manufacturer cost $24 million. 1 day later, they cost $14 million."

     A pull-out text box appears at the lower right-hand corner of the inside back cover with the following text: "FreeMarkets recruited a global base of suppliers whose bids fell 43% below previous prices. That's $10 million." Our logo, with the word "FreeMarkets" beside it, appears at the bottom of the inside back cover with the following tag-line text below it: "Redefining purchasing power for the Global 1000."

     The following text appears at the bottom left of the inside back cover:
"Each auction is a distinct event. The results of any auction cannot be predicted, and may not be replicated."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS


                                         ----
Prospectus Summary.....................     3
Risk Factors...........................     7
Note Regarding Forward-Looking
  Statements...........................    18
Use of Proceeds........................    19
Dividend Policy........................    19
Capitalization.........................    20
Dilution...............................    21
Selected Consolidated Financial Data...    22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    23
Business...............................    34
Management.............................    45
Certain Transactions...................    55
Principal Stockholders.................    56
Description of Capital Stock...........    58
Shares Eligible for Future Sale........    61
Legal Matters..........................    62
Experts................................    63
Additional Information.................    63
Index to Financial Statements..........   F-1
Underwriting...........................   U-1


                               ------------------

     Through and including           , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                3,600,000 Shares

                               FREEMARKETS, INC.

                                  Common Stock
                               ------------------

                             FreeMarkets, Inc. Logo

                               ------------------
                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER
                               ------------------

                          DONALDSON, LUFKIN & JENRETTE
                            WIT CAPITAL CORPORATION
                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD fee and the Nasdaq National Market listing fee.


                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................  $   45,905
NASD fee....................................................      17,888
Nasdaq National Market listing fee..........................      94,000
Printing expenses...........................................     350,000
Legal fees and expenses.....................................     800,000
Accounting fees and expenses................................     550,000
Transfer agent and registrar fees...........................       3,500
Miscellaneous...............................................     306,707
                                                              ----------
         Total..............................................  $2,168,000
                                                              ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article VII of the registrant's Amended and Restated Certificate of Incorporation, to be in effect upon consummation of the offering of the securities to which this registration statement relates, provides that the personal liability of directors of the registrant is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article VII of the registrant's Amended and Restated Bylaws, to be in effect upon consummation of the offering of the securities to which this registration statement relates, provides that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was (or to the extent permitted under Delaware law, has agreed to be) a director, officer, employee or agent of the registrant, or is or was serving (or, to the extent permitted under Delaware law, has agreed to serve) at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article VII further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL. The registrant expects to maintain directors' and officers' liability insurance.

     The registrant has entered into indemnification agreements with its directors and officers and intends to enter into indemnification agreements with any new directors or officers in the future.

     Under Section 8(b) of the Underwriting Agreement, the Underwriters will be obligated, under certain circumstances, to indemnify directors and officers of the registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since November 1996, the registrant has sold and issued the following securities:

     1. In December 1996, the registrant issued 1,057,800 shares of Series B preferred stock to 13 investors for an aggregate consideration of $572,553.

     2. From January through July 1997, the registrant issued 1,289,400 shares of Series B preferred stock and warrants to purchase 571,800 shares of Series B preferred stock to 18 investors for an aggregate consideration of $697,514.

     3. In October 1997, the registrant issued 531,000 shares of common stock to 24 employees for an aggregate consideration of $287,625.

     4. In December 1997, the registrant issued 5,017,200 shares of Series A-2 preferred stock and warrants to purchase 1,222,800 shares of Series A-2 preferred stock to 60 investors for an aggregate consideration of $2,717,650.

     5. In October 1998, the registrant issued 780,000 shares of common stock to 78 employees for an aggregate consideration of $1,300,000.

     6. In March 1999, the registrant issued 2,409,000 shares of common stock upon the exercise of warrants previously issued to an investor and placement agent, for an aggregate consideration of $1,304,875.

     7. In April 1999, the registrant issued 2,305,434 shares of Series C preferred stock to 78 investors for an aggregate consideration of $10,996,926.

     8. In September 1999, the registrant issued 2,057,773 shares of Series D preferred stock and warrants to purchase 304,431 shares of Series D preferred stock to 44 investors for an aggregate consideration of $30,445,040.

     9. In September 1999, the registrant issued 304,431 shares of Series D preferred stock upon the exercise of warrants previously issued to an investor, for an aggregate consideration of $3,044.


     10. Since inception, the registrant has granted options to purchase an aggregate of 12,986,450 shares of common stock to a number of its employees, directors, officers and individuals who served as consultants. No consideration was received by the registrant upon grant of any such options. As of this date, 791,220 options have been exercised for an aggregate consideration of $6,757,015.


     The issuances of the above securities were intended to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof as transactions by an issuer not involving any public offering. In addition, certain issuances described in Items 3, 5 and 10 were intended to be exempt from registration under the Securities Act in reliance upon Rule 701 and/or Rule 4(2) promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the share certificates, warrants and options issued in such transactions. The registrant believes that all recipients had adequate access, through their relationships with the registrant, to information about the registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS. The following exhibits are filed as part of this registration statement:


 NUMBER     DESCRIPTION
--------    ------------------------------------------------------------
 1.1*       Form of Underwriting Agreement.
 3.1(a)*    Registrant's Amended and Restated Certificate of
            Incorporation (to be replaced by Exhibit 3.1(b) upon the
            closing of this offering).
 3.1(b)*    Form of registrant's Amended and Restated Certificate of
            Incorporation (to be effective upon the closing of this
            offering).
 3.2(a)*    Registrant's Amended and Restated Bylaws (to be replaced by
            Exhibit 3.2(b) upon the closing of this offering).
 3.2(b)*    Form of registrant's Amended and Restated Bylaws (to be
            effective upon the closing of this offering).
 4.1*       Amended and Restated Registration Rights Agreement dated
            August 3, 1999.
 5.1*       Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.
10.1(a)++   Transaction Agreement between General Motors Corporation and the registrant dated July 17, 1998 and effective as of June
            8, 1998.
10.1(b)++*  Amendment to Transaction Agreement between General Motors
            Corporation and the registrant dated and effective as of
            October 1, 1999.
10.1(c)     Framework Agreement for Information Technology between
            General Motors Corporation and the registrant dated and
            effective as of June 8, 1998.
10.1(d)*    Software Licensing Category Agreement between General Motors
            Corporation and the registrant dated and effective as of
            June 8, 1998.
10.1(e)*    Consulting Services Category Agreement between General
            Motors Corporation and the registrant dated and effective as of June 8, 1998.
10.2(a)++*  Systems and Services Agreement between United Technologies
            Corporation and the registrant dated January 14, 1999 and
            effective as of January 1, 1999.
10.2(b)*    Side Letter Agreement between United Technologies
            Corporation and the registrant dated July 30, 1999.
10.3(a)*    Lease Agreement between the registrant and One Oliver
            Associates Limited Partnership dated October 21, 1998.
10.3(b)*    First Amendment to Lease between the registrant and One
            Oliver Associates Limited Partnership dated March 30, 1999.
10.3(c)*    Second Amendment to Lease between the registrant and One
            Oliver Associates Limited Partnership dated June 1999.
10.4(a)*    Loan and Security Agreement between the registrant and
            Silicon Valley Bank dated February 5, 1999.
10.4(b)*    First Amendment to Loan and Security Agreement between the registrant and Silicon Valley Bank dated September 3, 1999.
10.5*       Registrant's 1996 Stock Incentive Plan.
10.6*       Registrant's Amended and Restated Stock Incentive Plan.
10.7*       Registrant's Employee Stock Purchase Plan.
10.8(a)+*   1998 Stock Option Plan Grant Certificate (Glen T. Meakem).
10.8(b)+*   1998 Stock Option Plan Grant Certificate (Sam E. Kinney,
            Jr.).
10.8(c)+*   1998 Stock Option Plan Grant Certificate (Sam E. Kinney,
            Jr.).

 NUMBER     DESCRIPTION
--------    ------------------------------------------------------------
10.8(d)+*   1998 Stock Option Plan Grant Certificate (David J. Becker).
10.8(e)+*   1998 Stock Option Plan Grant Certificate (David J. Becker).
10.8(f)+*   1998 Stock Option Plan Grant Certificate (John P. Levis,
            III).
10.8(g)+*   1998 Stock Option Plan Grant Certificate (Thomas L. McLeod).
10.8(h)+*   1998 Stock Option Plan Grant Certificate (Thomas L. McLeod).
10.9+*      Letter Agreement between the registrant and Eric C. Cooper dated October 28, 1999.
10.10+*     Letter Agreement between the registrant and L. John Doerr
            dated October 28, 1999.
10.11+*     Letter Agreement between the registrant and David A. Noble dated October 28, 1999.
10.12*      Form of Indemnification Agreement between the registrant and each of its directors and officers.
10.13+*     Restricted Stock Purchase Agreement between Thomas J.
            Meredith and the registrant dated as of November 23, 1999.
21.1*       Subsidiaries of the registrant.
23.1        Consent of PricewaterhouseCoopers LLP.
23.2*       Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as Exhibit 5.1).
24.1*       Power of Attorney granted by Glen T. Meakem, Joan S. Hooper,
            Sam E. Kinney, Jr., Eric C. Cooper and David A. Noble
            (included on signature page of this registration statement and Amendment No. 1 hereto).
24.2*       Power of Attorney granted by L. John Doerr.
24.3*       Power of Attorney granted by Thomas J. Meredith.
27.1*       Financial Data Schedule for the year ended December 31,
            1996.
27.2*       Financial Data Schedule for the year ended December 31,
            1997.
27.3*       Financial Data Schedule for the year ended December 31,
            1998.
27.4*       Financial Data Schedule for the nine months ended September
            30, 1998.
27.5*       Financial Data Schedule for the nine months ended September
            30, 1999.


---------------
* Previously filed.
++ Portions of this Exhibit have been omitted pursuant to a request for confidential treatment.
+ Management or compensatory contract.

  (b) FINANCIAL STATEMENT SCHEDULES. The following financial statement schedule is included as part of this registration statement:

          Schedule II -- Valuation and Qualifying Accounts.

     Other financial statement schedules have been omitted because they are inapplicable or are not required under applicable provisions of Regulation S-X, or because the information that would otherwise be included in such schedules is contained in the registrant's financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rules 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 7, 1999.


                                          FREEMARKETS, INC.

                                          By:        /s/ GLEN T. MEAKEM
                                            ------------------------------------
                                              Glen T. Meakem
                                              President, Chief Executive
                                              Officer and Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


               SIGNATURE                               CAPACITY                        DATE
               ---------                               --------                        ----
*                                        President, Chief Executive Officer      December 7, 1999
---------------------------------------  and Chairman of the Board
Glen T. Meakem                           (Principal Executive Officer) and
                                         Director

*                                        Vice President and Chief Financial      December 7, 1999
---------------------------------------  Officer (Principal Financial and
Joan S. Hooper                           Accounting Officer)

*                                        Director                                December 7, 1999
---------------------------------------
Sam E. Kinney, Jr.

*                                        Director                                December 7, 1999
---------------------------------------
Eric C. Cooper

*                                        Director                                December 7, 1999
---------------------------------------
David A. Noble

*                                        Director                                December 7, 1999
---------------------------------------
L. John Doerr

*                                        Director                                December 7, 1999
---------------------------------------
Thomas J. Meredith

*By /s/ GLEN T. MEAKEM
-------------------------------------
    Glen T. Meakem, attorney-in-fact,
    pursuant to powers of attorney
    previously filed as part of this
    registration statement

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of FreeMarkets, Inc. and Subsidiaries:

Our audits of the consolidated financial statements referred to in our report dated October 15, 1999, appearing in this Registration Statement also included an audit of the financial statement schedule listed in Item 16 of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
October 15, 1999

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                 COLUMN A                    COLUMN B     COLUMN C     COLUMN D     COLUMN E     COLUMN F
------------------------------------------  ----------   ----------   ----------   ----------   ----------
                                                                ADDITIONS
                                                         -----------------------
                                            BALANCE AT                CHARGED TO                BALANCE AT
                                            BEGINNING    CHARGED TO     OTHER                    END OF
                                            OF PERIOD    EXPENSE      ACCOUNTS     DEDUCTIONS    PERIOD
                                            ----------   ----------   ----------   ----------   ----------
Allowance for doubtful accounts:
  Year ended December 31, 1996............         --          --            --          --            --
  Year ended December 31, 1997............         --      20,000            --          --        20,000
  Year ended December 31, 1998............     20,000       5,000            --          --        25,000
  Nine months ended September 30, 1999....     25,000      93,750            --      (4,434)      114,316
Allowance for deferred tax assets:
  Year ended December 31, 1996............    393,000          --       767,000          --     1,160,000
  Year ended December 31, 1997............  1,160,000          --       176,000          --     1,336,000
  Year ended December 31, 1998............  1,336,000          --         1,000          --     1,337,000
  Nine months ended September 30, 1999....  1,337,000          --     5,394,000          --     6,731,000

                                 EXHIBIT INDEX


 NUMBER     DESCRIPTION
--------    ------------------------------------------------------------
 1.1*       Form of Underwriting Agreement.
 3.1(a)*    Registrant's Amended and Restated Certificate of
            Incorporation (to be replaced by Exhibit 3.1(b) upon the
            closing of this offering).
 3.1(b)*    Form of registrant's Amended and Restated Certificate of
            Incorporation (to be effective upon the closing of this
            offering).
 3.2(a)*    Registrant's Amended and Restated Bylaws (to be replaced by
            Exhibit 3.2(b) upon the closing of this offering).
 3.2(b)*    Form of registrant's Amended and Restated Bylaws (to be
            effective upon the closing of this offering).
 4.1*       Amended and Restated Registration Rights Agreement dated
            August 3, 1999.
 5.1*       Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.
10.1(a)++   Transaction Agreement between General Motors Corporation and the registrant dated July 17, 1998 and effective as of June
            8, 1998.
10.1(b)++*  Amendment to Transaction Agreement between General Motors
            Corporation and the registrant dated, and effective as of
            October 1, 1999.
10.1(c)     Framework Agreement for Information Technology between
            General Motors Corporation and the registrant dated and
            effective as of June 8, 1998.
10.1(d)*    Software Licensing Category Agreement between General Motors
            Corporation and the registrant dated and effective as of
            June 8, 1998.
10.1(e)*    Consulting Services Category Agreement between General
            Motors Corporation and the registrant dated and effective as of June 8, 1998.
10.2(a)++*  Systems and Services Agreement between United Technologies
            Corporation and the registrant dated January 14, 1999 and
            effective as of January 1, 1999.
10.2(b)*    Side Letter Agreement between United Technologies
            Corporation and the registrant dated July 30, 1999.
10.3(a)*    Lease Agreement between the registrant and One Oliver
            Associates Limited Partnership dated October 21, 1998.
10.3(b)*    First Amendment to Lease between the registrant and One
            Oliver Associates Limited Partnership dated March 30, 1999.
10.3(c)*    Second Amendment to Lease between the registrant and One
            Oliver Associates Limited Partnership dated June 1999.
10.4(a)*    Loan and Security Agreement between the registrant and
            Silicon Valley Bank dated February 5, 1999.
10.4(b)*    First Amendment to Loan and Security Agreement between the registrant and Silicon Valley Bank dated September 3, 1999.
10.5*       Registrant's 1996 Stock Incentive Plan.
10.6*       Registrant's Amended and Restated Stock Incentive Plan.
10.7*       Registrant's Employee Stock Purchase Plan.
10.8(a)+*   1998 Stock Option Plan Grant Certificate (Glen T. Meakem).
10.8(b)+*   1998 Stock Option Plan Grant Certificate (Sam E. Kinney,
            Jr.).
10.8(c)+*   1998 Stock Option Plan Grant Certificate (Sam E. Kinney,
            Jr.).
10.8(d)+*   1998 Stock Option Plan Grant Certificate (David J. Becker).
10.8(e)+*   1998 Stock Option Plan Grant Certificate (David J. Becker).
10.8(f)+*   1998 Stock Option Plan Grant Certificate (John P. Levis,
            III).
10.8(g)+*   1998 Stock Option Plan Grant Certificate (Thomas L. McLeod).

 NUMBER     DESCRIPTION
--------    ------------------------------------------------------------
10.8(h)+*   1998 Stock Option Plan Grant Certificate (Thomas L. McLeod).
10.9+*      Letter Agreement between the registrant and Eric C. Cooper dated October 28, 1999.
10.10+*     Letter Agreement between the registrant and L. John Doerr
            dated October 28, 1999.
10.11+*     Letter Agreement between the registrant and David A. Noble dated October 28, 1999.
10.12*      Form of Indemnification Agreement between the registrant and each of its directors and officers.
10.13+*     Restricted Stock Purchase Agreement between Thomas J.
            Meredith and the registrant dated as of November 23, 1999.
21.1*       Subsidiaries of the registrant.
23.1        Consent of PricewaterhouseCoopers LLP.
23.2*       Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as Exhibit 5.1).
24.1*       Power of Attorney granted by Glen T. Meakem, Joan S. Hooper,
            Sam E. Kinney, Jr., Eric C. Cooper and David A. Noble
            (included on signature page of this registration statement and Amendment No. 1 hereto).
24.2*       Power of Attorney granted by L. John Doerr.
24.3*       Power of Attorney granted by Thomas J. Meredith.
27.1*       Financial Data Schedule for the year ended December 31,
            1996.
27.2*       Financial Data Schedule for the year ended December 31,
            1997.
27.3*       Financial Data Schedule for the year ended December 31,
            1998.
27.4*       Financial Data Schedule for the nine months ended September
            30, 1998.
27.5*       Financial Data Schedule for the nine months ended September
            30, 1999.


---------------
* Previously filed.
++ Portions of this Exhibit have been omitted pursuant to a request for confidential treatment.
+ Management or compensatory contract.